Exhibit 2.1

ACQUISITION AGREEMENT

DATED AS OF SEPTEMBER 17, 2012

BY AND BETWEEN

DOLE FOOD COMPANY, INC.

AND

ITOCHU CORPORATION

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (“Agreement”) is entered into as of September 17, 2012 by and between Dole Food Company, Inc., a Delaware corporation (“Dole”), and ITOCHU Corporation, a Japanese kabushiki kaisha (“ITOCHU”). Dole and ITOCHU are referred to herein individually as a “Party” and collectively as the “Parties.”

A. Dole owns and operates the Asia Fresh Business (as defined in Exhibit 1) and Worldwide Packaged Food Business (as defined in Exhibit 1);

B. ITOCHU desires to acquire the Asia Fresh Business and Worldwide Packaged Food Business;

C. Dole owns, directly or through its Affiliates, the DPF IP and the DAL IP (each as defined in Exhibit 1);

D. Dole has agreed to (i) form a new subsidiary, to be known as DAL (as defined in Exhibit 1), which may be held directly by Dole or by a direct or indirect wholly-owned subsidiary of Dole (such wholly-owned subsidiary through which DAL may be held, together with Dole, the “Sellers”), (ii) transfer to DAL the Asia Fresh Business and the Worldwide Packaged Food Business (other than DPF (as defined in Exhibit 1) and its subsidiary), including but not limited to its interest in certain entities presently engaged in such businesses, and (iii) transfer or license, as applicable, the DAL IP (as defined in Exhibit 1) to DAL;

E. DPF operates the U.S. portions of the Worldwide Packaged Food Business, and Dole has agreed to transfer or license, as applicable, the DPF IP (as defined in Exhibit 1) to DPF;

F. Dole has agreed to sell all of the equity interests in each of DAL and DPF to ITOCHU; and

G. Concurrently herewith, the largest beneficial owner of shares of Dole common stock shall enter into a voting agreement with ITOCHU in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

SECTION 1

DEFINITIONS

All capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in Exhibit 1 of this Agreement.

SECTION 2

FORMATION, PURCHASE AND SALE OF THE ACQUIRED ENTITIES

2.1 Basic Transaction. On the terms and subject to the conditions of this Agreement:

(a) Dole shall, prior to the Closing, cause DAL to be incorporated and established as a private limited company under the laws of Singapore, as a direct or indirect wholly-owned subsidiary of Dole.

(b) Prior to the Closing, Dole shall (i) cause the Asia Fresh Business and the Worldwide Packaged Food Business (other than DPF and its subsidiary) to be transferred to DAL, (ii) transfer or license, as applicable, the DAL IP to DAL and (iii) cause the DPF IP to be transferred or licensed, as applicable, to DPF, in each case pursuant to and in accordance with the Intercompany Agreements and the Brand Agreement and otherwise consistent with the provisions of Section 5.2. ITOCHU may, at its option, request Dole to substitute for DAL one or more entities organized in a jurisdiction other than Singapore, and if such action in the manner proposed by ITOCHU would not, in Dole’s sole discretion, have an adverse effect on Dole, the Parties shall seek to mutually agree on appropriate adjustments to the Transaction Documents to effect such a change; provided, however, that the final determination shall be in the sole discretion of Dole.

(c) At the Closing, ITOCHU shall purchase from the Sellers, and Dole shall sell to ITOCHU or cause to be sold to ITOCHU, all of the DAL Shares and the DPF Interests in consideration for the payment of the Purchase Price.

2.2 Purchase Price Payment. At the Closing, ITOCHU shall pay to Dole the Purchase Price in cash by wire transfer or remittance to one or more bank accounts as designated by Dole in writing to ITOCHU at least seven (7) Business Days prior to the Closing Date.

2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place no later than seven (7) Business Days following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions set forth in this Agreement (other than conditions with respect to actions the respective Parties will take at the Closing itself) (the “Closing Date”) at a location mutually acceptable to ITOCHU and Dole.

2.4 Deliveries at Closing. At the Closing:

(a) Dole will deliver or cause to be delivered to ITOCHU,

(i) original stock certificates representing all of the DAL Shares and evidence of ownership representing all of the DPF Interests, in each case endorsed in blank or accompanied by share powers duly endorsed in blank, or accompanied by other duly executed instruments of transfer;

(ii) the Lien Releases required pursuant to Section 5.4;

(iii) a certificate, in form and substance reasonably satisfactory to ITOCHU, signed by an officer of Dole and dated as of the Closing Date, to the effect that each of the conditions specified in Sections 7.1(a), (b) and (c) is satisfied;

(iv) the Brand Agreement, the Transition Services Agreement, the Supply Agreement, the Occupancy Agreement, the Ship Usage Agreement, the Patent License Agreement and the other Transaction Documents, as duly executed by Dole and the other parties thereto (other than ITOCHU and its Affiliates);

(v) copies of the articles of incorporation or similar organizational document of DAL and DPF certified as of a date not more than ten (10) days prior to the Closing by the Secretary of State (or comparable officer) of the applicable entity’s jurisdiction of formation;

(vi) a certificate, in form and substance reasonably satisfactory to ITOCHU, signed by an officer of Dole and dated as of the Closing Date, certifying that (a) the organizational documents of DAL and DPF provided by Dole pursuant to Section 2.4(v), and (b) any resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) of DAL and DPF authorizing the transactions contemplated hereby are true and correct and in full force and effect;

(vii) a certificate of non-foreign status from Dole in compliance with Section 1.1445-2(b)(2) of the Treasury Regulations; and

(viii) a certificate in accordance with Treasury Regulations 1.1445-2(c), to the effect that the DAL Shares are not “United States real property interests” and that DAL is not and was not a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) ITOCHU will deliver to Dole:

(i) a certificate, in form and substance reasonably satisfactory to Dole, signed by an officer of ITOCHU and dated as of the Closing Date, to the effect that each of the conditions specified in Sections 7.2(a) and (b) is satisfied;

(ii) each of the Transaction Documents to which ITOCHU and/or its Affiliates are a party as duly executed by ITOCHU and such Affiliates; and

(iii) the Purchase Price in accordance with Section 2.2.

2.5 Purchase Price Allocation. ITOCHU and Dole agree and acknowledge that (a) the Purchase Price shall be allocated for all purposes (including Tax) solely to the DAL Shares and the DPF Interests on the basis of their respective fair market values, and (b) no portion of the Purchase Price is allocable to any other property, right or other items. The Parties further agree that the portion of the Purchase Price allocated to the DAL Shares shall be treated by the Parties as consideration paid in exchange for those shares for all purposes (including Tax) and the portion of the Purchase Price allocated to the DPF Interests shall be treated by the Parties as consideration paid in exchange for those interests for all purposes (including Tax) (it being understood that for United States income tax purposes, such amount is treated as consideration for the assets of DPF). The value of the DPF Interests for purposes of such allocation shall be determined pursuant to a valuation process that has been commenced prior to the date hereof by Ernst & Young LLP which has been engaged prior to the date hereof in accordance with instructions and information that have been given prior to the date hereof to Ernst & Young LLP (as such instructions may hereafter be amended or altered on the basis of mutual agreement between Dole and ITOCHU). The value of the DAL Shares shall be equal to the excess of the Purchase Price over the value of the DPF Interests.

SECTION 3

REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTION

3.1 Representations and Warranties of Dole. Dole hereby represents and warrants to ITOCHU, subject to those exceptions set forth in the Disclosure Schedule, as of the date of this Agreement and as of the Closing as follows:

(a) Organization of Sellers. Dole is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each other Seller is (i) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and (ii) a direct or indirect wholly-owned subsidiary of Dole.

(b) Authorization of Transaction. Dole has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder, subject to the approval thereof by the holders of at least a majority in combined voting power of the outstanding shares of Dole’s common stock, par value $0.001 per share (the “Stockholder Approval”). This Agreement and the other Transaction Documents to which Dole is a party constitute the valid and legally binding obligation of Dole, enforceable in accordance with their respective terms and conditions, except as enforcement may be limited by general principles of equity and by bankruptcy, insolvency and other similar Legal Requirements affecting creditors’ rights and remedies generally. As of the date hereof, the Dole board of directors has approved and declared advisable this Agreement and the transactions contemplated hereby and, subject to Section 5.8, has resolved to recommend that Dole’s stockholders approve this Agreement and the transactions contemplated hereby. The Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of Dole necessary to approve this Agreement and the other transactions contemplated hereby. None of the Sellers is required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Person in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, except (i) for any filings required to be made under applicable Antitrust Laws, (ii) for such filings as may be required by any applicable securities Legal Requirements or (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, materially and adversely affect such Seller and/or the Business.

(c) Non-contravention. Neither the execution and delivery of this Agreement and the Transaction Documents to which Dole is a party nor the consummation of the transactions contemplated hereby or thereby will (i) violate any provision of the charter, bylaws or other organizational or constitutional documents of any Seller, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which any Seller is subject, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, Contract, lease, license, instrument or other arrangement to which any Seller is a party or by which it is bound or to which any of its assets are subject or (iv) result in the imposition or creation of a Lien upon or with respect to the DAL Shares or the DPF Interests or any of the assets comprising the Business (including, without limitation, the DAL IP and the DPF IP), except in the case of clause (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, materially and adversely affect any Seller and/or the Business.

(d) Certain Information. None of the information to be supplied by Dole for inclusion or incorporation by reference in the proxy statement to be sent to the Dole stockholders in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the Dole stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, Dole makes no representation or warranty with respect to any information supplied by ITOCHU or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.

(e) Brokers’ Fees. Neither Dole nor any other Seller has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which ITOCHU or an Acquired Entity could become liable or obligated.

(f) Litigation. Neither Dole nor any other Seller is a party to any pending or, to Dole’s Knowledge, threatened Proceeding which would reasonably be expected to affect the legality, validity or enforceability of, or prohibit the consummation of, the transactions contemplated by, this Agreement, the other Transaction Documents or the Intercompany Agreements.

3.2 Representations and Warranties of ITOCHU. ITOCHU represents and warrants to Dole, subject to those exceptions set forth in Schedule 3.2, as of the date of this Agreement and as of the Closing as follows:

(a) Organization of ITOCHU. ITOCHU is a kabushiki kaisha duly organized and validly existing under the laws of Japan.

(b) Authorization of Transaction. ITOCHU has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which ITOCHU is a party and to perform its obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which ITOCHU is a party constitute the valid and legally binding obligation of ITOCHU, enforceable in accordance with their respective terms and conditions, except as enforcement may be limited by general principles of equity and by bankruptcy, insolvency and other similar Legal Requirements affecting creditors’ rights and remedies generally. ITOCHU is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of, any Governmental Authority in order to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which ITOCHU is a party, except (i) for any filings required to be made under applicable Antitrust Laws, (ii) for such filings as may be required by any applicable securities Legal Requirements or (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, materially and adversely affect ITOCHU.

(c) Non-contravention. Neither the execution and delivery of this Agreement and the other Transaction Documents to which ITOCHU is a party nor the consummation of the transactions contemplated hereby or thereby will (i) violate any provision of the charter, bylaws or other organizational or constitutional documents of ITOCHU; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which ITOCHU is subject or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, Contract, lease, license, instrument or other arrangement to which ITOCHU is a party or by which it is bound or to which any of its assets are subject, except in the case of clause (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, materially and adversely affect ITOCHU.

(d) Certain Information. None of the information to be supplied by ITOCHU expressly for inclusion in the Proxy Statement will, at the date it is first mailed to the Dole stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, ITOCHU makes no representation or warranty with respect to any information supplied by Dole or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.

(e) Brokers’ Fees. ITOCHU has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Dole or any of its Affiliates (other than any Acquired Entity following the Closing) could become liable or obligated.

(f) Litigation. ITOCHU is not a party to any pending or, to its Knowledge, threatened Proceeding which would reasonably be expected to affect the legality, validity or enforceability of, or prohibit the consummation of the transactions contemplated by, this Agreement or the other Transaction Documents.

(g) Financing. ITOCHU has sufficient funds to permit ITOCHU to consummate the transactions contemplated by this Agreement and the Transaction Documents, and to pay all related fees and expenses incurred by ITOCHU in connection herewith.

Except for the representations and warranties expressly set forth in this Section 3.2, neither ITOCHU nor any other Person on behalf of ITOCHU is making any other express or implied representation or warranty with respect to ITOCHU or any of its Affiliates or with respect to any other information provided to Dole.

SECTION 4

REPRESENTATIONS AND WARRANTIES CONCERNING THE BUSINESS

Dole hereby represents and warrants to ITOCHU, subject to those exceptions set forth in the Disclosure Schedule, as of the date of this Agreement and as of the Closing (or, in the case of representations and warranties as to any Acquired Entity not in existence as of the date of this Agreement, only as of Closing), as follows:

4.1 Organization, Qualification and Corporate Power.

(a) DAL is a private limited company duly organized, validly existing and in good standing under the laws of Singapore. DAL is duly authorized to conduct the Business and is in good standing or otherwise duly qualified or licensed under the laws of each jurisdiction where the character of properties owned, leased or operated by it or the nature of its business makes such qualification necessary. Dole has (or will have prior to the Closing Date) made available to ITOCHU true and correct copies of (i) the organizational and constitutional documents for DAL (as amended to the Closing Date), (ii) the minute books of DAL and (iii) the register of members for DAL. DAL is not in default under or in violation of any provision of its organizational or constitutional documents.

(b) DPF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. DPF is duly authorized to conduct the Worldwide Packaged Food Business and, where relevant, is in good standing or otherwise duly qualified or licensed under the laws of each jurisdiction where the character of properties owned, leased or operated by it or the nature of its business makes such qualification necessary. Dole has (or will have prior to the Closing Date) made available to ITOCHU true and correct copies of (i) the organizational and constitutional documents for DPF (as amended to the Closing Date), (ii) the minute books of DPF and (iii) the membership interest register for DPF. DPF is not in default under or in violation of any provision of its organizational or constitutional documents.

4.2 Capitalization. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that could require any Acquired Entity to issue, sell or otherwise cause to become outstanding any of its capital stock or other equity interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Acquired Entity. Sellers hold of record and own beneficially all of the issued and outstanding DAL Shares and Dole is the sole member of DPF holding the only DPF Interests, in each case free and clear of any restrictions on transfer, Taxes, Liens (other than Liens which are Permitted Liens pursuant to clause (viii) of the definition thereof), options, warrants, purchase rights, Contracts, commitments, claims and demands, and there are no other shares of capital stock or other equity interest of (or securities or other instruments convertible into or exchangeable or exercisable for the capital stock or other equity interest of) DAL or DPF authorized, issued or outstanding other than, as applicable, the DAL Shares and the DPF Interests. No Seller is a party to any option, warrant, purchase right, or other Contract or commitment (other than this Agreement) that could require any Seller to sell, transfer or otherwise dispose of any of the DAL Shares or the DPF Interests, and no Seller is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the DAL Shares or the DPF Interests.

4.3 Non-contravention. Except as set forth on Schedule 4.3, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any (a) provision of the organizational or constitutional documents of any Acquired Entity, (b) constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which any Acquired Entity is subject or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any Contract to which any Acquired Entity is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Lien upon any of its assets), except in the case of clause (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, materially and adversely affect the Asia Fresh Business, the Worldwide Packaged Food Business or the Business, in each case taken as a whole. Except as set forth on Schedule 4.3, no Acquired Entity need give any notice to, make any filing with or obtain any authorization, consent or approval of, any Person in order for the Parties to consummate the transactions contemplated by this Agreement, except (i) for any filings required to be made under applicable Antitrust Laws, (ii) for such filings as may be required by any applicable securities Laws or (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, materially and adversely affect the Asia Fresh Business, the Worldwide Packaged Food Business or the Business, in each case taken as a whole.

4.4 Assets. Except with respect to those services to be provided under the Transaction Documents, and except for the corporate overhead services that will not be transferred to an Acquired Entity and are set forth on Schedule 4.4, (a) the Acquired Entities, collectively, have good and marketable title to, or a valid leasehold or other possessory interest in, all material properties and assets necessary for the conduct of the Business as presently conducted, in each case free and clear of all Liens (other than Permitted Liens), and (b) no Person other than the Acquired Entities conducts any portion of the Business.

4.5 Acquired Entity Group Companies.

(a) Schedule 4.5 of the Disclosure Schedule sets forth the name of each Acquired Entity Group Company and its respective jurisdiction of organization. All of the issued and outstanding shares in the share capital or other equity interests of each Acquired Entity Group Company (including, for the avoidance of doubt, the Transferred Equity Interests) have been duly authorized, are validly issued, fully paid and non-assessable, and except as set forth on Schedule 4.5, shall be held as of the Closing of record and beneficially by DAL or DPF, as applicable, free and clear of any restrictions on transfers, Taxes, Liens (other than Liens which are Permitted Liens pursuant to clause (viii) of the definition thereof), claims, options, warrants, purchase rights, Contracts, commitments, or demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that could require any Acquired Entity Group Company to issue, sell or otherwise cause to become outstanding any of its capital stock or other equity interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Acquired Entity Group Company. There are no voting trusts, proxies, shareholders agreement, joint venture agreements or other agreements or understandings with respect to the voting of the capital stock of any Acquired Entity Group Company. Other than the Acquired Entity Group Companies, neither DAL nor DPF will, as of the Closing (directly or indirectly), hold any shares or other equity or ownership interests in any Person.

(b) Each Acquired Entity Group Company is duly organized, validly existing and, where relevant, in good standing under the laws of its jurisdiction of incorporation or organization and is duly authorized to conduct the Business and, where relevant, is in good standing or otherwise qualified or licensed to conduct business under the laws of each jurisdiction where the character of properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be in good standing or qualified or licensed, would not, individually or in the aggregate, materially and adversely affect the Asia Fresh Business, the Worldwide Packaged Food Business or the Business, in each case taken as a whole. Each Acquired Entity Group Company has corporate or other applicable power and authority to carry on its respective aspect of the Business. DAL and DPF, as applicable, possess or otherwise have access to, and Dole has (or will have prior to the Closing Date) made available to ITOCHU, true and correct copies of the organizational and constitutional documents and the share register or stock certificate books and the stock record books, as applicable, in each case for each Acquired Entity Group Company. DAL and DPF, as applicable, possess or otherwise have access to all existing minute books (containing the records of meetings of the shareholders, the board of directors and any committees of the board of directors) of each Acquired Entity Group Company. No Acquired Entity Group Company is in default under or in violation of any provision of its organizational or constitutional documents.

4.6 Financial Statements. Attached as Schedule 4.6 are the following financial statements for the Business (including the notes thereto, collectively the “Financial Statements”): (i) the combined audited balance sheet as at December 31, 2011 and the related audited statements of income, equity and cash flows for the fiscal year then ended; and (ii) the unaudited combined balance sheet (the “Most Recent Balance Sheet”) as at June 16, 2012 (the “Most Recent Fiscal Quarter End”) and the related unaudited statements of income, equity and cash flows for the period then ended (the “Most Recent Unaudited Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, except, (i) as may be indicated in the notes thereto and (ii) with respect to the Most Recent Unaudited Financial Statements only, for the absence of footnotes and other presentation items required by GAAP with respect to audited financial statements, and in each case are subject to normal year-end adjustments. Except as set forth on Schedule 4.6, the Financial Statements fairly present, in all material respects, the assets, liabilities, stockholders equity, financial position and results of operations of the Business as of such dates and for the periods covered thereby all in accordance with GAAP and are consistent with, in all material respects, the books and records of the Business (which financial and commercial books and records are correct and complete in all material respects).

4.7 Events Subsequent to Most Recent Fiscal Quarter End. Since the Most Recent Fiscal Quarter End, except as set forth on Schedule 4.7 and except as specifically contemplated pursuant to this Agreement or the Transaction Documents, or in connection with the completion of the transactions contemplated by Section 5.2 in compliance with Section 5.2:

(a) no Acquired Entity has sold, leased, transferred or assigned any of its respective assets, tangible or intangible, where such sale, lease, transfer or assignment materially and adversely affects the operation of the Asia Fresh Business, the Worldwide Packaged Food Business or the Business, in each case taken as a whole;

(b) no Acquired Entity has entered into any Contract (or series of related Contracts) involving more than $5 million in any twelve month period;

(c) no party (including the Acquired Entities) has accelerated, terminated, modified or cancelled any Contract (or series of related Contracts) involving more than $1 million in any twelve month period to which an Acquired Entity is a party or by which it is bound;

(d) no Acquired Entity has granted or permitted any Liens (other than Permitted Liens) upon any of their assets, tangible or intangible, except in the Ordinary Course of Business;

(e) no Acquired Entity has made any capital expenditure (or series of related capital expenditures) involving more than $2 million;

(f) no Acquired Entity has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) involving more than $1 million individually or, together with all such investments, loans and acquisitions made by other Acquired Entities, $5 million in the aggregate;

(g) no Acquired Entity has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $1 million individually or, together with all notes, bonds and other debt securities, indebtedness for borrowed money and capitalized lease obligations issued, created, incurred, assumed or guaranteed by other Acquired Entities, $5 million in the aggregate;

(h) no Acquired Entity has (i) delayed or postponed the payment of any material accounts payable and other Liabilities, accelerated the collection of any material accounts receivables, in either case outside the Ordinary Course of Business, except in connection with the completion of the transactions contemplated by Section 5.2 in compliance with Section 5.2 or (ii) altered any accounting method or practice;

(i) no Acquired Entity has cancelled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $1 million;

(j) no Acquired Entity has transferred, assigned or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(k) there has been no amendment made or authorized in the organizational or constitutional documents of any Acquired Entity;

(l) no Acquired Entity has issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock, except in connection with the completion of the transactions contemplated by Section 5.2 in compliance with Section 5.2;

(m) no Acquired Entity has (i) declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind), or (ii) redeemed, purchased or otherwise acquired any of its capital stock, in each case other than as contemplated by this Agreement or in connection with the completion of the transactions contemplated by Section 5.2 in compliance with Section 5.2, or any such dividend or distribution between or among the Acquired Entities;

(n) no Acquired Entity has experienced any damage, destruction or loss (whether or not covered by insurance) to its property or assets, which damages, destruction or loss materially and adversely affects the Asia Fresh Business, the Worldwide Packaged Food Business or the Business, in each case taken as a whole;

(o) no Acquired Entity has made any loan to, or entered into any other transaction with, any of its Affiliates, directors, officers or employees in excess of $1 million other than transactions with Affiliated companies in the Ordinary Course of Business or in connection with the completion of the transactions contemplated by Section 5.2 in compliance with Section 5.2;

(p) no Acquired Entity has entered into any transaction with Dole or any Related Party other than transactions with Affiliated companies in the Ordinary Course of Business or in connection with the completion of the transactions contemplated by Section 5.2 in compliance with Section 5.2;

(q) no Acquired Entity has entered into any material employment Contract or collective bargaining agreement, written or oral, or modified the material terms of any such existing material employment Contract or collective bargaining agreement;

(r) no Acquired Entity has adopted, amended, modified or terminated any material bonus, profit sharing, incentive, severance or other plan, Contract or commitment for the benefit of any of its directors, officers and/or employees (or taken any such action with respect to any other Employee Benefit Plan);

(s) no Acquired Entity has made any other material change in employment terms for any of its directors, officers and/or employees outside the Ordinary Course of Business;

(t) no Acquired Entity has become a party to a Proceeding of a nature that materially and adversely affects the Asia Fresh Business, the Worldwide Packaged Food Business or the Business, in each case taken as a whole; and

(u) there has not otherwise been any Material Adverse Change.

4.8 Undisclosed Liabilities. Except as set forth on Schedule 4.8, no Acquired Entity has any material Liabilities, except for (i) Liabilities reflected or reserved against in the Financial Statements, (ii) Liabilities that have arisen in the Ordinary Course of Business after the date of such Financial Statements, (iii) Liabilities that would not, individually or in the aggregate, materially and adversely affect the Asia Fresh Business, the Worldwide Packaged Food Business or the Business, in each case taken as a whole and (iv) Liabilities that may arise in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Documents, or in connection with the completion of the transactions contemplated by Section 5.2 in compliance with Section 5.2.

4.9 Legal Compliance. Except as set forth on Schedule 4.9, each of the Acquired Entities is in compliance, in all material respects, with all applicable Legal Requirements and with all applicable Governmental Authorizations, and no Proceeding alleging that any Acquired Entity is in material violation of any such applicable Legal Requirements or Governmental Authorizations is pending or, to Dole’s Knowledge, threatened in writing. The Acquired Entities hold all material Governmental Authorizations required in connection with the conduct of the Business, and all such Governmental Authorizations are (i) legal, valid, binding, enforceable and in full force and effect; and (ii) to the Knowledge of the Dole, will continue to be legal, valid, binding, enforceable and in full force and effect following the consummation of the transactions contemplated hereby. No Acquired Entity is in material breach or default under, and no event has occurred that with notice or lapse of time would constitute a material breach or default under, or permit termination, modification or acceleration of, any such material Governmental Authorization.

4.10 Tax Matters. Except as set forth on Schedule 4.10:

(a) (i) Each of the Acquired Entities have timely filed all material Tax Returns required to be filed by them (and Dole and other Affiliates of Dole have timely filed all material Tax Returns relating in whole or in part to the Business or any of the Acquired Entities); (ii) all Tax Returns filed by the Acquired Entities (and Dole and other Affiliates of Dole relating in whole or in part to the Business or any of the Acquired Entities) are true, complete and accurate in all material respects; (iii) except for Taxes that are not yet due and payable or which are being contested in good faith and by appropriate proceedings if reserves with respect thereto are maintained on an Acquired Entities’ books (or Dole’s books, as applicable) in accordance with GAAP, all material Taxes imposed by any Governmental Authority upon any of the Acquired Entities or the Business (or Dole or any other Affiliate of Dole relating in whole or in part to the Business or any of the Acquired Entities) that have become due or payable have been timely paid or withheld, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party; (iv) there are no actual or, to Dole’s Knowledge, proposed material Tax deficiencies or assessments with respect to any of the Acquired Entities or the Business (or Dole or any other Affiliate of Dole relating in whole or in part to the Business or any of the Acquired Entities); (v) there is no Proceeding or audit now in progress or, to Dole’s Knowledge, threatened against or with respect to any of the Acquired Entities or the Business (or Dole or any other Affiliate of Dole relating in whole or in part to the Business or any of the Acquired Entities); (vi) none of the Acquired Entities is a party to or bound by any Tax allocation, sharing, indemnity or similar agreement or arrangement with any Person and none of the Acquired Entities has any current or potential contractual obligation to indemnify any other Person (including Dole or any other Affiliate of Dole) with respect to Taxes (in each case, other than any such customary agreements entered into in the Ordinary Course of Business, including agreements with customers, vendors, lessors, and creditors); (vii) no claim has ever been made by a taxing authority in a jurisdiction where any of the Acquired Entities do not pay Taxes or file Tax Returns that any of the Acquired Entities or the Business are or may be subject to Taxes assessed by such jurisdiction; (ix) none of the Acquired Entities currently is the beneficiary of any extension of time within which to file any Tax Return; and (x) there are no Liens for Taxes upon any of the properties or assets of any of the Acquired Entities other than Liens for current Taxes not yet due and payable.

(b) None of the Acquired Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) None of the Acquired Entities is a party to any Contract (other than any Contract entered into after the date hereof at the direction of ITOCHU or its Affiliates) or other arrangement or plan that, in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby (either alone or in combination with any termination of employment), has resulted or is reasonably expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law). Furthermore, none of the Acquired Entities has any Liabilities (including, without limitation, any withholding Liabilities) under any Contract (other than any Contract entered into after the date hereof at the direction of ITOCHU or its Affiliates) or other arrangement or plan (regardless of whether such Acquired Entity is a party thereto) that, in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby (standing alone without regard to any subsequent termination of employment), has resulted or is reasonably expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law).

(d) The Acquired Entities have disclosed on all U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Code Section 6662.

(e) Each of the Acquired Entities has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other third party (including, without limitation, any excise taxes required to be withheld pursuant to Code Section 280G), and materially complied with all information reporting and backup withholding provisions of all applicable Legal Requirements (including, if applicable, the timely filing of Forms W-2 and 1099).

(f) None of the Acquired Entities (i) has been a member of an affiliated group of corporations filing a consolidated U.S. federal income Tax Return (other than a group the parent of which is Dole or one of its Subsidiaries) or (y) has liability for the Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) (other than the affiliated, combined, or consolidated group of which it currently is a member), as a transferee or successor.

(g) None of the Acquired Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; or (ii) prepaid amount received on or prior to the Closing Date.

(h) None of the Acquired Entities is or has been a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(i) DPF is, and has at all times been, treated as a “disregarded entity” for United States federal (or, to the extent disregarded entity treatment is available, any state) income tax purposes.

4.11 Real Property.

(a) Schedule 4.11(a) sets forth a true and correct list of all Owned Real Property used in the Business. The Acquired Entities have good and marketable title to the Owned Real Property, free and clear of any Liens (other than Permitted Liens) and any such exceptions that would not, individually or in the aggregate, materially and adversely affect the use of the Owned Real Property as currently used.

(b) Schedule 4.11(b) sets forth a list of each parcel of Leased Real Property, and except as set forth on Schedule 4.11(b), with respect to each of the Leases:

(i) such Lease is legal, valid, binding, enforceable and in full force and effect with respect to an Acquired Entity, as applicable;

(ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those Leases for which consents have been obtained prior to the Closing), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect following the Closing;

(iii) possession and quiet enjoyment of the Leased Real Property under such Lease is not disturbed and there are no material disputes with respect to such Lease;

(iv) (x) no Acquired Entity and, to the Knowledge of Dole, no other party to such Lease is in material breach of or default under such Lease and (y) no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute a material breach or default by any Acquired Entity under such Lease, or permit the termination, modification or acceleration of rent by any other party under such Lease;

(v) to the Knowledge of Dole, the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, any Acquired Entity;

(vi) the Leased Real Property is not subject to any sublease or license to any Person providing such third party the right to use or occupy the Leased Real Property or any material portion thereof; and

(vii) the Leased Real Property is not subject to any collateral assignment or Lien (other than a Permitted Lien),

other than exceptions in the case of clauses (i) through (vii) above that would not, individually or in the aggregate, materially and adversely affect the use of the Leased Real Property as currently used.

(c) The Real Property identified in Schedule 4.11(a) and Schedule 4.11(b) comprises all of the material real property used by the Acquired Entities in the Business; and no Acquired Entity is a party to any agreement or option to purchase any additional real property or interest therein.

(d) All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are reasonably sufficient for the operation of the Business as presently conducted in all material respects. To the Knowledge of Dole, there are no material structural deficiencies or material latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, materially and adversely interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business as currently conducted thereon.

(e) There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to the Knowledge of Dole, threatened, affecting any parcel of Real Property or interest therein. There is no injunction, decree, order, writ or judgment outstanding, or any Proceeding, pending or, to the Knowledge of Dole, threatened, relating to the ownership, lease, use or occupancy of any Real Property, or the operation of the Business as currently conducted thereon.

(f) The Real Property, its current use and occupancy by an Acquired Entity, and the operation of the Business, are in compliance in all material respects with all applicable building, zoning, subdivision, health and safety and other land use laws, and all material insurance requirements affecting the Real Property (collectively, the “Real Property Laws”). None of Dole or any Acquired Entity has, within the last twelve (12) months, received any written notice of a material violation of any Real Property Law (and, to the extent any written notice was received prior to such time, there are no material violations set forth in such notice that have not since been rectified or otherwise been resolved in all material respects in compliance with applicable Legal Requirements).

(g) To the Knowledge of Dole, the current use and occupancy of the Real Property and the operation of the Business as currently conducted thereon do not violate any material easement, covenant, condition, restriction or similar provision in any instrument of record affecting such Real Property and none of Dole or any Acquired Entity has, within the last twelve (12) months, received written notice of any such violation (nor, to the extent any written notice was received prior to such time, is there any material violation set forth in such notice that has not since been rectified or otherwise been resolved in all material respects in compliance with applicable Legal Requirements).

4.12 Intellectual Property.

(a) Schedule 4.12(a) identifies all registered trademarks, issued patents, domain name registrations and pending applications for any of the foregoing, in each case that are owned by any Acquired Entity, and no Acquired Entity owns any other Intellectual Property (registered or unregistered), except as described in the following parenthetical, that is material to either the Asia Fresh Business or the Worldwide Packaged Food Business individually, or to the Business as a whole (it being understood that the Acquired Entities have developed or acquired, and use in the Ordinary Course of Business, unpatented inventions, trade dress, trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) that are material and not listed in Schedule 4.12(a)). An Acquired Entity is the sole and exclusive owner of each such Intellectual Property identified on Schedule 4.12(a) and, to Dole’s Knowledge, such Acquired Entity’s rights therein are valid, subsisting and enforceable in all material respects. To Dole’s Knowledge, none of such Intellectual Property identified on Schedule 4.12(a) is being misappropriated, violated or infringed in any manner materially adverse to any Acquired Entity.

(b) Schedule 4.12(b) identifies each material agreement under which Intellectual Property owned by any third party is licensed or sublicensed to, or is permitted to be used by, any Acquired Entity (other than commercially available off-the-shelf software purchased or licensed). Dole has delivered to ITOCHU correct and complete copies of all such agreements (as amended to date). With respect to each material item of Intellectual Property that is licensed under any agreement required to be identified in Schedule 4.12(b):

(i) the license, sublicense or permission granted in such agreement covering the item is in full force and effect;

(ii) the license, sublicense or permission covering the item will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following consummation of the transactions contemplated hereby; and

(iii) (x) no Acquired Entity nor, to the Knowledge of Dole, any other party to such agreement is in material breach or default thereunder, (y) no event has occurred that with notice or lapse of time would constitute a breach or default by any Acquired Entity or permit termination or modification of such agreement by any other party and (z) to Dole’s Knowledge, no event has occurred that with notice or lapse of time would constitute a material breach or default by any other party to such agreement or permit termination, modification or acceleration by any Acquired Entity thereunder;

(c) (i) To the Knowledge of Dole, no Acquired Entity has infringed upon, misappropriated or violated, and operation of the Business as presently conducted does not infringe upon, misappropriate or violate, any Intellectual Property rights of third parties, in any material respect; and (ii) no written notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property from any third party) have been received in the two (2) years prior to the date of this Agreement.

4.13 Tangible Assets. The Acquired Entities collectively own or lease (in each case free and clear of all Liens, other than Permitted Liens) all material buildings, machinery, equipment and other tangible assets reasonably necessary for the conduct of the Business as presently conducted, except with respect to those services to be provided under the Transaction Documents, and except for the corporate overhead services that will not be transferred to an

Acquired Entity and are set forth on Schedule 4.4. Except as would not, individually or in the aggregate, materially and adversely affect the Asia Fresh Business, the Worldwide Packaged Food Business or the Business, in each case taken as a whole, each such material tangible asset is free from material defects, has been maintained in accordance with normal industry practice, and is in good operating condition and repair (subject to normal wear and tear).

4.14 Contracts. Schedule 4.14 lists the following material Contracts to which any Acquired Entity is a party or is bound:

(a) all Contracts (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $1 million per annum;

(b) all Contracts (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services (specifically including, without limitation, any grower contracts), the performance of which will extend over a period of more than one year, or involve consideration in excess of $5 million in any twelve month period;

(c) all Contracts concerning a partnership or joint venture;

(d) all Contracts (or group of related Contracts) under which any Acquired Entity has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $1 million or under which it has imposed a Lien on any of its assets, tangible or intangible, except for those reflected in the Financial Statements;

(e) all material Contracts concerning confidentiality and all Contracts with non-competition provisions that restrict an Acquired Entity;

(f) all Contracts with Dole or any of Dole’s Affiliates (other than an Acquired Entity) that will remain in effect following the Closing;

(g) all profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other material plans, arrangements or Contracts for the benefit of its current or former directors, officers and employees;

(h) all collective bargaining agreements;

(i) all written Contracts for the employment of any individual on a full-time, part-time, or other basis providing annual compensation in excess of $150,000, all written consulting Contracts with individuals providing annual compensation in excess of $300,000, and all written severance Contracts providing for payments in excess of $150,000;

(j) all Contracts under which any Acquired Entity has advanced or loaned any amount to any of its directors, officers and employees outside the Ordinary Course of Business;

(k) all settlement agreements, conciliation agreements or similar Contracts, the performance of which will involve payment after the Closing Date of consideration in excess of $300,000;

(l) all Contracts under which any Acquired Entity has advanced or loaned any other Person amounts in the aggregate exceeding $1 million; or

(m) any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $1 million in any twelve month period.

With respect to each such Contract listed on Schedule 4.14: (i) such Contract is legal, valid, binding, enforceable and in full force and effect with respect to an Acquired Entity, as the case may be; and (ii) to the Knowledge of Dole, no party is in material breach or material default, and no event has occurred that with notice or lapse of time would constitute a material breach or material default, or permit termination, modification or acceleration, under the Contract.

4.15 Insurance. With respect to each insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which any Acquired Entity is a party, a named insured or is otherwise the beneficiary of coverage: (i) such policy is legal, valid, binding, enforceable and in full force and effect; and (ii) no Acquired Entity nor, to the Knowledge of Dole, any other party to such insurance policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy. The insurance coverage maintained with respect to the Business is in scope and amount customary and reasonable by reference to similar businesses. Schedule 4.15 describes any self-insurance arrangements affecting the Acquired Entities.

4.16 Litigation. Schedule 4.16 sets forth each instance in which any Acquired Entity (a) is subject to any outstanding material Order or (b) is a party or, to Dole’s Knowledge, is threatened to be made a party to any material Proceeding (including, for the avoidance of doubt, any Proceeding relating to Environmental, Health and Safety Requirements).

4.17 Employees. Except as set forth on Schedule 4.17, with respect to the Acquired Entities and the Business, there is no labor strike, work stoppage, slowdown or other material labor dispute underway or, to Dole’s Knowledge, threatened.

4.18 Employee Benefits.

(a) Schedule 4.18(a) lists each material Employee Benefit Plan, other than Employee Benefit Plans required to be maintained by applicable Legal Requirements outside of the United States, that any Acquired Entity maintains, contributes to or has any obligation to contribute to, or with respect to which any Acquired Entity has any Liability (contingent or direct), or with respect to which any Business Employee is a participant. Dole has (or will have prior to the Closing) provided ITOCHU complete and accurate copies of all material Acquired Entities Benefit Plans, other than Acquired Entities

Benefit Plans required to be maintained by applicable Legal Requirements outside of the United States.

(i) Each such Employee Benefit Plan listed on Schedule 4.18(a) (and each related trust, insurance Contract or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan, the terms of any applicable collective bargaining agreement, applicable Legal Requirements, and complies in all material respects in form and in operation with all applicable Legal Requirements (including, in the case of Employee Benefit Plans that are not Non-U.S. Benefit Plans, the requirements of ERISA and the Code).

(ii) Solely as to Employee Benefit Plans applicable to employees in the United States, the requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(iii) Solely as to Employee Benefit Plans applicable to employees in the United States, all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan. Solely as to Employee Benefit Plans applicable to employees in the United States, all premiums or other payments that are due for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iv) Solely as to Employee Benefit Plans applicable to employees in the United States, each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and, to Dole’s Knowledge, nothing has occurred since the date of such determination that would reasonably be expected to result in the loss of the qualified status of any such Employee Benefit Plan.

(v) Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Proceeding with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to Dole’s Knowledge, threatened.

(b) Solely as to Employee Benefit Plans applicable to employees in the United States, except as set forth on Schedule 4.18(b), no Acquired Entity nor any ERISA Affiliate contributes to, has any obligation to contribute to or has any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)) or is subject to Section 412 of the Code. No asset of any Acquired Entity is subject to any Lien under ERISA or the Code. With respect to

Business Employees, the Dole U.S. Pension Plan is frozen as to both participants and benefit accruals, and no Business Employee or former employee of the Business will accrue benefits thereunder after the execution of this Agreement by the Parties. No Business Employee or former employee of the Business will accrue benefits under the Dole SERPs after the Closing Date.

(c) Solely as to Employee Benefit Plans applicable to employees in the United States, except as set forth on Schedule 4.18(c), no Acquired Entity nor any ERISA Affiliate contributes to, has any obligation to contribute to or has any Liability (including withdrawal liability as defined in ERISA Section 4201 that remains unsatisfied) under or with respect to any Multiemployer Plan.

(d) Except as set forth on Schedule 4.18(d), no Prohibited Transaction has occurred in the last twelve months with respect to which any Acquired Entity could have any Liability; and no civil or criminal penalty, fine or other sanction has been imposed on or against Dole or any of its Affiliates (including any Acquired Entity) in connection with any Employee Benefit Plan that remains unsatisfied.

(e) Except as set forth on Schedule 4.18(e), no Contract, plan or other arrangement, whether or not an Employee Benefit Plan, exists pursuant to which the execution of this Agreement or the consummation of the transactions contemplated hereby, either standing alone or in combination with any subsequent termination of employment, would trigger any obligation by any Acquired Entity to pay any amount or provide any property to, any employee, officer or director of any Acquired Entity or accelerate the vesting of any equity award.

(f) Solely as to Employee Benefit Plans applicable to employees in the United States, each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code subject to Section 409A of the Code has been operated in material compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) proposed and final regulations issued thereunder, and (2) Internal Revenue Service Notice 2005-1 and other Internal Revenue Service guidance (including, but not limited to, notices, revenue rulings and revenue procedures).

4.19 Indebtedness and Guaranties. Except as set forth in Schedule 4.19, no Acquired Entity has any Indebtedness outstanding. Except as set forth in Schedule 4.19, no Acquired Entity is a guarantor or otherwise liable for any Liability of any other Person.

4.20 Environmental, Health and Safety Matters.

(a) The Acquired Entities are in compliance in all material respects with all Environmental, Health and Safety Requirements.

(b) Without limiting the generality of the foregoing, (i) the Acquired Entities are in compliance in all material respects with all material permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of their facilities and the operation of the Business and

(ii) the Business has been conducted in compliance in all material respects with all Environmental, Health and Safety Requirements relating to the handling, storage and disposal of Hazardous Substances.

(c) Except as set forth on Schedule 4.20, no Acquired Entity has, within the last eighteen (18) months, received any written notice regarding any actual or alleged material violation of Environmental, Health and Safety Requirements or any material Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health and Safety Requirements (nor, to the extent any written notice was received prior to such time, is there any of the foregoing that is set forth in such notice which has not since been rectified, discharged or otherwise been resolved in all material respects in compliance with applicable Legal Requirements, including applicable Environmental, Health and Safety Requirements).

(d) To the Knowledge of Dole, (i) no Acquired Entity (or any asset used in the Business) has assumed, or by its actions has otherwise become subject to, any material Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements and (ii) there is no material Hazardous Substance contamination in violation of applicable Legal Requirements affecting any Real Property that is material to the Asia Fresh Business, the Worldwide Packaged Food Business or the Business, in each case taken as a whole.

4.21 Certain Business Relationships with Dole. Except as set forth on Schedule 4.21, (i) other than the Transaction Documents, none of Dole or its Affiliates, or their respective directors, officers and employees will be, immediately following the Closing, party to any material business transaction with any Acquired Entity (other than serving in their capacities as directors, officers or employees of an Acquired Entity) for the benefit of Dole or its Affiliates, or their respective directors, officer and employees, and (ii) none of Dole, its Affiliates or their respective directors, officers and employees has any ownership interest in any material asset, tangible or intangible, that is used in the Business.

4.22 Government Contracts. Except as set forth on Schedule 4.22, no Acquired Entity is currently a party to nor has been a party to during the past eighteen (18) months from the date hereof any Contracts with any Governmental Authority outside of the Ordinary Course of Business.

4.23 Ethical Practices.

(a) No Acquired Entity nor any of their respective directors, officers or employees has, and, to the Knowledge of Dole, no joint venture partner of any Acquired Entity has, offered money or given anything of value to: (x) any official of a Governmental Authority, any employee of a state-owned enterprise, any political party or official thereof, or any candidate for political office; (y) any customer or member of any Governmental Authority or state-owned enterprise; or (z) any other Person, in each of (x), (y) or (z), while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member or employee of a Governmental Authority or state-owned enterprise, or candidate for political office for the purpose of the following: (i) influencing any action or decision of such Person, in such capacity, including in the case of any member or employee of a Governmental Authority or state-owned enterprise, a decision to fail to perform his, her or its official function; (ii) inducing such Person to use his, her or its influence with any Governmental Authority or state-owned enterprise to affect or influence any act or decision of such government or instrumentality to assist the Business in obtaining or retaining business for, or with, or directing business to, any Person; or (iii) where such payment or thing of value would constitute a bribe, kickback or illegal or improper payment or gift to assist any Acquired Entity in obtaining or retaining business for, or with, or directing business to, any Person.

(b) Each Acquired Entity has adopted (either directly or indirectly by adoption thereof by Dole for itself and its subsidiaries) and observes policies prohibiting the use of underage labor, slave labor and human trafficking in connection with the Business and requires the same of each critical supplier to the Business. To Dole’s Knowledge, there is no Proceeding pending or threatened in writing involving any Acquired Entity or the Business alleging any use of underage labor, slave labor or human trafficking in connection with the Business.

(c) Each Acquired Entity is in material compliance with applicable Legal Requirements prohibiting false, misleading or other similar deceptive labeling practices, and there is no pending or, to Dole’s Knowledge, threatened-in-writing Proceeding involving any Acquired Entity or the Business alleging a violation of any such applicable Legal Requirements.

4.24 Disclosure. As of their respective dates, Dole’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and Dole’s Quarterly Report on Form 10-Q for the quarterly period ended June 16, 2012, as filed with the SEC and in each case including financial statements, exhibits and all other information incorporated by reference therein, (i) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act and (ii) did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

SECTION 5

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

5.1 General. Each of the Parties will use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).

5.2 Intercompany Agreements.

(a) Except as otherwise agreed by the Parties in writing, Dole shall consummate, and shall cause its Affiliates to consummate, the following transactions prior to the Closing Date, in each case subject to and in accordance with the other provisions of this Section 5.2:

(i) Dole shall cause DAL to be incorporated in accordance with Section 2.1(a), with the particulars of DAL upon establishment to be as notified by ITOCHU to Dole in writing as soon as reasonably practicable after the date hereof, but in no event later than seven (7) Business Days after the date hereof. Dole shall obtain ITOCHU’s written consent (not to be unreasonably withheld, conditioned or delayed) prior to adopting or filing with any Governmental Authority, or making any subsequent amendments or other changes to, any memorandum of association, articles of association, charter, by-laws or other constitutional or organizational documents of DAL.

(ii) Dole shall, or shall cause its appropriate Affiliate to, (x) take all such actions as are necessary to transfer, convey, assign, grant, set over and deliver to DAL or one of the Acquired Entities (other than DPF or its subsidiary) the equity interests of each entity as set forth on Schedule 5.2(a)(ii) (the “Transferred Equity Interests”), such that DAL or such other Acquired Entity, as set forth on Schedule 5.2(a)(ii), will acquire all of the assigning party’s legal right, title, and interest in and to such Transferred Equity Interests (in each case free and clear of any restrictions on transfers, Liens, claims, options, warrants, purchase rights, Contracts, commitments or demands, except as set forth on Schedule 4.5), and (y) sign, execute, make and do all such deeds, documents, agreements, acts and things as are necessary to accomplish the foregoing (such deed, documents and agreements, the “Intercompany Equity Agreements”).

(iii) Dole shall ensure that the transfers of the Transferred Equity Interests under Section 5.2(a)(ii) are effected such that, as of the Closing, the ownership and holding structure of the Acquired Entities shall be as set forth in Schedule 5.2(a)(iii), provided, however, that Dole may make changes to the structure set forth in Schedule 5.2(a)(iii), after providing notice to ITOCHU of such changes and reasonably discussing such changes with ITOCHU, provided that such changes do not adversely affect ITOCHU; provided, further, that reasonably in advance of the Closing, Dole may only make any further changes to the structure set forth in Schedule 5.2(a)(iii) with the prior written consent of ITOCHU, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Section 5.2(a)(iii) to the contrary, no such changes to the structure set forth in Schedule 5.2(a)(iii) shall intermingle any U.S. entities or assets with any non-U.S. entities or assets.

(iv) Dole shall, or shall cause its appropriate Affiliate to, (x) take all such actions as are necessary to transfer, convey, assign, grant, set over and deliver to DAL or one of the Acquired Entities (other than DPF or its subsidiary) the assets and Contracts set forth on Schedule 5.2(a)(iv), such that DAL or such other Acquired Entity, as set forth on Schedule 5.2(a)(iv), will acquire all of the assigning party’s legal right, title, and interest in and to such assets and Contracts, and (y) sign, execute, make and do all such deeds, documents, agreements, acts and things as are reasonably necessary to accomplish the foregoing (such deed, documents and agreements, the “Intercompany Asset Agreements”).

(v) Dole shall, or shall cause its appropriate Affiliate (other than any Acquired Entity) to, take all such actions as are necessary to transfer, convey, assign, grant, set over and deliver to DAL and DPF, respectively, the DAL IP and the DPF IP identified in Schedule 5.2(a)(v) hereto and in Exhibit D to the Brand Agreement (collectively, the “Assigned Intellectual Property Rights”), such that DAL and DPF, as applicable, will acquire all of the assigning party’s right, title, and interest in and to such Assigned Intellectual Property Rights, the same to be held by the transferee thereof, as fully and entirely as the same would have been held and enjoyed by the assigning party if such assignment of the Assigned Intellectual Property Rights had not been made, and to sign, execute, make and do all such deeds, documents, agreements, acts and things as are necessary to accomplish the foregoing (such deeds, documents and agreements, collectively with the Intercompany Equity Agreements and the Intercompany Asset Agreements, the “Intercompany Agreements”).

(vi) Dole shall enter into the Brand Agreement with DAL and DPF.

(vii) In effecting the transactions contemplated by this Section 5.2, and except as may be required to consummate such transactions in compliance herewith Dole shall not, and shall not permit any of its Affiliates to, transfer any Liabilities to or assets from the Acquired Entities, except Cash and Cash Equivalents.

(b) Dole shall ensure that the Intercompany Agreements are consistent with the provisions of this Section 5.2. Dole shall, if requested by ITOCHU, provide drafts of the Intercompany Agreements for ITOCHU’s review.

(c) It is the Parties’ intent that at the Closing and as of the Closing Date, (i) each Acquired Entity shall have no Indebtedness for Borrowed Money or Cash and Cash Equivalents and (ii) the Acquired Entities, on the one hand, and Dole and its Affiliates (other than the Acquired Entities), on the other hand, shall each cancel or otherwise eliminate all intercompany payables to and receivables from the other (whether trade, note or other intercompany payables or receivables), in each case for no consideration, such that no such receivables to or payables from the other exist as of the Closing Date. Promptly following the Closing, (x) to the extent that there is excess Cash and Cash Equivalents in any Acquired Entity as of the Closing, ITOCHU shall pay to Dole an aggregate amount equal to such excess Cash and Cash Equivalents for all Acquired Entities and (y) to the extent that any Acquired Entity has any outstanding Indebtedness for Borrowed Money as of the Closing, Dole shall pay to ITOCHU an aggregate amount equal to such outstanding Indebtedness for Borrowed Money for all Acquired Entities.

5.3 Notices and Consents. Dole will cause DAL and DPF to give any notices to third parties, and will obtain any third-party consents set forth on Schedule 5.3.

5.4 Removal of Liens. At or prior to the Closing Dole shall obtain the Lien Releases.

5.5 Operation of Business. Except as specifically contemplated herein or in the other Transaction Documents, and except in connection with the completion of the transactions contemplated by Section 5.2 in compliance with Section 5.2, Dole shall procure that the Acquired Entities will conduct the Business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as specifically contemplated herein or in the other Transaction Documents, or except in connection with the completion of the transactions contemplated by Section 5.2 in compliance with Section 5.2, Dole will not cause or permit any Acquired Entity to, without the prior written consent of ITOCHU in each instance, which may not be unreasonably conditioned, withheld or delayed: (a) declare, set aside or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock; (b) transfer any material assets to Dole or any Related Party; (c) increase or modify the compensation or benefits granted to any employee (except for changes in compensation or benefits in the Ordinary Course of Business or pursuant to Contracts existing as of the date of this Agreement); (d) make any change in the accounting methods or practices followed by any Acquired Entity other than in a manner consistent with GAAP; (e) except in connection with the completion of the transactions contemplated by Section 5.2 in compliance with Section 5.2, make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, knowingly surrender any right to claim a material Tax refund, or consent to the extension or waiver of the limitations period applicable to any material Tax claim or assessment, provided, however, that nothing in this Section 5.5(e) shall limit in any way Dole’s ability to take such actions with respect to the consolidated, combined or unitary Tax Returns of Dole and its subsidiaries, unless such actions would have a material adverse effect on any Acquired Entity or would result in material additional Tax Liabilities for any Acquired Entity for any Post-Closing Tax Period; (f) commence or settle any Proceeding involving payment or receipt of more than $5 million; or (g) take any action that, if taken after the Most Recent Fiscal Quarter End, would be required to be disclosed on Schedule 4.7 in order to make the representations and warranties set forth in Section 4.7 true and correct as of the Closing Date.

5.6 Full Access; Cooperation. Dole will permit, and shall cause the Acquired Entities to permit, upon reasonable advance written notice, representatives of ITOCHU (including legal counsel and accountants) to have access, in a manner so as not to unreasonably interfere with the normal business operations of the Acquired Entities, to all premises, properties, personnel, books, records (including Tax records but only to the extent reasonably relevant to the Business and provided that nothing herein shall grant ITOCHU access to any income Tax Return of Dole except to the extent that such income Tax Returns contain a pro forma income Tax Return related solely to the Business), contracts and documents of or pertaining to the Acquired Entities or the Business, and subject to Dole’s prior approval, which approval will not be unreasonably withheld or delayed, and subject to the terms of the Confidentiality Agreement, to the directors, officers, employees, customers and suppliers of the Acquired Entities; provided, however, that any such access or furnishing of information shall be conducted at ITOCHU’s expense, during normal business hours and under the supervision of such Acquired Entity’s personnel; and

provided further that access to such customers and suppliers shall be subject to such reasonable procedures as may be agreed by the Parties. Without limiting the foregoing, Dole agrees to reasonably cooperate with ITOCHU in connection with ITOCHU’s transition efforts with respect to the Business prior to the Closing, including permitting ITOCHU and its representatives to conduct training sessions for the employees of the Acquired Entities at such times and in a manner coordinated with and reasonably acceptable to Dole. Notwithstanding anything to the contrary in this Agreement, Dole shall not be required to disclose any information or permit any access to ITOCHU or its Representatives if such disclosure would, in Dole’s reasonable judgment, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Legal Requirements, fiduciary duty or binding agreement entered into prior to the date hereof.

5.7 Notice of Developments. Each Party will give prompt written notice to the other Party of any breach of any of its representations and warranties in Sections 3.1, 3.2 or 4 above, as applicable and the covenants in this Section 5. Dole shall have the right from time to time prior to the Closing to supplement or amend the Disclosure Schedules, and ITOCHU shall have the right from time to time prior to the Closing to supplement or amend Schedule 3.2, in each case with respect to events or conditions arising or discovered after the date hereof and prior to Closing which, if existing or known at the date of this Agreement, would have been required or permitted to be set forth or described in the Disclosure Schedules (in the case of Dole) or Schedule 3.2 (in the case of ITOCHU); provided, however, that a Party shall not have the right to supplement or amend the Disclosure Schedules (in the case of Dole) or Schedule 3.2 (in the case of ITOCHU) pursuant to the foregoing with respect to events or conditions that existed prior to the date hereof but discovered after the date hereof and prior to the Closing unless such Party could not have discovered such events or conditions prior to the date of this Agreement without unreasonable investigation. Any such supplemental or amended disclosure shall be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of the indemnification provided for herein, but shall not be deemed to have cured any such breach of representation or warranty for purposes of determining whether or not the conditions set forth in Section 7 have been satisfied. If prior to the Closing, a Party shall have Knowledge that any breach of a representation or warranty of the other Party has occurred (other than through notice from such breaching Party), the Party with such Knowledge shall promptly so notify the breaching Party, in reasonable detail. Nothing in this Agreement, including this Section 5.7, shall imply that any Party is making any representation or warranty as of any date other than the date of this Agreement and as of the Closing, as set forth above.

5.8 Exclusivity.

(a) Dole agrees that it shall not, and that it shall direct its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal, (ii) engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to any portion of the Business or any Acquired Entity in connection with, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal.

Dole agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. Furthermore, neither the Dole board of directors nor any committee thereof shall (i) withdraw or modify in a manner adverse to ITOCHU, or publicly propose to withdraw or modify in a manner adverse to ITOCHU, its recommendation of this Agreement or the transactions contemplated hereby, or (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any of such actions, an “Adverse Recommendation Change”).

(b) Notwithstanding anything to the contrary in Section 5.8(a):

(i) At any time prior to obtaining Stockholder Approval, Dole may, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of Section 5.8(a) and that the Dole board of directors determines in good faith constitutes or may reasonably be expected to lead to a Superior Proposal, (x) furnish information with respect to Dole and its subsidiaries, the Business or any Acquired Entity to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for Dole to be able to comply with its obligations under this Agreement); provided, however, that Dole shall promptly (and in any event within forty-eight (48) hours) provide to ITOCHU any material non-public information concerning the Business or any Acquired Entity that is provided to such Person to the extent not previously provided to ITOCHU, and (y) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal.

(ii) At any time prior to obtaining Stockholder Approval, the Dole board of directors or any committee thereof may (x) effect an Adverse Recommendation Change if the Dole board of directors determines in good faith, after consultation with outside legal counsel that the failure of it or any committee thereof to effect an Adverse Recommendation Change would be inconsistent with the Dole board of directors’ exercise of its fiduciary duties, and the Dole board of directors or any committee thereof may only so effect an Adverse Recommendation Change if Dole also simultaneously (y) terminates this Agreement pursuant to Section 10.1(d)(ii); provided, however, that prior to taking any such action:

a) Dole shall notify ITOCHU in writing, at least five (5) days (the “Notice Period”) before making an Adverse Recommendation Change and terminating this Agreement, of its intention to take such action, which notice shall, (1) expressly state that Dole has received an Acquisition Proposal that is a Superior Proposal and that the Dole board of directors intends to make an Adverse Recommendation Change and terminate this Agreement pursuant to Section 10.1(d)(ii), (2) identify the Person making such Superior Proposal, and (3) include a copy of the most current version of the proposed agreement (or other transaction document) relating to such Superior Proposal;

b) Dole shall, during the Notice Period, negotiate with ITOCHU in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal ceases to constitute a Superior Proposal if ITOCHU, in its sole discretion, proposes to make such adjustments; and

c) Dole’s board of directors shall determine in good faith, after consulting with outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal even after taking into account any adjustments to the terms and conditions of this Agreement agreed to by ITOCHU during the Notice Period, provided, further, that if, as of the end of the Notice Period, ITOCHU has not agreed in writing to the terms and conditions described above that would cause such Acquisition Proposal to cease to constitute a Superior Proposal, then Dole shall have no further obligations to ITOCHU under clauses (a) through (c) of the foregoing proviso and may proceed with its right to effect an Adverse Recommendation Change and terminate this Agreement pursuant to Section 10.1(d)(ii). Notwithstanding any other provision herein to the contrary, Dole may terminate this Agreement pursuant to Section 10.1(d)(ii) only if it concurrently effects an Adverse Recommendation Change in accordance with this Section 5.8(b)(ii).

(iii) Dole or the Dole board of directors may (x) take and disclose to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or make any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or (y) make any required disclosure to Dole’s stockholders, in each case, if in the good faith judgment of the Dole board of directors, after consultation with outside legal counsel, failure to do so would reasonably be expected to violate its obligations under applicable Legal Requirements.

(iv) It is understood and agreed that any determination or action by the Dole board of directors permitted under this Section 5.8(b) or Section 10.1(d)(ii) shall not be deemed to be a breach of Section 5.8(a).

(c) Dole promptly (and in any event within 48 hours) shall advise ITOCHU orally and in writing of any written Acquisition Proposal that is reasonably likely to lead to a Superior Proposal, including in each case the identity of the Person making any such Acquisition Proposal, inquiry or request and the material terms of any such Acquisition Proposal, inquiry or request. Dole shall keep ITOCHU fully informed, on a reasonably current basis, of the status and material terms of any such Acquisition Proposal, including any material amendments or proposed amendments to the material terms thereof.

5.9 Confidentiality. The Parties shall adhere to the provisions regarding Confidential Information set forth in the Confidentiality Agreement.

5.10 Competition Filings. Subject to the terms and conditions provided in this Agreement, each Party shall use its commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to file with the relevant Governmental Authorities overseeing competition or merger control issues in each relevant jurisdiction (including the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice), all relevant documents, filings, and other materials required or requested by those Governmental Authorities. Dole and ITOCHU each shall promptly supply the other with any documents or information which may be reasonably required to be exchanged in order to effectuate such filings, provided, however, that disclosure of such documents or information may be limited to outside counsel of the receiving Party at the discretion of the disclosing Party. Dole and ITOCHU shall use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the Antitrust Laws at the earliest practicable dates. Such commercially reasonable efforts and cooperation include each Party’s agreement (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Authorities, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Authorities and the content of any such contacts or presentations, in each case unless prohibited by applicable law. Unless prohibited by the applicable Governmental Authority, each of ITOCHU and Dole shall promptly inform the other of any oral communication with, and provide copies of written communications with, any relevant Governmental Authority regarding any such filings in advance of such communications. No Party shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other Party prior notice of the meeting or telephone call and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Legal Requirements, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto relating to proceedings under any federal, national, state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws (including the HSR Act) that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”).

5.11 Resignations. Dole shall cause each director and officer of each Acquired Entity (other than those whom ITOCHU shall have specified in writing at least five (5) Business Days prior to the Closing), to resign effective as of the Closing.

5.12 Preparation of Proxy Statement; Stockholders’ Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, Dole shall, with the assistance of ITOCHU, prepare the Proxy Statement and file the Proxy Statement with the SEC. Dole and ITOCHU will cooperate with each other in the preparation of the Proxy Statement, including by providing drafts thereof. Without limiting the generality of the foregoing, ITOCHU will furnish to Dole the information relating to it required by the Exchange Act to be set forth in the Proxy Statement. Dole shall use its commercially reasonable efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Each of Dole and ITOCHU agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. Dole shall, as soon as reasonably practicable, notify ITOCHU of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and, in each case, provide ITOCHU with copies thereof and drafts of any amendments to the Proxy Statement to be filed in response thereto.

(b) As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, Dole, acting through its board of directors, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Stockholder Approval (the “Stockholders Meeting”) and (ii) include in the Proxy Statement the recommendation of the Dole board of directors that the Dole stockholders vote in favor of the approval of this Agreement; provided, however, that Dole shall be permitted to delay or postpone convening the Stockholders Meeting (but not beyond the Termination Date) if in the good faith judgment of the Dole board of directors or any committee thereof (after consultation with outside legal counsel) any failure to delay or postpone would be inconsistent with its fiduciary duties under applicable law or necessary to obtain the Stockholder Approval.

5.13 Financial Statements. In the event that the Closing has not occurred prior to December 1, 2012, Dole shall deliver to ITOCHU the unaudited combined balance sheet for the Business as at October 6, 2012 and the related unaudited statements of income, equity and cash flows for the period then ended, and such financial statements shall be included (in addition to and not in replacement of those referred to in Section 4.6) in the “Most Recent Unaudited Financial Statements” and the “Financial Statements” for purposes of Section 4.6 as of the Closing Date.

5.14 Acknowledgment by ITOCHU. ITOCHU acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations and prospects of the Acquired Entities, and, in making its determination to proceed with the transactions contemplated by this Agreement and the other Transaction Documents, ITOCHU has relied solely on the results of its own independent investigation and verification and the representations and warranties of Dole expressly and specifically set forth in Section 3.1 and Section 4, each as qualified by the attached Disclosure Schedules. The representations and warranties by Dole expressly and specifically set forth in Section 3.1 and Section 4, constitute the sole and exclusive representations, warranties, and statements of any kind of Dole to ITOCHU in connection with the transactions contemplated hereby, and ITOCHU understands, acknowledges and agrees that, except as may be set forth in the other Transaction Documents, all other representations, warranties, and statements of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Acquired Entities, or the quality, quantity or condition of the Acquired Entities’ assets) are specifically disclaimed by Dole. ITOCHU SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR

THE REPRESENTATIONS AND WARRANTIES OF DOLE SET FORTH IN SECTION 3.1 AND SECTION 4, AND EXCEPT AS MAY BE SET FORTH IN THE OTHER TRANSACTION DOCUMENTS, NONE OF THE ACQUIRED ENTITIES, DOLE OR ANY OTHER PERSON (INCLUDING, ANY STOCKHOLDER, OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF ANY OF THE FOREGOING, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY) IS MAKING, AND ITOCHU IS NOT RELYING ON, ANY REPRESENTATIONS, WARRANTIES, OR OTHER STATEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING ANY ACQUIRED ENTITIES, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) ITOCHU OR ANY OF ITOCHU’S REPRESENTATIVES.

SECTION 6

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

6.1 General. In case at any time after the Closing any further actions are necessary or desirable to consummate the transactions contemplated by this Agreement, each of the Parties will take all such commercially reasonable further actions (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). Dole acknowledges and agrees that from and after the Closing, ITOCHU shall be entitled to possession of all documents, books, records (excluding Tax records, the treatment of which is provided in Section 9.7), agreements and financial data of any sort in the possession of Dole after the Closing relating to the Acquired Entities.

6.2 Litigation Support. In the event and for so long as a Party actively is contesting or defending against any Proceeding in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any Acquired Entity or the Business, the other Party will reasonably cooperate with it and its counsel in the contest or defense, make available its (including to the extent applicable, the Acquired Entities’) personnel, and provide such testimony and access to its (including to the extent applicable, the Acquired Entities’) books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

6.3 Transition. Dole will not (and will not cause any Related Party to) take any action that is intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of any Acquired Entity or the Business from maintaining the same business relationships with the Business after the Closing as it maintained with the Business prior to the Closing. Dole will refer all customer inquiries relating to the Business to the Acquired Entities from and after the Closing.

6.4 Post-Closing Confidentiality. Dole agrees and acknowledges that, from and after the Closing, all of the Confidential Information solely relating to either any Acquired Entity or the Business (the “Post-Closing Confidential Information”) will be proprietary to and owned by the Acquired Entities, and Dole shall treat and hold all such Post-Closing Confidential Information as confidential; provided, that “Post-Closing Confidential Information” shall not include: (i) any information that is or has become generally available to the public (other than as a result of disclosure by Dole in breach of this Agreement or the Transaction Documents); (ii) any information that has been independently developed by Dole or its Representatives after the Closing entirely from sources other than the Post-Closing Confidential Information; and (iii) information made available after the Closing to Dole or its Representatives on a non-confidential basis by any third party not prohibited from disclosing such information by a legal obligation to any other Person. Notwithstanding the foregoing, Dole may disclose Post-Closing Confidential Information to the extent such disclosure is (x) required by Legal Requirement, or legal process, including pursuant to the rules or regulations of any national securities regulator or any listing agreement with, or the rules or regulations of, any national securities exchange or national quotation system on which any securities of Dole are listed or traded (including any periodic reports to shareholders required by SEC or NYSE rules or regulations) or (y) legally compelled to do so under the terms of a subpoena, order, civil investigative demand or similar process issued by a Governmental Authority. In the event that Dole or any of its Representative is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process to disclose any Post-Closing Confidential Information, Dole shall notify ITOCHU promptly of the request or requirement so that ITOCHU may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, Dole or any Representative of Dole is, on the advice of counsel, compelled to disclose any Post-Closing Confidential Information to any Governmental Authority, Dole or any such Dole Representative may disclose such Post-Closing Confidential Information to such Governmental Authority; provided, however, that Dole or such Representative of Dole, as applicable, shall use its reasonable best efforts to obtain, at the request of ITOCHU, an order or other assurance that confidential treatment will be accorded to such portion of the Post-Closing Confidential Information required to be disclosed as ITOCHU shall designate.

6.5 Employee Matters.

(a) Without limiting any additional rights that any actively employed employee of the Business (each a “Business Employee”) may have under any Employee Benefit Plan, ITOCHU shall use its commercially reasonable efforts to cause the Acquired Entities, for the period commencing on the Closing Date and ending twelve (12) months thereafter, to provide to the Business Employees, compensation, employee benefits, vacation, sick leave and severance (if any) that are comparable to the compensation, employee benefits, vacation, sick leave and severance (if any) provided to such Business Employees immediately prior to the Closing Date. As of the Closing Date, ITOCHU will give Business Employees full credit for purposes of eligibility and vesting and benefit accruals (but, other than with respect to the Acquired Entities Benefit Plans, not for purposes of benefit accruals under any defined benefit pension plans or other similar tax-qualified retirement plans), under any employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Business Employees on and after the date of Closing by ITOCHU or any of its Affiliates for the Business Employees’ service with Dole and the Acquired Entities and their predecessor entities to the same extent recognized by Dole and/or the Acquired Entities immediately prior to the Closing Date. As used herein, “actively employed” means an employee of the Business who, on the Closing Date, is actively at work, or absent from work on account of paid time off, vacation, sick or personal leave, authorized leave of absence, or military leave.

(b) All Liabilities and assets relating to or in respect of the Business Employees and the former employees of the Business under the tax-qualified defined benefit pension plan maintained by Dole named the Consolidated Retirement Plan for Dole Food Company, Inc., Plan No. 029 (the “Dole U.S. Pension Plan”) and the supplemental retirement and supplemental pension plan named the Dole Food Company Supplemental Executive Retirement Plan and the Dole Food Company, Inc. Excess Savings Plan (the “Dole SERPs”) shall continue to be Liabilities of Dole and Liabilities and assets of the Dole U.S. Pension Plan and the Dole SERPs, as applicable, and Dole shall continue to sponsor and administer, and be solely responsible for all Liabilities with respect to, the Dole U.S. Pension Plan and the Dole SERPs for the benefit of the Business Employees and the former employees of the Business; provided, however, that ITOCHU shall pay Dole an amount equal to the aggregate unfunded liability of Dole with respect to the Business Employees and the former employees of the Business as at December 31, 2011, under the Dole U.S. Pension Plan and the Dole SERPs, which shall be the amount confirmed by ITOCHU in writing based upon the Financial Statements (the “Pension Amount”), which confirmation shall be binding on all parties for all purposes under this Agreement, or at ITOCHU’s option exercised by written notice to Dole prior to Closing, ITOCHU may choose to assume the Dole U.S. Pension Plan and the Dole SERPs with respect to the Business Employees and the former employees of the Business and accept the transfer of all assets and liabilities in connection therewith, which option may only be exercised if Dole and ITOCHU are able to mutually agree, prior to Closing, on the terms and conditions of any such assumption. The Pension Amount shall either be paid to Dole on the Closing Date in a lump sum of immediately available funds or, in ITOCHU’s discretion, in periodic installments over up to five (5) years following the Closing Date, plus, if installment payments are elected, interest accrued at a rate of 4.5% per annum, compounded annually. For the avoidance of doubt, Dole may exercise, after the Closing Date, any or all of its right to amend, modify or terminate any such plans.

(c) Effective immediately prior to the Closing Date, Dole shall cause the Acquired Entities to withdraw as participating employers under the tax-qualified defined contribution plans maintained by Dole named the 401(k) Plan for Salaried Employees of Dole Food Company, Inc. and Participating Divisions and Subsidiaries and the 401(k) Plan for Hourly Employees of Dole Food Company, Inc. and Participating Divisions and Subsidiaries (the “Dole 401(k) Plans”), fully vest the Business Employees in their accounts under the Dole 401(k) Plans.

(d) Effective as of the Closing Date, all Acquired Entities Benefit Plans for the benefit of the Business Employees and former employees of the Business shall continue to be maintained by the Acquired Entities subject to their terms and applicable Legal Requirements (including any funding responsibilities and related administrative duties).

(e) ITOCHU shall pay and be solely responsible for, and shall indemnify and hold harmless Dole and its Affiliates (other than the Acquired Entities) for, all severance rights or obligations related to any employee of the Business (including, without limitation, under any change of control agreements), whether or not such employee is or becomes a Business Employee, or otherwise is or becomes an employee of ITOCHU or any of its Affiliates on or after the Closing Date, arising after the Closing with respect to or on behalf of an Acquired Entity, unless such severance right occurs solely as a result of a termination of employment by Dole prior to the Closing or any other action taken by Dole prior to the Closing (including the execution of this Agreement and the consummation of the transactions contemplated hereby, in each case standing alone without regard to any subsequent termination of employment). ITOCHU may, in its sole discretion, enter into new Contracts providing for severance and/or change of control benefits with any of the Business Employees who are parties to change of control agreements with Dole, so long as any such Contracts provide for a complete release of Dole from any claims for severance or other benefits under the terms of the change of control agreement between such Business Employee and Dole.

(f) On and after the Closing Date, the Employee Benefit Plans of Dole and its Affiliates, other than the Acquired Entities Benefit Plans, including, without limitation, any assets and Liabilities related thereto (including any funding responsibilities and related administrative duties) shall be retained by Dole and its Affiliates (other than the Acquired Entities); and Dole shall indemnify and hold ITOCHU, the Acquired Entities and ITOCHU’s Affiliates harmless with respect to all Liabilities under or relating thereto. For the avoidance of doubt, the Parties agree that all retiree medical and life insurance benefits and Liabilities under the Dole Food Company, Inc. Retiree Plan Under Age 65 and the Health & Welfare Plan for U.S. Salaried Retirees Age 65 and Older of Dole Food Company, Inc. and Participating Divisions and Subsidiaries related to the Business Employees and former employees of the Business shall continue to be retained by Dole and neither ITOCHU nor the Acquired Entities will have any Liabilities relating thereto. Dole shall or shall cause its Affiliates to maintain and administer all of the Employee Benefit Plans of Dole and its Affiliates in accordance with their terms and in compliance with all applicable Legal Requirements with the exception of the full vesting requirement of Business Employees’ accounts under the Dole 401(k) Plans as provided in Section 6.5(c). For the avoidance of doubt, Dole may exercise, after the Closing Date, any or all of its right to amend, modify or terminate any such plans.

(g) ITOCHU shall or shall cause its Affiliates to maintain and administer all of the Acquired Entities Benefit Plans in accordance with their terms and in compliance with all applicable Legal Requirements. ITOCHU shall indemnify and hold Dole harmless for any claims arising after the Closing Date under any of the Acquired Entities Benefit Plans. In addition, ITOCHU and Dole shall cooperate with each other in the transition of the Acquired Entities Benefit Plans relating to the Business Employees from Dole to ITOCHU. From and after the Closing Date, ITOCHU and Dole shall also cooperate with each other and provide to each other any information reasonably requested by Dole or ITOCHU in connection with any Proceeding or other inquiry relating to the Business Employees and/or any of the Acquired Entities Benefit Plans.

(h) Notwithstanding any other provision of this Agreement to the contrary, Dole’s obligations under this Section 6.5 shall not be subject to the limitations set forth in Section 8.2(b), nor shall any amount paid by Dole pursuant to this Section 6.5 be counted towards any aggregate Liability limits provided in Section 8.2(b). Notwithstanding any other provision in this Agreement to the contrary, ITOCHU’s obligations under this Section 6.5 shall not be subject to the limitations set forth in Section 8.3(b), nor shall any amounts paid by ITOCHU pursuant to this Section 6.5 be counted towards any aggregate Liability limits provided for in Section 8.3(b)

6.6 Access to Information

(a) Upon prior advance written notice, Dole shall afford ITOCHU and its officers, employees, agents, accountants, counsel and other representatives reasonable access following the Closing to (i) all of Dole’s records concerning the Acquired Entities and the Business, including the relevant books and records and (ii) other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Legal Requirement) of the Acquired Entities and the Business, in each case as shall not have otherwise been delivered by Dole to ITOCHU prior to or at the Closing, as ITOCHU may reasonably request; provided, however that Dole shall have the right to exclude from any such records or information provided to ITOCHU any information unrelated to the Acquired Entities or the Business. No information or knowledge obtained in any investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transactions contemplated hereby in accordance with the terms and provisions hereof.

(b) Each Party shall, to the extent the other Party may reasonably request in connection with any filing requirements under applicable securities laws: (i) cooperate in good faith in the preparation of any such filing and (ii) make personnel of such Party or its Affiliates reasonably available to assist in the preparation of such filings. Dole acknowledges that ITOCHU may be required to disclose financial statements and information concerning the Acquired Entities in filings with relevant authorities (including but not limited to the Prime Minister of Japan, the Financial Services Agency (Kinyucho) of Japan and the Tokyo Stock Exchange).

SECTION 7

CONDITIONS TO OBLIGATION TO CLOSE

7.1 Conditions to ITOCHU’s Obligation. ITOCHU’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties set forth in Section 3.1 and Section 4 above shall be true and correct in all material respects at and as of the Closing, except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Material Adverse Effect”, “Material Adverse Change” or “materially and adversely”, in which case such representations and warranties (as so written, including the term “material” “Material Adverse Effect”, “Material Adverse Change” or “materially and adversely”) shall be true and correct in all respects at and as of the Closing;

(b) Dole shall have performed and complied with all of its covenants hereunder in all material respects through the Closing (including, without limitation, delivery of all agreements, instruments or other documents required to be delivered by Dole at or prior to the Closing), except to the extent that such covenants are qualified by the term “material” or contain terms such as “Material Adverse Effect”, “Material Adverse Change” or “materially and adversely”, in which case such Persons shall have performed and complied with all of such covenants (as so written, including the term “material”, “Material Adverse Effect”, “Material Adverse Change” or “materially and adversely”) in all respects through the Closing;

(c) Dole shall have satisfied its obligations in all material respects under Section 5.2(a);

(d) all waiting or similar periods, if any, under applicable Antitrust Laws relating to the transactions contemplated hereby shall have expired or terminated, and all other material approvals and consents of Governmental Authorities required to consummate the transactions contemplated hereby shall have been obtained and be in full force and effect;

(e) there shall not have occurred a Material Adverse Change; and

(f) the Stockholder Approval shall have been obtained.

ITOCHU may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

7.2 Conditions to Dole’s Obligation. The obligation of Dole to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties set forth in Section 3.2 above shall be true and correct in all material respects at and as of the Closing, except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Material Adverse Effect”, “Material Adverse Change” or “materially and adversely”, in which case such representations and warranties (as so written, including the term “material”, “Material Adverse Effect”, “Material Adverse Change” or “materially and adversely”) shall be true and correct in all respects at and as of the Closing;

(b) ITOCHU shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material” or contain terms such as “Material Adverse Effect”, “Material Adverse Change” or “materially and adversely”, in which case ITOCHU shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material Adverse Effect”, “Material Adverse Change” or “materially and adversely”) in all respects through the Closing;

(c) all waiting or similar periods, if any, under applicable Antitrust Laws relating to the transactions contemplated hereby shall have expired or terminated, and all other material approvals and consents of Governmental Authorities required to consummate the transactions contemplated hereby shall have been obtained and be in full force and effect; and

(d) the Stockholder Approval shall have been obtained.

Dole may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing.

SECTION 8

REMEDIES FOR BREACHES OF THIS AGREEMENT

8.1 Survival of Representations and Warranties. The representations and warranties of Dole contained in this Agreement shall survive the Closing and terminate on the close of business twenty-four (24) months after the Closing Date; provided, however, that (a) the Fundamental Representations shall survive the Closing and remain in full force and effect indefinitely, and Dole hereby waives any applicable statute of limitations with respect thereto, and (b) the representations and warranties set forth in Section 4.10 (Tax Matters) shall survive the Closing until the date that is 120 days following the expiration of the applicable statute of limitations. The covenants and agreements set forth in (i) Sections 5.2(a) (Intercompany Agreements), 6.2 (Litigation Support), 6.3 (Transition), 6.4 (Post-Closing Confidentiality), 6.5 (Employee Matters) and 9 (Tax Matters) shall survive the Closing and remain in full force and effect indefinitely (and each applicable Party hereby waives any applicable statute of limitations with respect thereto); and (ii) Sections 5.2 (Intercompany Agreements) (other than subsection (a)), 5.3 (Notices and Consents), 5.4 (Removal of Liens) and 5.5 (Operation of Business) shall survive the Closing and terminate on the close of business twenty-four (24) months after the Closing Date. All other covenants and agreements set forth herein shall (x) if they are to be performed prior to the Closing, terminate at, and not survive, the Closing, and (y) if they are to be performed at or after the Closing, survive the Closing until they are otherwise terminated, whether by their terms or pursuant to their respective statute of limitations under applicable Legal Requirements.

8.2 Indemnification Provisions for ITOCHU’s Benefit.

(a) Dole shall indemnify and hold harmless ITOCHU, the Acquired Entities, their Affiliates and their respective directors, officers, employees, agents, successors and assigns (collectively, the “ITOCHU Indemnitees”) from and against the entirety of any

Damages any of the ITOCHU Indemnitees may suffer, sustain or become subject to, resulting from, arising out of, relating to, in the nature of, in connection with or caused by:

(i) any inaccuracy or breach of any representation or warranty of Dole contained in this Agreement; and/or

(ii) any breach of any covenant or agreement of Dole contained in this Agreement.

(b) Notwithstanding any other provision of this Section 8.2 to the contrary:

(i) Dole shall not be liable pursuant to Section 8.2(a) for any Damages suffered by any ITOCHU Indemnitee unless the aggregate of all Damages suffered by the ITOCHU Indemnitees exceed, on a cumulative basis, $5 million, and then only to the extent of any such excess; provided, however, that no Damages may be claimed by any ITOCHU Indemnitee or shall be reimbursable by Dole or shall be included in calculating the aggregate Damages for purposes of this Section 8.2(b)(i) other than Damages in excess of $100,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; provided further, however, that the limitations set forth in this Section 8.2(b)(i) shall not apply to Damages arising or resulting from (1) any breach of Dole’s Fundamental Representations or the representations and warranties set forth in Section 4.10 (Tax Matters), (2) any breach of the covenants and undertakings set forth in Section 5.2, 6.5 or 9 or (3) fraud or intentional misrepresentation on the part of Dole; and

(ii) the indemnification obligations of Dole under Section 8.2(a) shall in no event exceed $168 million; provided, however, that the foregoing limitation shall not apply to Damages arising or resulting from (1) any breach of Dole’s Fundamental Representations or the representations and warranties set forth in Section 4.10 (Tax Matters), (2) any breach of the covenants and undertakings set forth in Section 5.2, 6.5 or 9 or (3) fraud or intentional misrepresentation on the part of Dole; provided, however, that, notwithstanding the foregoing, in no event shall Dole have any Liability under this Section 8 in excess of the Purchase Price, and provided further, for the avoidance of doubt, that no payments made by Dole in respect of any Damages in respect of (1), (2) or (3) above shall be counted towards the aggregate Liability limit provided for in this Section 8.2(b)(ii).

(iii) The indemnification obligations of Dole for Tax matters by reason of a breach of a representation or warranty described in Section 4 are limited solely to Damages relating to Taxes due and payable for any period (or portion thereof) ending on or before the Closing Date, other than any indemnity for breach of the representations and warranties set forth in Section 4.7(h), 4.10(a)(vi), 4.10(c), 4.10(f), 4.10(g), or 4.10(i).

8.3 Indemnification Provisions for Dole’ Benefit.

(a) ITOCHU shall indemnify and hold harmless Dole and its Affiliates (excluding, for the avoidance of doubt, any Acquired Entity) and their respective directors, officers, employees, agents, successors and assigns (collectively the “Dole Indemnitees”) from and against the entirety of any Damages any of the Dole Indemnitees may suffer, sustain or become subject to, resulting from, arising out of, relating to, in the nature of, in connection with or caused by:

(i) any inaccuracy or breach of any representation or warranty of ITOCHU contained in this Agreement; and/or

(ii) any breach of any covenant or agreement of ITOCHU contained in this Agreement.

(b) Notwithstanding any other provision of this Section 8.3 to the contrary:

(i) ITOCHU shall not be liable pursuant to Section 8.3(a) for any Damages suffered by any Dole Indemnitee unless the aggregate of all Damages suffered by the Dole Indemnitees exceed, on a cumulative basis, $5 million, and then only to the extent of any such excess; provided, however, that no Damages may be claimed by any Dole Indemnitee or shall be reimbursable by ITOCHU or shall be included in calculating the aggregate Damages for purposes of this Section 8.3(b)(i) other than Damages in excess of $100,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; provided further, however, that the limitations set forth in this Section 8.3(b)(i) shall not apply to Damages arising or resulting from (1) any breach of ITOCHU’s Fundamental Representations, (2) any breach of the covenants and undertakings set forth in Section 6.5 or 9, or (3) fraud or intentional misrepresentation on the part of ITOCHU; and

(ii) the indemnification obligations of ITOCHU under Section 8.3(a) shall in no event exceed $168 million; provided, however, that the foregoing limitation shall not apply to Damages arising or resulting from (1) any breach of ITOCHU’s Fundamental Representations, (2) any breach of the covenants and undertakings set forth in Section 6.5 or 9, or (3) fraud or intentional misrepresentation on the part of ITOCHU; provided, however, that, notwithstanding the foregoing, in no event shall ITOCHU have any Liability under this Section 8 in excess of the Purchase Price, and provided further, for the avoidance of doubt, that no payments made by ITOCHU in respect of any Damages in respect of (1), (2) or (3) above shall be counted towards the aggregate Liability limit provided for in this Section 8.3(b)(ii).

8.4 Mitigation; Knowledge. Each of the Parties agrees that in the event of any breach giving rise to an indemnification obligation under this Section 8, the Indemnified Party shall take, and cause its Affiliates (including, with respect to Dole before the Closing and ITOCHU after the Closing, the Acquired Entities) to take, all reasonable measures to mitigate the consequences of the related breach (including taking steps to prevent any contingent liability from becoming an actual liability). In the event (a) ITOCHU proceeds with the Closing notwithstanding Knowledge by ITOCHU, at or prior to the date hereof, of any breach by Dole of any representation, warranty or covenant in this Agreement, no ITOCHU Indemnitee shall have any claim or recourse against Dole or any of its Affiliates or Representatives with respect to such breach, under this Section 8 or otherwise and (b) ITOCHU proceeds with the Closing notwithstanding Knowledge by ITOCHU, arising between the date hereof and the Closing, of any breach by Dole of any representation, warranty or covenant in this Agreement, no ITOCHU Indemnitee shall have any claim or recourse against Dole or any of its Affiliates or Representatives with respect to such breach, under this Section 8 or otherwise, unless the conditions set forth in Section 7.1(a) and (b) shall be capable of being satisfied at the Closing despite the existence of such breach.

8.5 Exclusive Remedy; No Consequential Damages. Each Party acknowledges and agrees that, from and after the Closing, and except in the case of fraud or intentional misrepresentation, its sole and exclusive remedy against the other Party with respect to any and all claims relating (directly or indirectly) to a breach of this Agreement (other than any breach of Section 6.5 or Section 9), regardless of the law or legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be pursuant to the provisions set forth in this Section 8 and Section 11.9. For the avoidance of doubt, the foregoing shall not prevent a Party from asserting its rights under Section 11.15 to enforce specifically this Agreement and the terms and provisions hereof. The Parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on each Party’s remedies with respect to this Agreement and the transactions contemplated hereby (including Sections 8.1, 8.2, 8.3 and this 8.5) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid hereunder. Notwithstanding any other provision to the contrary in this Agreement, neither Party shall be liable hereunder to the other Party for special, punitive or indirect damages, lost profits, revenues or income, diminution in value or loss of business reputation or opportunity (except to the extent actually paid to an unrelated third party) resulting from such first Party’s breach of this Agreement, and no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Damages.

8.6 Termination of Indemnification. The obligations to indemnify and hold harmless a Party hereto in respect of a breach of representation or warranty or covenant shall terminate when the applicable representation or warranty, or covenant or agreement, expires pursuant to Section 8.1; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have, prior to the expiration of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the Indemnifying Party. In order to determine the validity and/or the amount of any such claim, Dole and ITOCHU, as applicable, shall provide the Indemnifying Party and their Representatives reasonable access to (a) all books, records and other documents (including work papers, memoranda and financial statements) relating to or containing information relevant to such claim and (b) the Acquired Entities’ employees, accountants and other professional advisors (including making their respective chief financial officer, accountants and attorneys available to respond to reasonable written or oral inquiries of the Indemnifying

Party and their representatives); provided that neither Party shall be required to disclose any information or permit any access to the Indemnifying Party or its Representatives if such disclosure would, (x) jeopardize any attorney-client or other legal privilege or (y) contravene any applicable Legal Requirements, fiduciary duty or binding agreement. Claims asserted pursuant to this Section 8 shall be based on a reasonable determination that a breach entitled to indemnification hereunder has occurred and/or based on a cause of action or claim that has actually been asserted by a third party, and, for the avoidance of doubt, absent such reasonable determination or third party cause of action or claim, not otherwise in respect of potential Damages that have not yet occurred or otherwise been suffered.

8.7 Matters Involving Third Parties.

(a) If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall as promptly as reasonably possible after receipt of notice of the Third Party Claim (but in no event later than ten (10) Business Days after receipt by the Indemnified Party of notice of the Third Party Claim) notify the Indemnifying Party thereof in writing, and in reasonable detail, of the Third-Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

(b) An Indemnifying Party will have the right to assume and control the defense of the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third-Party Claim and (ii) the Third-Party Claim involves only money Damages and does not seek an injunction or other equitable relief.

(c) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 8.7(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party and (iii) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

(d) In the event any of the conditions in Section 8.7(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party shall consult with, but shall not need to obtain any consent from, the Indemnifying Party prior to consenting to any judgment or the entry into any settlement in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses) and (iii) the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third-Party Claim to the fullest extent provided in this Section 8.

8.8 Determination of Damages. The amount of any and all Damages under this Section 8 (including all Tax claims) and Section 9 shall be determined net of (a) any Tax benefits realized by any party seeking indemnification hereunder arising from such Damages and (b) any amounts recovered by the Indemnified Party under insurance policies, indemnities (other than pursuant to this Agreement) or other reimbursement arrangements with respect to such Damages. Each Party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Damages. All indemnification payments under this Agreement shall be deemed adjustments to the Purchase Price.

SECTION 9

TAX MATTERS

9.1 Tax Periods Ending on or Before Closing Date.

(a) Dole shall be responsible (and shall indemnify and hold the Acquired Entities and ITOCHU harmless) for the prompt and timely payment and satisfaction of any and all (i) Taxes of Dole whenever arising (other than Taxes for which ITOCHU is liable pursuant to the second sentence of this paragraph), (ii) Taxes of the Acquired Entities, the Business, the DAL IP and the DPF IP, in each case for all taxable periods ending on or before the Closing Date, and Taxes of the Acquired Entities, the Business, the DAL IP and the DPF IP, in each case for all periods that begin before and end after the Closing Date (“Straddle Periods”), to the extent attributable to the portion of the Straddle Period ending at the close of business on the Closing Date (such periods being referred to as, the “Pre-Closing Tax Periods”); provided that Dole shall not be required to indemnify ITOCHU for any Taxes resulting from any transaction outside the Ordinary Course of Business undertaken on the Closing Date after the Closing, and (iii) Taxes arising as a result of the transactions contemplated by Section 5.2. ITOCHU shall be responsible for all Taxes of the Acquired Entities (other than as set forth in the preceding sentence) for all taxable periods (or, with respect to Straddle Periods, any portion thereof) beginning after the Closing Date (the “Post-Closing Tax Period”).

(b) Unless prohibited by applicable Legal Requirements, the Parties shall cause the taxable period of the Acquired Entities to close as of the close of business on the Closing Date. In the case of any Straddle Period, the amount of any Taxes (including income Taxes) attributable to the Pre-Closing Tax Period and attributable to the Post-Closing Tax Period shall be determined based on an interim closing of the books as of the Closing Date, except that Taxes that are calculated on a periodic or annual basis (such as real and personal property Taxes) shall be allocated on a daily basis; provided that, (i) any increase in property Taxes that result from the reassessment of the property as a result of the transactions contemplated by Section 5.2 shall be allocated to Dole, and (ii) any increase in property Taxes that result from the reassessment of the property as a result of the transfers contemplated by Section 2.1(c) shall be allocated to ITOCHU.

9.2 Tax Returns. Dole will be responsible for, and will cause to be prepared and duly filed, all Tax Returns of the Acquired Entities that are required to be filed on or before the Closing Date, and all consolidated, combined and unitary Tax Returns that include Dole and any Subsidiary of Dole (other than DAL and its subsidiaries) for any period (including any Tax Returns that relate to items of the Acquired Entities and the Business that are required to be reported on such consolidated, combined, or unitary Tax Returns as required by applicable Legal Requirements), and Dole shall pay any Taxes due in respect of such Tax Returns for which it is liable under Section 9.1. ITOCHU shall prepare or shall cause to be prepared all Tax Returns of the Acquired Entities (other than Tax Returns that are prepared by Dole pursuant to the first sentence of this Section 9.2) that are required to be filed after the Closing Date (including with respect to Straddle Periods) and shall pay all Taxes shown as due on those Tax Returns (provided that Dole shall be responsible for the payment of any such Taxes to the extent they are attributable to the Pre-Closing Tax Periods). All Tax Returns with respect to any period ending on or before the Closing Date or any Straddle Period that are prepared pursuant to this Section 9.2 shall be prepared in a manner consistent with similar Tax Returns heretofore filed by or with respect to the Acquired Entities, except as required by applicable Legal Requirements. ITOCHU shall provide Dole with drafts of all Tax Returns prepared by it pursuant to this Section 9.2, to the extent such Tax Returns reflect a Tax Liability for which Dole is responsible under this Agreement or reflects a Tax refund to which Dole is entitled under this Agreement, no later than thirty (30) days prior to the due date thereof. Dole shall have the right to review and provide comments on such Tax Returns during the fifteen (15) day period following the receipt of such Tax Returns. Dole and ITOCHU shall consult with each other and attempt in good faith to resolve any issues arising as a result of any such Tax Returns, and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an internationally recognized independent accounting firm chosen by both Dole and ITOCHU. Upon resolution of all such items, the relevant Tax Return shall be timely filed on that basis. The costs, fees and expenses of such accounting firm shall be borne equally by Dole and ITOCHU.

9.3 Amended Tax Returns. Neither ITOCHU nor any Affiliate of ITOCHU shall (or shall cause or permit any of the Acquired Entities to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Acquired Entities or the Business with respect to any taxable year or period ending on or before the Closing Date, or which includes the Closing Date, without the prior written consent of Dole, not to be unreasonably conditioned, withheld or delayed (which will be deemed unreasonable in the event that the related amendment, re-filing or modification of a Tax Return is required by applicable Legal Requirements).

9.4 Tax Refunds.

(a) Any Taxes of the Acquired Entities or their Affiliates with respect to any Pre-Closing Tax Periods that are (i) refunded to ITOCHU or any of its Affiliates (including the Acquired Entities) after the Closing Date or (ii) credited against a Tax Liability of ITOCHU or any of its Affiliates (including the Acquired Entities), shall, net of any Taxes incurred in respect of the receipt or accrual of such refund or credit and net of any other third party, out-of pocket expenses attributable thereto, promptly be paid over to Dole; provided, however, that the foregoing shall not apply to any refunds or credits of value added Taxes (other than any refunds or credits of value added Taxes that are paid by Dole after the Closing pursuant to the indemnity provisions of this Agreement), which refunds and credits may be retained by ITOCHU and its Affiliates (including the Acquired Entities) without the need to make any payments to Dole in respect thereof, provided further that it is understood that Dole shall not be liable to ITOCHU or any of its Affiliates (including the Acquired Entities) if such refunds or credits of value added Taxes are not received or obtained by ITOUCHU or its Affiliates (including the Acquired Entities) . Dole shall have the right to determine whether any claim for refund or credits of Taxes (other than value added Taxes) shall be made by or on behalf of the Acquired Entities with respect to any Pre-Closing Tax Period and to control proceedings with respect to such claims and, if Dole elects to make such a claim and prosecute such claim, ITOCHU shall (and shall cause the Acquired Entities to) cooperate at Dole’s expense in connection therewith, including the preparation of any Tax Return that is required to be filed by ITOCHU or the Acquired Entities in connection with such claim. Without limiting Dole’s obligations under Section 5.6 and Section 6.6(a) and without limiting Dole’s rights to refunds or credits under this Section 9.4:

(x) On or before the Closing Date, Dole shall provide to ITOCHU such information (including documentation, if any, related thereto) as ITOCHU may reasonably request as to any refunds or credits that are anticipated or expected to be received or obtained following Closing and are required to be paid over to Dole pursuant to this Section 9.4; and

(y) On or before the Closing Date, Dole shall provide to ITOCHU a list of (i) each Tax asset or receivable that is expected to be carried on the books of each Acquired Entity as of Closing on account of any such expected refund or credit (identifying the approximate relevant amount and nature of such refund or credit), and (ii) a list of any estimated or prepaid Tax that is expected to be paid or incurred, or has been paid or incurred prior to Closing and is expected to be reflected on the books of each Acquired Entity as of Closing (identifying the approximate relevant amount and nature of such estimated or prepaid amount), together with a good faith estimate of the portion, if any, of such estimated or prepaid balance which Dole reasonably anticipates or expects will be refunded or credited following the Closing (which refund or credit will be paid over to Dole pursuant to this Section 9.4).

(b) For the avoidance of doubt, the provisions in 9.4(a)(x) and 9.4(a)(y) shall have no impact on Dole’s entitlement to Tax refunds or credits pursuant to this Section 9.4.

9.5 Allocation of Transfer Tax Liabilities. Dole shall bear and pay any and all sales or use, transfer, stamp, documentation, customs duties, value added and similar Taxes and charges as well as interest and penalties thereon assessed on or related to the sale or transfer of equity interests in the Acquired Entities by Dole to ITOCHU pursuant to this Agreement or the consummation of the transactions contemplated herein. If the sale or transfer of any or all of such property or assets is exempt from such Taxes or charges, Dole shall provide ITOCHU and the Acquired Entities with appropriate exemption documents on the Closing Date.

9.6 Contest Provisions. In the event (a) ITOCHU (or its Affiliates) or (b) Dole (or its Affiliates) receives notice of any pending or threatened Tax audits or assessments by any Tax authority or other disputes concerning Taxes with respect to which the other Party may incur liability under this Agreement, the Party in receipt of such notice shall promptly notify the other Party of such matter in writing. A Party shall have the right, at its own expense, to represent its own interests and the interests of the Acquired Entities in any such Tax audit or administrative or court Proceeding to the extent relating to Taxes for which such Party may be liable under this Agreement, provided, however, that (x) the other Party shall have the right to participate in any Proceedings relating to Straddle Period Taxes, to the extent that it is liable for such Taxes, and (y) no Party shall resolve, settle, compromise, or abandon any issue or claim with respect to Straddle Period Taxes for which the other Party is liable under this Agreement, without the prior written consent of such other Party, which consent shall not be unreasonably conditioned, withheld or delayed.

9.7 Cooperation on Tax Matters. ITOCHU, the Acquired Entities and Dole shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information reasonably relevant to any such return, audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Acquired Entities, Dole and ITOCHU agree to (a) retain all books and records with respect to Tax matters pertinent to the Acquired Entities relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by ITOCHU or Dole, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority and (b) to give the other Party reasonable notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Acquired Entities, ITOCHU or Dole, as the case may be, shall allow the other Party to take possession of such books and records; provided that nothing in this Section 9.7 shall grant ITOCHU or any of the Acquired Entities access to Dole’s income Tax Returns.

9.8 Tax-Sharing Agreements. Dole shall cause all Tax-sharing agreements or similar Contracts with respect to or involving the Acquired Entities, on the one hand, and Dole and its Affiliates (other than the Acquired Entities), on the other hand, to be terminated as of the Closing Date and, after the Closing Date, no Acquired Entities shall be bound thereby or have any liability thereunder.

9.9 Conflict with Section 8. In the event of any conflict between Section 8 and this Section 9 with respect to indemnification for Taxes, this Section 9 shall control. For the avoidance of doubt, the obligations of the Parties under this Section 9 shall not be subject to the limitations set forth in Section 8.2(b) or Section 8.3(b), nor shall any amounts paid pursuant to this Section 9 be counted towards any aggregate Liability limits, aggregate claim threshold or individual claim threshold provided for in Section 8.

SECTION 10

TERMINATION

10.1 Termination of Agreement. Certain of the Parties may terminate this Agreement at any time prior to the Closing, whether before or after the Stockholder Approval has been obtained, as provided below:

(a) ITOCHU and Dole may terminate this Agreement by mutual written consent;

(b) By either Party:

(i) if the Closing shall not have been consummated on or before December 31, 2012 (the “Termination Date”); provided, that a Party shall not have the right to terminate this Agreement pursuant to this Section 10.1(b)(i) if any breach hereof by such Party shall have been the direct cause of, or resulted directly in, the failure of the transactions contemplated by this Agreement to be consummated by the Termination Date;

(ii) if any court of competent jurisdiction or other Governmental Authority shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall have used its commercially reasonable efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Sections 5.1 and 5.10; or

(iii) if the Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(c) ITOCHU may terminate this Agreement by giving written notice to Dole (i) in the event Dole has breached any representation, warranty or covenant contained in this Agreement in any material respect (or any representation, warranty or covenant qualified by materiality in any respect) and such failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 and (B) the breach has continued without cure for a period of thirty (30) days after the notice of breach has been given by ITOCHU to Dole (unless ITOCHU itself is in material breach of any representation, warranty or covenant contained in this Agreement) or (ii) the Dole board of directors shall have effected an Adverse Recommendation Change but not terminated this Agreement pursuant to Section 10.1(d)(ii); and

(d) Dole may terminate this Agreement by giving written notice to ITOCHU at any time prior to the Closing (i) in the event ITOCHU has breached any representation, warranty or covenant contained in this Agreement in any material respect (or any representation, warranty or covenant qualified by materiality in any respect) and such failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2 and (B) the breach has continued without cure for a period of thirty (30) days after the notice of breach has been given by Dole to ITOCHU (unless Dole itself is in breach of any representation, warranty or covenant contained in this Agreement) or (ii) in order to enter into a transaction that is a Superior Proposal, if prior to the receipt of the Stockholder Approval, (A) the Dole board of directors has received a Superior Proposal and (B) prior to or concurrently with such termination, Dole pays the Termination Fee due under Section 10.3.

The Party desiring to terminate this Agreement pursuant to Section 10.1(b) through (d) shall give notice of such termination to the other Party.

10.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties hereunder (except the Confidentiality Agreement and the provisions of Section 5.9 (Confidentiality), this Section 10.2, Section 11.1 (Press Releases and Public Announcements), Section 11.2 (No Third-Party Beneficiaries), Section 11.3 (Entire Agreement), Section 11.4 (Succession and Assignment), Section 11.7 (Notices), Section 11.8 (Governing Law), Section 11.9 (Arbitration), Section 11.11 (Severability), Section 11.12 (Expenses) and Section 11.13 (Construction)) shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach); provided, however, that neither ITOCHU nor Dole shall be released from any liabilities or damages arising out of a material breach of any covenant or agreement set forth in this Agreement.

10.3 Termination Fee.

(a) In the event that:

(i) this Agreement is terminated by either ITOCHU or Dole pursuant to Section 10.1(b)(i) (but only if the Stockholders Meeting has not been held by the Termination Date) or Section 10.1(b)(iii) and (A) prior to the termination under Section 10.1(b)(i) or the taking of a vote to approve this Agreement at the Stockholders Meeting or any adjournment or postponement thereof (in the case of a termination pursuant to Section 10.1(b)(iii)), an Acquisition Proposal shall have been communicated to the senior management of Dole or the Dole board of directors or shall have been publicly announced or publicly made known to the stockholders of Dole, and not withdrawn prior to the Termination Date or such vote to adopt this Agreement, as applicable and (B) within six months after such termination Dole shall have consummated or entered into a definitive agreement with respect to such Acquisition Proposal;

(ii) this Agreement is terminated by Dole pursuant to Section 10.1(d)(ii); or

(iii) this Agreement is terminated by ITOCHU pursuant to Section 10.1(c)(ii),

then, in any such case, Dole shall pay ITOCHU a termination fee of $50,400,000 (the “Termination Fee”), it being understood that in no event shall Dole be required to pay the Termination Fee on more than one occasion.

(b) Payment of the Termination Fee, if applicable, shall be made by wire transfer of same day funds to the account or accounts designated by ITOCHU (1) on the consummation of any transaction contemplated by an Acquisition Proposal in the case of a Termination Fee payable pursuant to Section 10.3(a)(i) or (2) within five (5) days after the termination of this Agreement, in the case of Sections 10.3(a)(ii) and (iii).

(c) Dole acknowledges that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, ITOCHU would not enter into this Agreement; accordingly, if Dole fails promptly to pay any amounts due pursuant to this Section 10.3, and, in order to obtain such payment, ITOCHU commences a suit that results in a judgment against Dole for the amounts set forth in this Section 10.3, Dole shall pay to ITOCHU its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 10.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(d) The Parties agree that if this Agreement is terminated pursuant to Sections 10.1(b)(i) or 10.1(b)(iii) (in each case only as specifically contemplated by Section 10.3(a)(i)), or Section 10.1(c)(ii) or Section 10.1(d)(ii), the delivery of the Termination Fee shall be deemed to be liquidated damages and the sole and exclusive remedy for any and all claims, actions, causes of action, judgments, awards, losses, damages, liabilities, fines, penalties, expenses or costs (including reasonable attorney’s fees and other out-of-pocket costs incurred in investigating, preparing and defending the foregoing) suffered or incurred by ITOCHU or any of its Affiliates or any other Person in connection with or related to or arising out of this Agreement, the transactions contemplated hereby, any oral representation made or alleged to have been made in connection herewith or therewith or any matter forming the basis for such termination, and neither ITOCHU nor any of its Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against Dole any Acquired Entity or any of their respective former, current or future Affiliates arising out of this Agreement, the transactions contemplated hereby, any oral representation made or alleged to have been made in connection herewith or therewith or any matter forming the basis for such termination.

SECTION 11

MISCELLANEOUS

11.1 Press Releases and Public Announcements. The Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby and no Party shall issue any press release or make any public announcement relating to this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Legal Requirements or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Party prior to making the disclosure).

11.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral.

11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of ITOCHU and Dole; provided, however, that ITOCHU may, without Dole’s consent, (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates, or (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases ITOCHU nonetheless shall remain responsible for the performance of all of its obligations hereunder).

11.5 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) one Business Day after being sent to the recipient by facsimile transmission or electronic mail, or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Dole:	Dole Food Company, Inc. One Dole Drive Westlake Village, California 91362 United States Tel: 818-879-6600 Fax: 818-879-6754 Attn: C. Michael Carter

In each case with copy (which shall not constitute notice) to:	Gibson, Dunn & Crutcher LLP 333 South Grand Ave. Los Angeles, California 90071 United States Tel: 213-229-7242 Fax: 213-229-6242 Attn: Peter W. Wardle

If to ITOCHU:	ITOCHU Corporation 5-1, Kita-Aoyama 2-chome Minato-ku, Tokyo 107-8077 Japan Tel: +81-3-3497-6260 Fax: +81-3-3497-6267 Attn: General Manager of Agri Products Dept.

With copy (which shall not constitute notice) to:	Squire Sanders (US) LLP Ebisu Prime Square Tower 16F 1-39, Hiroo 1-chome Shibuya-ku, Tokyo 150-0012 Japan Tel: +81-3-5774-1800 Fax: +81-3-5774-1818 Attn: Ken Kurosu, Esq.

A Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Japan without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

11.9 Arbitration. Except as set forth in Section 11.15 below, all disputes, controversies and claims arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby (including the construction, existence, validity, enforceability, enforcement, breach or termination of this Agreement) that cannot be resolved amicably by the Parties shall be exclusively, finally and conclusively settled by arbitration administered by the International Chamber of Commerce (the “ICC”) and conducted in accordance with the ICC Rules of Arbitration (the “Rules”), subject to the following:

(a) there shall be a panel of three (3) arbitrators (collectively, the “Tribunal”), one appointed by ITOCHU, another by Dole and the third appointed in accordance with the Rules;

(b) the seat of arbitration shall be Tokyo, Japan;

(c) the arbitration shall be conducted in the English language, and all written and oral submissions and awards shall be prepared in English (or be accompanied by English translations);

(d) the Tribunal shall schedule all matters regarding the arbitration so that the arbitration progresses in a timely fashion;

(e) at the arbitration hearing, each Party may make written and oral presentations to the Tribunal, present testimony and written and oral evidence and examine witnesses;

(f) the Tribunal may not grant any award that is inconsistent with the terms of this Agreement and shall not have the authority to use the equitable powers provided by the Rules to modify any terms of this Agreement, nor shall the Tribunal have the power to award any punitive or exemplary damages;

(g) the Tribunal shall issue a written decision explaining the basis for its rulings and awards;

(h) all fees and expenses of the Tribunal and the ICC shall be shared equally between the Parties, provided that the Tribunal shall have the authority to award, as part of its decision, to the prevailing Party its costs and expenses of the arbitral proceedings, including reasonable fees of attorneys and experts;

(i) any monetary award shall be made in US$ and shall be payable free of any Tax, withholding or other deduction (unless otherwise required by Legal Requirements); and

(j) the Parties shall be entitled to reasonable pre-hearing information exchanges, including production of documents, and the IBA Rules on the Taking of Evidence in International Commercial Arbitration shall be used as guidance.

Decisions rendered by the arbitral Tribunal shall be final, binding and enforceable in any court of competent jurisdiction. Except as necessary to enforce or effectuate the terms of this Section 11.9 or an arbitral decision or award, arbitration proceedings hereunder and any decision and award of the Tribunal shall be kept confidential by the Parties.

11.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by ITOCHU and Dole, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable law requires further approval or adoption by the Dole stockholders without such further approval or adoption. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation or breach of warranty or covenant, provided, however, that after the Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable law requires further approval or adoption by the Dole stockholders without such further approval or adoption.

11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.12 Expenses. Except as otherwise provided herein or in the Brand Agreement, (a) ITOCHU shall bear its costs and expenses (including advisory fees and other expenses) incurred in connection with this Agreement and the transactions contemplated hereby and (b) Dole shall bear its costs and expenses (including advisory fees and other expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

11.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation, and references to Schedules and Exhibits shall mean Schedules and Exhibits to this Agreement.

11.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.15 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that, notwithstanding any other provision herein to the contrary (including Section 11.9), a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically in any court of competent jurisdiction, this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Legal Requirement to post security as a prerequisite to obtaining equitable relief.

11.16 Effectiveness of Representations and Warranties. For the avoidance of doubt, a showing of any negligence (kashitsu) or intent (koi) on the part of Dole shall not be required in order to establish an inaccuracy or breach of any of Dole’s representations and warranties under Section 3 or Section 4 of this Agreement. Furthermore, ITOCHU’s awareness or possible awareness of any inaccuracy or breach of any of Dole’s representations and warranties under Section 3 or Section 4 shall not have any effect on the force and effect of such representations and warranties, or Dole’s indemnification obligations or ITOCHU’s remedies relating thereto, except to the extent specifically provided for in Section 8.4.

11.17 Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the disclosures made in the Disclosure Schedules shall only apply to the extent the disclosures identify the exceptions with reasonable particularity and describe the relevant facts in reasonable detail. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material”, “materially and adversely”, “Material Adverse Change”, “Material Adverse Effect” or other similar terms in this Agreement.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

DOLE FOOD COMPANY, INC.

By:
David H. Murdock, Chairman

ITOCHU CORPORATION

By:
Masahiro Okafuji, President & CEO

EXHIBIT 1

DEFINITIONS

“Acquired Entities” means (i) DAL, (ii) the Asia Fresh Entities, (iii) the Worldwide Packaged Food Entities, (iv) the other entities created after the date hereof solely for purposes of holding any assets or equity interests of the Asia Fresh Business or Worldwide Packaged Food Business, (v) DPF, (vi) the subsidiaries of DPF and (vii) to the extent not covered by any of the foregoing, the entities listed on Schedule 5.2(a)(ii) hereto, except for such additions and deletions that may be necessary in connection with changes to the ownership and holding structure of the Acquired Entities that are permitted under Section 5.2(a)(iii).

“Acquired Entities Benefit Plan” means an Employee Benefit Plan sponsored, maintained, or contributed to only by one or more Acquired Entity.

“Acquired Entity Group Companies” means the Acquired Entities other than DAL and DPF.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than ITOCHU or one of its Affiliates for a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, asset purchase, share purchase or similar transaction involving an acquisition of the Asia Fresh Business, the Worldwide Packaged Food Business or the Business (or any Acquired Entity), whether as part of a proposed acquisition of Dole or otherwise; provided, however, that in each such case, other than the transactions contemplated by this Agreement.

“Adverse Recommendation Change” has the meaning set forth in Section 5.8(a).

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or under common control with, a specified Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Antitrust Laws” has the meaning set forth in Section 5.10.

“Asia” means, collectively, Afghanistan, Bangladesh, Bhutan, Brunei, Burma, Cambodia, China, East Timor, Hong Kong, India, Indonesia, Japan, Kazakhstan, Kyrgyzstan, Laos, Macau, Malaysia, Maldives, Mongolia, Nepal, North Korea, Pakistan, Philippines, Singapore, South Korea, Sri Lanka, Taiwan, Tajikistan, Thailand, Turkmenistan, Uzbekistan and Vietnam.

“Asia Fresh Business” means all of the Fresh Business conducted by Dole in Asia Plus Australia/New Zealand on and prior to the Closing Date, and specifically including all businesses conducted by the Asia Fresh Entities (even if unrelated to the Fresh Business or conducted outside of Asia Plus Australia/New Zealand), but specifically excluding the Dole Asia Business.

“Asia Fresh Entities” means those entities listed in Exhibit 2 hereto.

“Asia Plus Australia/New Zealand” means, collectively, Asia, Australia and New Zealand.

“Assigned Intellectual Property Rights” has the meaning set forth in Section 5.2(a)(v).

“Brand Agreement” means that certain Trademark Rights Agreement among Dole, DAL and DPF in the form attached as Exhibit 3 hereto.

“Business” means collectively the Asia Fresh Business and the Worldwide Packaged Food Business.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in Los Angeles, California or Tokyo, Japan are not required to be open.

“Business Employee” has the meaning set forth in Section 6.5(a).

“Cash and Cash Equivalents” means cash on hand and highly liquid investments, money market funds and time deposits, with original maturities of three months or less, all as applied by Dole in the preparation of its consolidated balance sheet for purposes of its filing with the SEC.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“COBRA” means Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, and any similar U.S. state law.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Confidentiality Agreement” means the Confidentiality Agreement between Dole and ITOCHU, dated May 2, 2012.

“Confidential Information” means all information concerning the business or operations of a Person, in oral, written, graphic or electronic form, including trade secrets concerning the business and affairs of such Person, that is not generally available to the public.

“Contract” means any agreement, contract, obligation, promise or other undertaking (whether written or oral) that is legally binding.

“DAL” means Dole Asia Holdings Pte Ltd, a Singapore private limited company, to be formed by Dole prior to the Closing solely for the purpose of holding the Asia Fresh Business and the Worldwide Packaged Food Business (other than DPF and its subsidiary).

“DAL IP” means (i) the Intellectual Property owned by Dole or its subsidiaries (other than DPF and its subsidiary) that is exclusively used in the Asia Fresh Business in Asia Plus Australia/New Zealand or the Worldwide Packaged Food Business, (ii) the Intellectual Property

owned by Dole or its subsidiaries (other than DPF and its subsidiary) that covers both (A) products of the Asia Fresh Business in Asia Plus Australia/New Zealand or the Worldwide Packaged Food Business and (B) products of Dole’s retained businesses and (iii) any other Intellectual Property (or related rights, including Contractual license rights) to be transferred or licensed to DAL pursuant to this Agreement, the Brand Agreement or the Assignment Agreement referred to therein.

“DAL Shares” means all of the capital stock of DAL, whether voting or non-voting.

“Damages” means all damages, costs, liabilities, losses, fines, penalties and expenses, including reasonable attorneys’ fees and expenses.

“Disclosure Schedule” means the disclosure schedules attached hereto in connection with Sections 3.1 and 4 of this Agreement.

“Dole” has the meaning set forth in the introductory paragraph.

“Dole 401(k) Plans” has the meaning set forth in 6.5(c)

“Dole Asia Business” means the Fresh Business to be retained by Dole in Asia Plus Australia/New Zealand as specifically described in Exhibit E to the Brand Agreement.

“Dole Indemnitees” has the meaning set forth in Section 8.3(a).

“Dole U.S. Pension Plan” has the meaning set forth in Section 6.5(b).

“Dole SERPs” has the meaning set forth in Section 6.5(b).

“DPF” means Dole Packaged Foods, LLC, a California limited liability company.

“DPF Interests” means all of the membership interests of DPF, whether voting or non-voting.

“DPF IP” means (i) the Intellectual Property owned by Dole or its subsidiaries (other than DPF and its subsidiary) arising under the Laws of the United States that covers both (A) products of the Worldwide Packaged Food Business and (B) products of Dole’s retained businesses, (ii) the Intellectual Property owned by DOLE or its subsidiaries (other than DPF and its subsidiary) arising under the Laws of the United States that is exclusively used in the Worldwide Packaged Food Business and (iii) any other Intellectual Property (or related rights, including Contractual license rights) to be transferred or licensed to DPF pursuant to this Agreement, the Brand Agreement or the Assignment Agreement referred to therein.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3), whether or not ERISA applies), any Employee Pension Benefit Plan, any Employee Welfare Benefit Plan and any other employee benefit plan, program, arrangement or policy of any kind, whether or not subject to the laws of the United States (including, without limitation, the Non-U.S. Benefit Plans).

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2), whether or not ERISA applies.

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1), whether or not ERISA applies.

“Environmental, Health and Safety Requirements” means, as amended and as now and hereafter in effect, all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative Orders and determinations and all common law concerning public health and safety, worker health and safety or pollution, exposure of Persons to Hazardous Substances or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with DAL and/or DPF for purposes of Code Section 414(b), (c), (m) or (o), whether or not such entity is subject to the laws of the United States.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements” has, subject to Section 5.13, the meaning set forth in Section 4.6.

“Fresh Business” means the producing, harvesting, preparing, selling, distributing or purchasing of cut, sliced, diced and whole fresh/non-processed (other than standard washing and related minimal processing that is customary for perishable items offered for human consumption) fruits, vegetables, seeds, grains and nuts (excluding chocolate and coffee, but, for the avoidance of doubt, including packaged or bagged salads).

“Fundamental Representations” means (i) with respect to Dole, the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(e), 4.1, 4.2, 4.3(a) and (b) and 4.5; and (ii) with respect to ITOCHU, the representations and warranties set forth in Sections 3.2(a), 3.2(b), 3.2(c) and 3.2(e).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied, or with respect to a date specific, as in effect as of such date.

“Governmental Authority” means any national, federal, state, local or municipal government, agency, political subdivision, governmental authority, regulatory or administrative authority, any court, tribunal or judicial body or any arbitrator.

“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted or otherwise made available by or under the authority of any Governmental Authority.

“Hazardous Substance” means any substance, material or waste that is regulated or governed by any Environmental, Health and Safety Requirements, including, without limitation: (a) any substance, material or waste that is defined, used or listed as “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” “hazardous material,” “toxic substance,” “solid waste,” “pollutant” or “contaminant” under any applicable law, (b) any asbestos or asbestos containing materials, and (c) any petroleum, petroleum-based substances or polychlorinated biphenyl.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“ICC” has the meaning set forth in Section 11.9.

“IFRS” means the International Financial Reporting Standards as in effect from time to time.

“Improvements” has the meaning set forth in Section 4.11(d).

“Indebtedness” means (a) any Indebtedness for Borrowed Money, whether short term or long term, (b) any indebtedness arising under capitalized leases, conditional sales Contracts or other similar title retention instruments, (c) all liabilities secured by any Lien, (d) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect against fluctuations in interest rates, (e) any indebtedness evidenced by any note (including for the deferred purchase price of property or services), bond, debenture, letter of credits, surety bond or other debt security, (f) any indebtedness owed to any Affiliates, and (g) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (f).

“Indebtedness for Borrowed Money” means, with respect to any Acquired Entity, all indebtedness, liabilities and obligations of such Acquired Entity for borrowed money, including (1) all indebtedness, liabilities and obligations of such Acquired Entity evidenced by bonds, debentures, notes or similar instruments, (2) all obligations of such Acquired Entity upon which periodic interest charges are customarily paid (excluding trade accounts payable in the Ordinary Course of Business and obligations to which interest charges apply only as a result of a failure to perform or pay amounts due in respect of such obligation), (3) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under a letter of credit or bankers’ acceptance, (4) any guaranty by such Acquired Entity of any indebtedness for matters set forth in clauses (1) and (3) of this definition of Dole or any of its Affiliates (including the pledge of any collateral or grant of any security interest by such Acquired Entity in any property as security for any such indebtedness), whether or not any of the foregoing is evidenced by any note, indenture, guaranty or agreement, (5) all prepayment fees, make whole amounts or other payments that such Acquired Entity would have to make in the event of an early termination of the foregoing, and (6) accrued interest on any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 8.7(a).

“Indemnifying Party” has the meaning set forth in Section 8.7(a).

“Intellectual Property” means all of the following in any jurisdiction throughout the world, and all right, title and interest therein: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, and all patents, patent applications and patent disclosures, together with all reissuances, divisions, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, including without limitation any plant patents and any applications therefor, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, Internet domain names brand names and other indications or origin, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) and (f) all other proprietary rights, in each case to the extent any of the foregoing are subject to protection under applicable law, including, any of the foregoing that are embodied in or protect (1) computer software (including source code, executable code, data, algorithms, databases and related documentation), or (2) advertising and promotional materials. “Intellectual Property” shall include the goodwill associated with each of the foregoing.

“Intercompany Agreements” has the meaning set forth in Section 5.2(a)(v).

“Intercompany Asset Agreements” has the meaning set forth in Section 5.2(a)(iv).

“Intercompany Equity Agreements” has the meaning set forth in Section 5.2(a)(ii).

“ITOCHU” has the meaning set forth in the introductory paragraph.

“ITOCHU Indemnitees” has the meaning set forth in Section 8.2(a).

“Knowledge” of any Person means the actual (but not constructive or imputed) knowledge of such Person without any implication or verification or investigation concerning such knowledge. References to “Dole’s Knowledge” (or similar term) means the actual knowledge of each of David H. Murdock, David A. DeLorenzo, C. Michael Carter, Joseph S. Tesoriero, Yoon J. Hugh, Brad Bartlett, Ronald Bouchard, Kevin Knifton, Mark McKinney, James Prideaux, Ian Ng ,Tim Oswald, Beth Potillo, Kevin Elms, Yosuke Watanabe, Danko Stambuk and Sue Hagen. References to “ITOCHU’s Knowledge” (or similar term) means the actual knowledge of each of Masahiro Okafuji, Yoshihisa Aoki, Naoto Chiba, Yutaka Yamamura, Masazumi Nishikage, Tetsuya Kitae, Takamasa Tsuzuki, Ikuya Hirano, Junji Higashi, Masahiko Inoi, Sumio Kawamura, Tadashi Yoneda and Tomoki Kodama.

“Leased Real Property” means all material leasehold or subleasehold estates and other material rights to use or occupy any land, buildings, structures, improvements, fixtures, or other material interest in real property held by any Acquired Entity for use in connection with the Business.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any Acquired Entity holds any Leased Real Property.

“Legal Requirement” means any federal, national, state, local, municipal, foreign, international, multinational or other administrative Order, constitution, law, ordinance, judicial decision, regulation, rule, code, statute or treaty.

“Liability” means any direct or indirect Indebtedness, endorsement, liability, covenant, Contractual obligation, loss, deficiency, damage, expense or cost of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien (statutory or otherwise), assessment, assignment, security interest, charge, levy, easement, right of way, claim or encumbrance of any kind (including any conditional sales or other title retention agreement, any lease in the nature thereof and any agreement to give any of the foregoing).

“Lien Releases” means releases, discharges, termination statements and other documentation or evidence in form and substance reasonably satisfactory to ITOCHU for any and all Liens securing Indebtedness for Borrowed Money of Dole or its Affiliates applicable to any of the DAL Shares, the DPF Interests, any shares or other equity interests in any Acquired Entity or any of Acquired Entity’s tangible and intangible assets, including, without limitation, the Acquired Entities’ ownership interests, as the case may be, in the Asia Fresh Entities, the Worldwide Packaged Food Entities, the Asia Fresh Business or the Worldwide Packaged Food Business, which releases, discharges, termination statements and other documentation or evidence when delivered by Dole to ITOCHU at Closing and duly filed or recorded shall fully and irrevocably satisfy, remove, release and discharge in all respects any and all Liens securing Indebtedness for Borrowed Money of Dole and its Affiliates applicable to any of the DAL Shares, the DPF Interests, any shares or other equity interests in any Acquired Entity or any Acquired Entity’s tangible and intangible assets, including without limitation the Acquired Entities’ ownership interests, as the case may be, in the Asia Fresh Entities, the Worldwide Packaged Food Entities, the Asia Fresh Business or the Worldwide Packaged Food Business, or that such Liens shortly thereafter be so released, discharged or terminated.

“Material Adverse Effect” or “Material Adverse Change” means any event, occurrence, fact, condition or change that is reasonably determined to be materially adverse to the Business, or the results of operations or financial condition of the Acquired Entities, taken as a whole; provided, however, that neither “Material Adverse Effect” nor “Material Adverse Change” shall include any event, occurrence, fact, condition or circumstance, directly or indirectly, arising out of or attributable to: (a) any changes, conditions or effects in the United States, Asian or other foreign economies or securities or financial markets in general; (b) changes, conditions or effects that affect all participants in the industries in which the Acquired Entities operate; (c) any change, effect or circumstance resulting from an action required or contemplated by the this Agreement or the Transaction Documents, or in connection with the completion of the transactions contemplated by Section 5.2 in compliance with Section 5.2; (d) any matter of which the ITOCHU management personnel identified in the definition of Knowledge were actually aware on the Closing Date; (e) the effect of any changes in applicable laws or tax or accounting rules, including GAAP or IFRS; (f) any change, effect or circumstance resulting from the announcement of the transactions contemplated hereby or by the Transaction Documents or Intercompany Agreements; (g) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God or any changes in political conditions; or (h) any changes, conditions or effects that are cured by an Acquired Entity or Dole prior to the Closing; except, in the case of clauses (a), (b), (e) and (g), where such change, event, occurrence, fact, condition or circumstance has a disproportionate, disparate or exceptional effect on the Acquired Entities or the Asia Fresh Business or Worldwide Packaged Food Business as compared to similarly situated businesses operating in the same industries.

“Most Recent Balance Sheet” has the meaning set forth in Section 4.6.

“Most Recent Unaudited Financial Statements” has, subject to Section 5.13, the meaning set forth in Section 4.6.

“Most Recent Fiscal Quarter End” has the meaning set forth in Section 4.6.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Non-U.S. Benefit Plan” means an Employee Benefit Plan maintained, or contributed to, or required to be contributed to, outside the United States by Dole or any of its Affiliates, including, without limitation, the Acquired Entities.

“Notice Period” has the meaning set forth in Section 5.8(b)(ii).

“Occupancy Agreement” means that certain Occupancy Agreement between the Acquired Entities, on the one hand, and Dole, on the other hand, in the form attached as Exhibit 4 hereto.

“Order” means any award, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business of the Acquired Entities consistent with the past practice of the Business.

“Owned Real Property” means material land owned by any Acquired Entity, together with all material buildings, structures, improvements and fixtures located thereon.

“Party” and “Parties” have the meaning set forth in the introductory paragraph.

“Patent License Agreement” means that certain Patent License Agreement among Dole, DAL and DPF in the form attached as Exhibit 5 hereto.

“Pension Amount” has the meaning set forth in Section 6.5(b).

“Permitted Liens” means (i) Liens securing liabilities which are reflected or reserved against in the Most Recent Balance Sheet to the extent so reflected or reserved; (ii) Liens for

Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if reserves with respect thereto are maintained on an Acquired Entities’ books in accordance with GAAP; (iii) mechanic’s, materialmen’s, and similar Liens; (iv) purchase money Liens and Liens securing rental payments under capital lease arrangements; (v) Liens set forth on the attached as Exhibit 6; (vi) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority which are not violated by the current use or occupancy of such real property or the operation of the business or any violation of which would not materially and adversely affect the Asia Fresh Business, the Worldwide Packaged Food Business or the Business, in each case taken as a whole; (vii) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property; and (viii) prior to the Closing Date, Liens required to be discharged prior to or at the Closing by the Lien Releases pursuant to this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority.

“Post-Closing Confidential Information” has the meaning set forth in Section 6.4.

“Post-Closing Tax Periods” has the meaning set forth in Section 9.1(a).

“Pre-Closing Tax Periods” has the meaning set forth in Section 9.1(a).

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit, foreign or domestic (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Government Authority or arbitrator.

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

“Proxy Statement” has the meaning set forth in Section 3.1(d).

“Purchase Price” means $1,685,000,000.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Real Property Laws” has the meaning set forth in Section 4.11(f).

“Related Party” means any general partner, shareholder, director, executive officer, trustee or Affiliate of Dole.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Rules” has the meaning set forth in Section 11.9.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sellers” has the meaning set forth in the recitals.

“Ship Usage Agreement” means that certain Ship Usage Agreement by and between Dole and one or more of the Acquired Entities, in the form attached as Exhibit 7 hereto.

“Stockholder Approval” has the meaning set forth in Section 3.1(b).

“Stockholders Meeting” has the meaning set forth in Section 5.12(b).

“Straddle Periods” has the meaning set forth in Section 9.1(a).

“Superior Proposal” means any Acquisition Proposal (A) that is not subject to any financing contingency and is otherwise on terms which the Dole board of directors determines in good faith, after consultation with outside legal counsel and financial advisors, to be more favorable from a financial point of view than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement and (B) that the Dole board of directors believes is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

“Supply Agreement” means that certain Supply Agreement between the Acquired Entities, on the one hand, and Dole, on the other hand, in the form attached as Exhibit 8 hereto.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other matter, and including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person, and including any nonpayment thereof.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 10.1(b)(i).

“Termination Fee” has the meaning set forth in Section 10.3(a).

“Third-Party Claim” has the meaning set forth in Section 8.7(a).

“Transaction Documents” means this Agreement, the Brand Agreement, the Transition Services Agreement, the Supply Agreement, the Occupancy Agreement, the Ship Usage Agreement and the Patent License Agreement.

“Transferred Equity Interests” has the meaning set forth in Section 5.2(a)(ii).

“Transition Services Agreement” means that certain Transition Services Agreement between the Acquired Entities, on the one hand, and Dole, on the other hand, in the form attached as Exhibit 9 hereto.

“Tribunal” has the meaning set forth in Section 11.9(a).

“Worldwide Packaged Food Business” means the producing, manufacturing, processing, packaging, selling, distributing or purchasing of (a) shelf-stable and processed (i.e., which alters the original state or nature of the relevant product) fruits, vegetables, seeds, grains and nuts excluding chocolate and coffee (other than, for the avoidance of doubt, any such cut, sliced and diced produce defined as part of the Fresh Business), (b) pineapple and pineapple-based juices, (c) dairy products (excluding beverages), (d) frozen fruits, vegetables, seeds, grains and nuts excluding chocolate and coffee, and (e) products which combine elements of one or more of the foregoing.

“Worldwide Packaged Food Entities” means those entities listed on Exhibit 10.

EXHIBIT 2

ASIA FRESH ENTITIES

Agri-Produce Co., Ltd.

Beijing Dole Food Co., Ltd.

Benvue International, Inc.*

DFC Foods, Inc.

Diamond Farms, Inc.

DLC, Inc.

Dole Asia Company, Ltd.

Dole Australia Pty, Ltd.

Dole China Limited

Dole Fresh Produce (Thailand), Ltd.

Dole Fruit and Vegetable Malaysia Sdn. Bhd.

Dole Fruits and Vegetables India Private Limited

Dole Hong Kong, Ltd.

Dole Japan, Ltd.

Dole Korea, Ltd.

Dole Lanka (Private) Limited

Dole Logistics Company, Ltd.

Dole Macau Limited

Dole New Zealand, Ltd.

Dole Philippines, Inc.*

Dole Shanghai Co., Ltd.

Dole (Shanghai) Fruits and Vegetables Trading Co., Limited

Fresh MD Holding, Inc.

Freshremix Asia Software Corporation

Fresh Remix Corporation

Fresh System, Inc.

Homeland Development Corporation

I Love Farm Tome Co., Ltd.

K.I. Fresh Access, Ltd.

Korea Fresh Systems, Inc.

Mindanao Integrated Logistics Services, Inc.

NZ Ripeners, Ltd.

Pacific International Terminal Services, Inc.

PT Dole Food Indonesia Tbk

Qingdao Dole Food Co., Ltd.

Shanghai Dole Food Co., Limited

Sichuan China New Agricultural Science & Technology Co., Ltd.

* = is also a Worldwide Packaged Food entity.

Exhibit 3

TRADEMARK RIGHTS AGREEMENT

AMONG

DOLE FOOD COMPANY, INC.,

DOLE PACKAGED FOODS, LLC,

AND DOLE ASIA HOLDINGS PTE. LTD.

THIS TRADEMARK RIGHTS AGREEMENT (“Agreement”) is made and entered into as of                     , 2012, by and among DOLE FOOD COMPANY, INC., a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at One Dole Drive, Westlake Village, California 91362 U.S.A. (“DOLE”), and DOLE PACKAGED FOODS, LLC, a California limited liability company (“DPF”), with its principal place of business at One Dole Drive, Westlake Village, California 91362 U.S.A and DOLE ASIA HOLDINGS PTE. LTD. LIMITED, a [company] organized and existing under the laws of Singapore, with its principal place of business at                                          (“DAL” and, together with DPF, the “DAL Parties”).

AGREEMENT BACKGROUND

A. DOLE is an internationally famous producer and marketer of high-quality products, including fresh fruit, fresh vegetables and packaged products.

B. DOLE holds all right, title and interest in and to certain intellectual property rights and trademarks used in connection with the manufacture, marketing, packaging, quality control and sale of such products.

C. The DOLE trademarks and intellectual property rights have become associated with DOLE’s use and sale of high quality products and with DOLE’s policy of distributing products that conform to DOLE’s strict standards.

D. DOLE and ITOCHU Corporation (“ITOCHU”) have entered into an Acquisition Agreement dated as of September 17, 2012 (the “Acquisition Agreement”) pursuant to which DOLE agreed to sell to ITOCHU, and ITOCHU agreed to purchase, Dole’s Asia Fresh (“Asia Fresh”) and Worldwide Packaged Foods (“Packaged Foods”) businesses, including all related assets, liabilities, rights and obligations (collectively, the “Business”), and to enter into a series of other agreements at the Closing (as defined in the Acquisition Agreement).

E. Between the signing of the Acquisition Agreement and the Closing, DOLE, pursuant to those certain Intercompany Agreements, as defined and contemplated under the Acquisition Agreement (the “Intercompany Agreements”), (i) transferred to DAL the businesses, assets, liabilities, rights and obligations of the Business in relation to all areas other than the United States, and transferred to DPF the business, assets, liabilities, rights and obligations of the Business in relation to the United States, and (ii) pursuant to that certain assignment agreement (being one of the Intercompany Agreements) dated             , 2012 (the “Assignment Agreement”) transferred

certain trademark rights of DOLE relating to the Business to DAL (in the case of trademarks outside of the United States) and DPF (in the case of trademarks in the United States), and at the Closing ITOCHU is acquiring, directly or indirectly, the entire equity ownership interest in DAL and DPF, with the effect that, following the Closing, DAL and DPF will each become a direct or indirect wholly-owned subsidiary of ITOCHU that together will own, operate, develop and expand the Business.

F. As a result of the transactions contemplated by the Acquisition Agreement, DOLE retains ownership of all trademarks, trade names and trade dress rights worldwide that were historically owned by DOLE, except for the trademarks for Fresh Products (as defined below) in Asia Plus Australia/New Zealand and for Packaged Products (as defined below) assigned to DAL or DPF as described below in this Recital F, and the parties have agreed to implement the following arrangements with respect to the use of their respective trademarks:

1. DAL (in the case of trademarks outside the United States) or DPF (in the case of trademarks in the United States) owns, pursuant to the terms and conditions of the Assignment Agreement, the trademarks for the following products (“Packaged Products”): (A) shelf-stable and processed (i.e., which alters the original state or nature of the relevant product) fruits, vegetables, seeds, grains and nuts, excluding chocolate, coffee and processed mushrooms and mushroom powder (other than, for the avoidance of doubt, any such cut, sliced and diced produce defined as Fresh Products), (B) pineapple and pineapple-based juices, (C) dairy products (excluding beverages), (D) frozen fruits, vegetables, seeds, grains and nuts, excluding chocolate and coffee, and (E) products which combine elements of one or more of the foregoing, which trademarks are subject to the following:

(a) DOLE is granted, pursuant to the terms and conditions set forth in this Agreement, a non-exclusive license for trademarks owned by DAL or DPF, as described in Recital E above (collectively, the “DAL or DPF Packaged Products Trademarks”), for those Packaged Products currently produced, sold, distributed or purchased by other DOLE divisions/affiliates (“DFC Packaged Business”), subject to the Business Migration provisions of Section 2.7;

(b) Where DOLE wishes to use the DAL or DPF Packaged Products Trademarks on Packaged Products other than in connection with the DFC Packaged Business, the parties intend, as set forth below, that it may do so only through DAL or DPF, as applicable, pursuant to a good faith arrangement on commercially reasonable terms as may be agreed upon by them; and

(c) DAL or DPF shall have the right to grant licenses or sublicenses under the respective trademarks for Packaged Products owned by or licensed to them, excluding to Chiquita Brands International, Inc., Fresh Del Monte Produce Inc., Sumitomo Corporation, Fyffes plc, or their affiliated companies, or any other direct competitor of DOLE in the fresh/non-processed fruits, vegetables, seeds, grains and nuts business (“DOLE Competitors”), subject to compliance with the

Brand Equity Principles and to licensees and sublicensees, as the case may be, agreeing in writing to be bound by the applicable provisions of this Agreement.

2. DAL owns, pursuant to the terms and conditions of the Assignment Agreement, the trademarks for the following products (“Fresh Products”) in Asia Plus Australia/New Zealand (as defined below): cut, sliced, diced and whole fresh/non-processed (other than standard washing and related minimal processing that is customary for perishable items offered for human consumption) fruits, vegetables, seeds, grains and nuts (excluding chocolate and coffee, but, for the avoidance of doubt, including packaged or bagged salads), which trademarks are subject to the following:

(a) DOLE is granted, pursuant to the terms and conditions set forth in this Agreement, a non-exclusive license for trademarks owned by DAL for Fresh Products, as described in Recital E above (the “DAL Fresh Products Trademarks”) for those Asian countries in which DOLE divisions/affiliates currently produce, sell, distribute or purchase Fresh Products (“DFC Asia Business”), subject to the Business Migration provisions of Section 2.7;

(b) Where DOLE wishes to use the DAL Fresh Products Trademarks on Fresh Products in Asia Plus Australia/New Zealand other than in connection with the DFC Asia Business, the parties intend, as set forth below, that it may do so only through DAL pursuant to a good faith arrangement on commercially reasonable terms as may be agreed upon by them; and

(c) DAL shall have the right to grant licenses to the DAL Fresh Products Trademarks in Asia Plus Australia/New Zealand, excluding to DOLE Competitors, subject to compliance with the Brand Equity Principles and to the licensees and sublicensees agreeing in writing to be bound by the applicable provisions of this Agreement.

3. DAL (in the case of Fresh Products outside of the United States) or DPF (in the case of Fresh Products inside the United States) is granted, pursuant to the terms and conditions set forth in this Agreement, a non-exclusive license for DOLE trademarks for those countries outside of Asia Plus Australia/New Zealand where Asia Fresh currently produces, sells, distributes or purchases Fresh Products (“Asia Fresh Non-Asia Business”), subject to the Business Migration provisions of Section 2.7 that are applicable to the Asia Fresh Non-Asia Business (other than in the United Arab Emirates).

4. DAL is granted, pursuant to the terms and conditions set forth in this Agreement, a non-exclusive license for DOLE trademarks in the United Arab Emirates for Fresh Products.

5. DAL (in the case of Fresh Products outside of the United States) or DPF (in the case of Fresh Products inside the United States) is granted, pursuant to the terms and conditions set forth in this Agreement, a non-exclusive license for DOLE trademarks on the following products (“Non-Exclusive Licensed Packaged Products”): shelf-stable and non-processed seeds, grains, nuts (excluding coffee, but for the avoidance of doubt, including chocolate) (but in each case only as a component of Packaged Products, except for non-processed chia and chia seeds, which may be sold as stand-alone products), cosmetics (with a fruit/vegetable ingredient) and promotional clothing apparel (e.g., t-shirts) bearing such trademarks.

6. Where a DAL Party wishes to use the trademarks on any product that is not currently subsumed within the definition of Fresh Products in Asia Plus Australia/New Zealand or Packaged Products, the DAL Party will request DOLE to review and provide its written consent to such request based on appropriate supporting documentation.

7. DOLE retains exclusive ownership of any trademarks historically owned by DOLE that cover (either in a single class or multiple classes) products in both of the following categories (the “Overlapping Trademarks”): (i) Fresh Products in Asia Plus Australia/New Zealand or Packaged Products, and (ii) (a) Fresh Products outside of Asia Plus Australia/New Zealand; or (b) Non-Exclusive Licensed Packaged Products; or (c) any other products that are not subsumed within the definition of Fresh Products in Asia Plus Australia/New Zealand or Packaged Products (examples of which include, but are not limited to, (w) for trademarks outside of Asia Plus Australia/New Zealand , perishable cut vegetable products, cut fruits or packaged or bagged fruits, vegetables and/or salads in Trademark Class 29, (x) dry powdered mixes, coffee and coffee beans, tea, cocoa, chocolate, cake mixes and bread in Trademark Class 30, (y) fresh flowers, cut flowers, and live plants in Trademark Class 31 and (z) water, syrups, and non-alcoholic beverages in Trademark Class 32); provided that the parties agree as follows with respect to the Overlapping Trademarks:

(a) DAL is granted, pursuant to the terms and conditions set forth in this Agreement, an exclusive license for Overlapping Trademarks for Fresh Products in Asia Plus Australia/New Zealand and DAL (in countries other than the United States) or DFP (in the United States) is granted, pursuant to the terms and conditions set forth in this Agreement, an exclusive license for Overlapping Trademarks for Packaged Products;

(b) As further set forth hereunder, DOLE will file in the applicable jurisdiction an application for a new registration for each Overlapping Trademark with a product scope coverage that covers only the Fresh Products in Asia Plus Australia/New Zealand or Packaged Products covered by such Overlapping Trademark, and will assign each such new application (and any registration issuing thereon) to DAL (in the case of applications filed outside the United States) or DPF (in the case of applications filed in the United States); and

(c) DOLE will, as set forth below, file such new applications in such countries and order of priority as the DAL Parties may request; and

(d) DAL and DPF each shall have the right, as set forth below, to sublicense the license granted to it under the Overlapping Trademarks that is described in clause (a) above, except to DOLE Competitors, subject to compliance with the Brand Equity Principles and to sublicensees agreeing in writing to be bound by the applicable provisions of this Agreement.

8. All assignments and exclusive licenses described above are subject to the rights of any third-party licensees existing as of the Closing and any Third Party Rights existing as of the Closing.

G. The parties have agreed to implement the arrangements described in Recital F and to comply with certain quality control and other obligations with respect to the use and protection of trademarks owned by or licensed to them pursuant to the following terms and conditions.

In consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the execution hereof, the parties agree as follows.

1.	OWNERSHIP AND PROTECTION OF TRADEMARKS.

1.1 Ownership. The DAL Parties acknowledge that DOLE is the exclusive owner of the Retained Trademarks and the Overlapping Trademarks (and all other trademarks historically owned by DOLE that cover products other than Fresh Products in Asia Plus Australia/New Zealand and Packaged Products) the Retained Ancillary IP Rights and all trade names and trade dress rights historically owned by DOLE other than those included in the Assigned Trademarks or the Assigned Ancillary IP Rights and that all of the DAL Parties’ uses of the Retained Trademarks, the Overlapping Trademarks and the Retained Ancillary IP Rights pursuant to the licenses granted hereunder shall inure to the exclusive benefit of DOLE. The DAL Parties shall place appropriate notices, including notice of copyright, reflecting ownership of Retained Ancillary IP Rights by DOLE, on all packaging, sleeves, containers, labels and advertising and promotional materials. DOLE acknowledges that DAL or DPF, as the case may be, is the exclusive owner of the Assigned Trademarks and the Assigned Ancillary IP Rights and that all of Dole’s uses of the Assigned Trademarks and the Assigned Ancillary IP Rights pursuant to the licenses granted hereunder shall inure to the exclusive benefit of DAL or DPF, as applicable. DOLE shall place appropriate notices, including notice of copyright, reflecting ownership of the Assigned Ancillary IP Rights by DAL or DPF, as applicable, on all packaging, sleeves, containers, labels and advertising and promotional materials.

1.2 Registration; Supplemental Applications.

(a) The DAL Parties shall cooperate fully and in good faith with DOLE for the purpose of securing and preserving DOLE’s rights in and to the Retained Trademarks, the Overlapping Trademarks and Retained Ancillary IP Rights, including, without limitation, in the execution, submission and prosecution of any trademark, service mark or copyright applications and similar applications for registration which DOLE may desire to submit at any time and from time to time. DOLE shall cooperate fully and in good faith with the DAL Parties for the purpose of securing and preserving the DAL Parties’ respective rights in and to the Assigned Trademarks and Assigned Ancillary IP Rights, including, without limitation, in the execution, submission and prosecution of any trademark, service mark or copyright applications and similar applications for registration which a DAL Party may desire to submit at any time and from time to time. No party shall directly or indirectly submit in any jurisdiction any application to register a trademark for any new products or classes of products that are not covered by existing trademark registrations in such jurisdiction that are owned by such party except in compliance with the applicable provisions of Sections 2.4 and 2.6.

(b) DOLE agrees, with respect to each Overlapping Trademark and at the DAL Parties’ sole cost and expense, to file in the applicable jurisdiction promptly after the execution of this Agreement an application for a new registration that covers only the Fresh Products in Asia Plus Australia/New Zealand or Packaged Products that are covered by such Overlapping Trademark (each, a “Supplemental Application”), using local counsel and with such coverage as determined in consultation between the parties consistent with the terms of this Agreement. Promptly upon filing each Supplemental Application, DOLE will assign, at the DAL Parties’ sole cost and expense, such Supplemental Application (and any registration issuing thereon) to DAL, in the case of a Supplemental Application filed outside the United States, or to DPF, in the case of a Supplemental Application filed in the United States. DOLE will file the Supplemental Applications in such countries and in such order of priority as the DAL Parties may request. Further, DOLE agrees that it shall provide the DAL Parties, at the DAL Parties’ sole cost and expense, with any assistance requested by a DAL Party as may be reasonably required to successfully prosecute any and all Supplemental Applications until such time as they mature into registrations. Such assistance shall include, without limitation, assistance in responding to and overcoming office actions, responding to and overcoming the citation of an Overlapping or Retained Trademark, or other trademark registered and owned by DOLE or an Affiliate of DOLE, including, at the option and sole discretion of a DAL Party, by executing an appropriate consent or coexistence agreement or by having the Supplemental Application reassigned to DOLE until such time as it matures into a registration (at which time DOLE shall assign the registration to the DAL Party). At the request and sole expense of a DAL Party, DOLE shall, to the extent permitted by applicable law, amend any registration for an Overlapping Trademark so as to delete from such registration those goods covered by a Supplemental Application that has matured into a registration; provided that DOLE shall have no obligation to amend any such registration unless such DAL Party provides DOLE with a written opinion from a recognized outside trademark counsel reasonably satisfactory to DOLE to the effect that the amendment to such registration will not impair or derogate from any rights of DOLE with respect to the other goods covered by such registration. For the avoidance of doubt, DOLE agrees and acknowledges that the issuance of a registration pursuant to any Supplemental Application shall not limit or otherwise derogate from any license rights granted to a DAL Party pursuant to this Agreement.

1.3 Prohibited Acts

No party shall, directly or indirectly:

(a) claim ownership of the trademarks, trade names or trade dress rights owned by the other party or parties as provided in Section 1.1;

(b) use the trademarks, trade names or trade dress rights owned by the other party or parties in such a way intentionally to give the impression that they are owned by such party;

(c) use the trademarks, trade names or trade dress rights owned by the other party or parties or any confusingly similar trademark or other confusingly similar intellectual or industrial property in any manner not expressly authorized by the other party or parties;

(d) engage in any activity that may contest, dispute, dilute or otherwise impair the right, title, or interest of the other party or parties in the trademarks owned by the other party or parties, including, without limitation, any action to prevent or cancel any registration of such trademarks;

(e) use the trademarks or trade dress rights owned by the other party or parties in any manner that is not necessary or beneficial for the production, marketing, promotion, advertisement or distribution of the products with which such party is authorized to use such trademarks or trade dress rights or use the trade names owned by the other party or parties in any manner that is not necessary or beneficial for the business of such party with which such party is authorized to use such trade names; or

(f) use any Trademarks in any manner that is in conflict with or violates any exclusive rights in such Trademarks granted to the other party or parties.

1.4 Misuse; Renewal and Maintenance Costs. The DAL Parties shall cooperate fully and promptly with DOLE in the protection of DOLE’s rights to the Retained Trademarks, the Overlapping Trademarks and the Retained Ancillary IP Rights, as DOLE may request from time to time. DOLE shall cooperate fully and promptly with DAL in the protection of DAL’s rights to the Assigned Trademarks and the Assigned Ancillary IP Rights, as well as the Supplemental Applications and registrations resulting therefrom as contemplated in Section 1.2(b), as DAL may request from time to time. The applicable DAL Party shall be responsible for monitoring any infringement or other misuse of the Overlapping Trademarks involving Fresh Products in Asia Plus Australia/New Zealand or Packaged Products anywhere in the world, and for reporting material infringements or misuse to DOLE, and DOLE shall be responsible for monitoring any infringement or other misuse of the Overlapping Trademarks involving any other products, and for reporting material infringements or misuse to the DAL Parties. In addition, the DAL Parties shall be responsible for all costs associated with policing the use of the Overlapping Trademarks with respect to Fresh Products in Asia Plus Australia/New Zealand and Packaged Products worldwide, and

DOLE shall be responsible for all costs associated with policing the use of the Overlapping Trademarks with respect to products other than Fresh Products in Asia Plus Australia/New Zealand and Packaged Products worldwide. Each party will take appropriate action (including legal action), at its cost, to abate any material infringement of the Overlapping Trademarks, the monitoring of any infringement or misuse of which is the responsibility of such party under this Section 1.4. In addition, DOLE, at its sole cost and expense, shall renew and maintain the Overlapping Trademarks (and prosecute any pending applications included therein). Notwithstanding anything to the contrary, the parties agree that in the event a DAL Party becomes aware of any unauthorized use by a third party of any trademark that is the subject of an exclusive license granted to a DAL Party hereunder, the DAL Party shall have the right, at its sole option and discretion and at its sole cost, to bring a claim against such third party, or otherwise take any other legal action at its disposal against such third party to stop such unauthorized use or otherwise protect its rights hereunder, and any damages collected in such action shall be for the account of the DAL Party. In connection with any action commenced under this Section, to the extent that the parties do not both agree to proceed jointly in any such action, the party not bringing the action shall cooperate fully with the party bringing the action, at the latter party’s reasonable expense.

1.5 Protection of Scope of DOLE Trademark, Trade Name and Trade Dress Rights. The DAL Parties agree and acknowledge that it is the intent of the parties that no trademarks historically owned by DOLE other than trademarks covering exclusively Fresh Products in Asia Plus Australia/New Zealand and/or Packaged Products worldwide and no trade names and trade dress rights other than those exclusively relating to Fresh Products in Asia Plus Australia/New Zealand and/or Packaged Products worldwide are intended to have been assigned ( to, or be owned by either DAL Party and that all other such trademarks and any new trademarks covering any other types of products are intended to be reserved for the exclusive benefit of DOLE in all jurisdictions throughout the world. The DAL Parties will fully cooperate, by assigning rights and taking such other action as DOLE may request, to ensure that DOLE exclusively owns all trademarks based on or derived from trademarks historically owned by DOLE that cover products other than Fresh Products in Asia Plus Australia/New Zealand and/or Packaged Products. For the avoidance of doubt, DOLE agrees and acknowledges that the foregoing provisions are not intended to limit or otherwise derogate from the DAL Parties’ rights in and to the Overlapping Trademarks or any Supplemental Applications or resulting registrations, as set forth in this Agreement, or to limit or restrict the right of any DAL Party to use any trademark that is not the same as or confusingly similar to any trademark owned by DOLE in connection with any product or service whatsoever.

1.6 Associated Marks. Notwithstanding any provision contained herein to the contrary, any Assigned Trademark that is associated, as indicated by the records of the trademark office or other government body where such Assigned Trademark is registered or is the subject of a pending application (or in such other manner as may cause trademarks to be associated under applicable law), with any Retained Trademark or any Overlapping Trademark shall not be assigned to the applicable DAL Party, but shall be retained by DOLE and will be deemed to be an Overlapping Trademark that is licensed to the applicable DAL Party exclusively for Fresh Products in Asia Plus Australia/New Zealand or Packaged Products worldwide.

2.	GRANT OF LICENSE RIGHTS

2.1 Rights Granted to DAL Parties.

(a) Exclusive Rights. Subject to the terms and conditions contained herein, DOLE hereby grants to DAL, in the case of Overlapping Trademarks or Retained Ancillary IP Rights outside of the United States, or DPF, in the case of Overlapping Trademarks or Retained Ancillary IP Rights in the United States, and each such DAL Party hereby accepts, an exclusive, perpetual, irrevocable, non-assignable (except as provided in Section 17), fully paid-up, royalty-free license for the exclusive use of the Overlapping Trademarks and Retained Ancillary IP Rights in the Business and the production, sale, distribution, marketing and promotion of the Licensed Fresh Products and Licensed Packaged Products in the Territory. Notwithstanding the foregoing, this license is subject to the right of use of DOLE (and its Affiliates) in the production, sale, distribution, marketing and promotion of Fresh Products in the DFC Asia Business and Packaged Products in the DFC Packaged Business, if and until the DFC Asia Business and the DFC Packaged Business is migrated as provided in Section 2.7, and the rights of third-party licensees and third party suppliers, customers, distributors and business partners who have been authorized to use the Overlapping Trademarks and/or Retained Ancillary IP Rights in the ordinary course of business with DOLE or its Affiliates (collectively, “Third Party Rights”), in each case, existing as of the Closing. For the avoidance of doubt, DAL will have the right to use the Overlapping Trademarks on Licensed Fresh Products in Asia Plus Australia/New Zealand and DPF will have the right to use the Overlapping Trademarks on Licensed Packaged Products worldwide currently produced, sold or distributed by the Business, and the applicable DAL Party will also have the right to use the Overlapping Trademarks on any new Licensed Fresh Products and Licensed Packaged Products that may hereafter be produced, sold or distributed by such DAL Party, subject to Section 2.4 and Section 2.6.

(b) Non-Exclusive Rights. Subject to the terms and conditions contained herein, DOLE hereby grants to DAL, in the case of Retained Trademarks and Retained Ancillary IP Rights outside of the United States, or DPF, in the case of Retained Trademarks or Retained Ancillary IP Rights in the United States, and such DAL Party hereby accepts, a perpetual, irrevocable, non-assignable (except as provided in Section 17), fully paid-up, royalty-free license for the non-exclusive use of the Retained Trademarks and the Retained Ancillary IP Rights (i) in the production, sale, distribution, marketing and promotion of the Non-Exclusive Licensed Packaged Products in the Territory; provided that the license granted in this clause (i), to the extent it relates to apparel in the United States, Canada and Mexico, shall not become effective until January 1, 2014; (ii) in the production, sale, distribution, marketing and promotion of Licensed Fresh Products in the United Arab Emirates; and (iii) in the production, sale, distribution, marketing and promotion of those Licensed Fresh Products currently produced, sold, distributed or purchased in those countries (other than the United Arab Emirates) in which the Asia Fresh Non-Asia Business currently produces, sells, distributes or purchases such Licensed Fresh Products, such license being granted solely in such countries, if and until the Asia Fresh Non-Asia Business is migrated as provided in Section 2.7. This license is subject at all times to the right of use of DOLE, its Affiliates and Third Party Rights (whether currently existing or granted by DOLE or its Affiliates in the future) and DOLE, its Affiliates and authorized third parties may freely use the Retained Trademarks and the Retained Ancillary IP Rights in the production, sale, distribution, marketing and promotion of Fresh Products in the United Arab Emirates or elsewhere outside of Asia Plus Australia/New Zealand or the Non-Exclusive Licensed Packaged Products anywhere in the world; provided, however, that, to the extent a Non-Exclusive Licensed Packaged Product is subsumed within the definition of a Licensed Fresh Product, then DOLE and its Affiliates may use the Retained Trademarks and the Retained Ancillary IP Rights in connection with such Non-Exclusive Licensed Packaged Products in Asia Plus Australia/New Zealand only in the DFC Asia Business.

(c) Third Party Rights. In addition to the Third Party Rights described in Section 2.1(a) above, the DAL Parties acknowledge that its rights hereunder (including rights in the Assigned Trademarks, the Supplemental Applications and Assigned Ancillary IP Rights), are subject to that certain Trademark Security Agreement dated as of May 19, 1995 (the “Security Agreement”) between DOLE and Duo Juice Company (“Duo”). In accordance with Section 3.4 (ii) of the Security Agreement, DAL will provide a written statement to Duo (in the form attached hereto as Exhibit I) following the Closing to the effect that (i) in the case of any Assigned Trademark or Supplemental Application that is a “Licensed Trademark” (as defined under the Trademark License Agreement dated May 19, 1995, as amended (the “Duo License”), between DOLE, Tropicana Products, Inc., Duo and Duo Juice Company BV), the DAL Party that owns such Assigned Trademark or Supplemental Application (the “Applicable DAL Party”) assumes the Duo License to the extent it applies to such Assigned Trademark or Supplemental Application, and (ii) the Applicable DAL Party assumes the Security Agreement to the extent it applies to such Assigned Trademark or Supplemental Application, and (iii) the Duo License and the Security Agreement are valid, binding and enforceable in accordance with their respective terms against DAL to the extent the Duo License and the Security Agreement each applies to such Assigned Trademark or Supplemental Application.

2.2 Non-Exclusive License to DOLE to Use Assigned Trademarks and Assigned Ancillary IP Rights on Certain Products. Subject to the terms and conditions contained herein, the DAL Party that owns the relevant Assigned Trademark or Assigned Ancillary IP Rights hereby grants to DOLE and its Affiliates, and DOLE hereby accepts on behalf of itself and its Affiliates, a perpetual, irrevocable, non-assignable (except as provided in Section 17), fully paid-up, royalty-free license for the non-exclusive use of the Assigned Trademarks and the Assigned Ancillary IP Rights in the production, sale, distribution, marketing and promotion of Fresh Products in the DFC Asia Business and Packaged Products in the DFC Packaged Business, if and until the DFC Asia Business and the DFC Packaged Business is migrated as provided in Section 2.7. Where DOLE wishes to use the Assigned Trademarks and/or Assigned Ancillary IP Rights on (i) Fresh Products in countries in Asia Plus Australia/New Zealand other than in connection with the DFC Asia Business, or (ii) Packaged Products other than in connection with the DFC Packaged Business, it may do so only through the applicable DAL Party pursuant to a good faith arrangement on commercially reasonable terms as may be agreed upon by the parties.

2.3 Rights Not Granted. All rights other than those expressly granted to the DAL Parties are reserved to DOLE. All rights other than those expressly granted to DOLE are reserved to the DAL Parties. This Agreement is not a grant by DOLE to the DAL Parties of any right to use any variation of the Retained Trademarks, Overlapping Trademarks or the Retained Ancillary IP Rights that now exist or hereafter are developed by DOLE, either DAL Party or any other person. This Agreement is not a grant by either DAL Party to DOLE of any right to use any variation of the Assigned Trademarks or the Assigned Ancillary IP Rights that now exist or hereafter are developed by either DAL Party or any other person.

2.4 New Products.

(a) Each DAL Party is free to use the Assigned Trademarks owned by such DAL Party or the Retained Trademarks or Overlapping Trademarks licensed to such DAL Party (in each case, within the scope of the applicable license grant) on any product that is subsumed in the definition of Packaged Products or Non-Exclusive Licensed Packaged Products or Fresh Products in Asia Plus Australia/New Zealand or as otherwise set forth in Section 2.1(b) above, subject to Section 2.6. Dole is free to use the Assigned Trademarks (within the scope of the applicable license grant) or Retained Trademarks or Overlapping Trademarks on any product that is subsumed in the definition of Non-Exclusive Licensed Packaged Products, any product outside of Asia Plus Australia/New Zealand that is subsumed in the definition of Fresh Products or any other product that is not a Fresh Product in Asia Plus Australia/New Zealand or a Packaged Product, subject to Section 2.6.

(b) In the event either DAL Party wishes to use the Assigned Trademarks or Overlapping Trademarks on any fresh produce product in Asia Plus Australia/New Zealand that is not currently subsumed within the definition of Fresh Products (in the case of DAL) or any packaged products that are not currently subsumed within the definition of Packaged Products (in the case of DAL or DFP), such DAL Party will request DOLE to review and provide written consent to such request based on appropriate supporting documentation. DOLE will review such DAL Party’s request pursuant to this Section 2.4(b) and solely determine if such DAL Party will be authorized to use the Assigned Trademarks or Overlapping Trademarks in accordance with such DAL Party’s request.

(c) In the event DOLE wishes to use the Assigned Trademarks or Overlapping Trademarks on any product that is currently subsumed within the definition of Packaged Products, or, except for the exercise of DOLE’s non-exclusive license rights in the DFC Asia Business, to use the Assigned Trademarks or Overlapping Trademarks in Asia Plus Australia/New Zealand on any product that is subsumed within the definition of Fresh Products, DOLE will request the DAL Parties to review and provide written consent to such request based on appropriate supporting documentation. The DAL Parties will review DOLE’s request pursuant to this Section 2.4(c) and solely determine if DOLE will be licensed to use the Assigned Trademarks or Overlapping Trademarks in accordance with its request.

(d) In the event DOLE intends to use in Asia Plus Australia/New Zealand any Retained Trademark or Overlapping Trademark on any new product (other than Fresh Products or Packaged Products) on which DOLE is not currently using such Retained Trademark or Overlapping Trademark in Asia Plus Australia/New Zealand, DOLE will provide DAL with prior written notice thereof and offer to DAL the right of first refusal to be DOLE’s distributor in Asia Plus Australia/New Zealand with respect to such new product. If DAL does not provide written notice to DOLE that DAL desires to serve as DOLE’s distributor in Asia Plus Australia/New Zealand with respect to such new product within thirty (30) days after DOLE provides such notice to DAL, DOLE shall be free to proceed with the sale and distribution of such new product without any participation by DAL as a distributor. If, within thirty (30) days after DOLE provides such notice to DAL, DAL provides written notice to DOLE that DAL desires to serve as DOLE’s distributor in

Asia Plus Australia/New Zealand with respect to such new product, DOLE and DAL shall negotiate in good faith commercially reasonable terms by which DAL would be DOLE’s distributor for such new product in Asia Plus Australia/New Zealand. If DOLE and DAL have not reached agreement on the terms of such distribution arrangement within forty-five (45) days after DOLE’s receipt of written notice from DAL that DAL desires to serve as DOLE’s distributor in Asia Plus Australia/New, DOLE shall be free to proceed with the sale and distribution of such new product without any participation by DAL as a distributor; provided that, DOLE shall not agree to terms with another distributor in Asia Plus Australia/New Zealand with respect to such new product without providing DAL with written notice of such terms and offering an opportunity to DAL to accept a distributorship agreement with DOLE with respect to such new product on such terms.

2.5 Non-Exclusive Licensed Packaged Products and Licensed New Products. The DAL Parties’ respective rights with respect to Non-Exclusive Licensed Packaged Products and Licensed New Products will be non-exclusive. In addition, DOLE may not have existing trademark registrations in certain jurisdictions for use of the Retained Trademarks with respect to Non-Exclusive Licensed Packaged Products and/or the Licensed New Products. In that event, the applicable DAL Party will either, (i) obtain trademark registrations (in DOLE’s name) covering the use of the Retained Trademarks with respect to the Non-Exclusive Licensed Packaged Products and/or the Licensed New Products in the relevant countries, or (ii) obtain an opinion from a recognized outside trademark counsel (with a copy to DOLE) to the effect that such DAL Party’s use of the Retained Trademarks with respect to the Non-Exclusive Licensed Packaged Products and/or the Licensed New Products will not infringe any third party rights in the relevant countries; and, in either case, such DAL Party, at its sole cost, shall defend DOLE and its Affiliates against any claim of infringement or other violation of third party rights that is asserted against DOLE or any of its Affiliates in connection with or as a result of any such use by such DAL Party. Notwithstanding the foregoing, if the applicable DAL Party does not comply with the conditions set forth in clauses (i) or (ii) above, such DAL Party shall have the right, at its sole option and discretion, to use the Retained Trademarks as aforesaid; provided, however, that in such case such DAL Party, at its sole cost, shall defend and indemnify DOLE and its Affiliates against any claim of infringement or other violation of third party rights that is asserted against DOLE or any of its Affiliates in connection with or as a result of such use by such DAL Party and against any damages or other losses resulting from such claim or other violation; and further provided that such indemnification obligation (but not such defense obligation) shall cease if and when such DAL Party complies with the conditions set forth in clauses (i) or (ii).

2.6. Brand Equity Principles. With respect to its use of the Trademarks (including Trademarks owned by such party) in connection with any products, each party will have the right to unilaterally undertake the following, but only to the extent that such actions and all products conform to the Brand Equity Principles (to the extent applicable to the products with which the Trademarks are used): (a) develop new products that are subsumed within the definition of Fresh Products in Asia Plus Australia/New Zealand (in the case of DAL) and/or Packaged Products (in the case of DAL or DPF, as applicable); (b) modify products on which Trademarks owned by or licensed to such party are used by such party; (c) market, promote and advertise products on which Trademarks owned by or licensed to such party are used by such party; (d) establish and maintain inventory of products on which Trademarks owned by or licensed to such party are used by such party; (e) approve co-packing arrangements relating to products on which Trademarks owned by or licensed to such party are used by such party as long as the co-packer has the appropriate skill, experience and reputation to produce the highest quality product consistent with applicable law; and (f) maintain and protect the registration, in DOLE’s name, of the Retained Trademarks or Overlapping Trademarks used in connection with the New Products (including the payment of any applicable maintenance fees) and maintain and protect the registration, in the applicable DAL Party’s name, of the Assigned Trademarks used in connection with the New Products (including the payment of any applicable maintenance fees). DOLE will consult with ITOCHU (and, if ITOCHU requests the participation of the DAL Parties in such consultations, the DAL Parties) prior to DOLE modifying the Brand Equity Principles and will consider the results of such consultation in finalizing any such modifications, with the understanding that any expansion of the Brand Equity Principles by such modifications shall be deemed to automatically amend Exhibit B hereto. However, DOLE shall not have the right to amend the Brand Equity Principles in a manner that operates to decrease the scope of the DAL Parties’ permitted usage as it exists on the date of this Agreement, or that otherwise restricts or derogates from the DAL Parties’ rights under this Agreement or the Assignment Agreement, without the consent of the DAL Parties. DOLE agrees that it will not in any event use in Asia Plus Australia/New Zealand any Retained Trademark or Overlapping Trademark in a manner that conflicts with the Brand Equity Principles as they exist on the date of this Agreement (except to the extent the Brand Equity Principles have been expanded after the date of this Agreement as permitted under this Agreement) unless the applicable DAL Party otherwise agrees following consultation with DOLE.

2.7 Business Migration. Exhibit C hereto sets forth a list of those countries outside Asia Plus Australia/New Zealand where Asia Fresh currently produces, sells, distributes or purchases Fresh Products as part of the Asia Fresh Non-Asia Business and sets forth a description of the Asia Fresh Non-Asia Business. Exhibit E hereto sets forth a list of those countries within Asia Plus Australia/New Zealand in which DOLE’s divisions/Affiliates other than Asia Fresh currently produce, sell, distribute or purchase Fresh Products as part of the DFC Asia Business and sets forth a description of the DFC Asia Business. Exhibit F hereto sets forth a list of those Packaged Products currently produced, sold, distributed or purchased by DOLE’s divisions or Affiliates as part of the DFC Packaged Business other than Packaged Foods anywhere in the world. Notwithstanding the non-exclusive license rights granted under this Agreement, in order to ensure that all related business is conducted through a single front and thereby improve efficiency and avoid marketplace confusion, DOLE, ITOCHU and the DAL Parties shall work together in good faith to have all DFC Asia Business and DFC Packaged Business migrated to and conducted by the applicable DAL Party, and all Asia Fresh Non-Asia Business (other than the production, sale, distribution, marketing and promotion of Fresh Products in the United Arab Emirates) migrated to and conducted by DOLE, as soon as reasonably practicable after the execution of this Agreement, provided that the parties shall endeavor to effectuate such migration in a manner that does not result in a reduction of revenue or otherwise adversely affect the migrated businesses; and provided further, that in no event shall DOLE or an Affiliate thereof or such DAL Party be required to violate any existing contract (the foregoing activities carried out by the parties are referred to herein as the “Business Migration”). The specific timing of, and the specific steps to be taken by each party to effectuate, the Business Migration shall be determined on a case by case basis in good faith discussions and consultation between the parties. In furtherance of the Business Migration, DOLE shall not in any event expand the volume or value of either the DFC Asia Business or the DFC Packaged Business beyond the levels subsisting as of the date of this Agreement, without first offering the applicable DAL Party the right of first refusal with respect to such expanded volume or value that such DAL Party shall have the right to exercise within thirty (30) days after receipt of written notice from DOLE with respect to such right of first refusal. In furtherance of the Business Migration, the applicable DAL Party shall not in any event expand the volume or value of the Asia Fresh Non-Asia Business (other than the production, sale, distribution, marketing and promotion of Fresh Products in the United Arab Emirates) beyond the levels subsisting as of the date of this Agreement, without first offering DOLE the right of first refusal with respect to such expanded volume or value that DOLE shall have the right to exercise within thirty (30) days after receipt of written notice from such DAL Party with respect to such right of first refusal. In the event a party elects not to exercise the right of first refusal granted to it hereunder, the party offering such right of shall not offer to any third part substantially superior terms to those offered hereunder in connection with such right.

2.8 Recordation and Abandonment. Each party shall have the right, at any time and at its own cost and expense, to record, register, or otherwise notify this Agreement, or any licenses granted or otherwise contemplated hereunder, in appropriate governmental or regulatory offices anywhere in the world, and each party shall provide, without demanding further consideration, reasonable assistance to the other in effecting such recording, registering or notifying, including, without limitation, executing (or causing its subsidiaries to execute) all documents required to effect the same. Notwithstanding the foregoing, prior to recording, registering, or otherwise notifying this Agreement or such licenses, the party desiring to so record, register, or notify shall provide a copy of all materials to be filed for review, comment, and approval by the other party, such approval not unreasonably to be withheld or delayed. In the event that DOLE decides, for any reason, to abandon the registration of any trademark licensed under this Agreement to a DAL Party, and to cease using such trademark in the ordinary course of DOLE’s business, DOLE shall notify the applicable DAL Party accordingly in writing and, promptly upon the written request of such DAL Party, shall use reasonable efforts to promptly transfer to the applicable DAL Party, at no additional cost, all right, title and interest in and to such trademark and the good will associated therewith, following which all costs of maintaining such trademark shall be the sole responsibility of such DAL Party and DOLE shall retain a non-exclusive license to use such trademark to the same extent that DOLE was entitled to use such trademark prior to such transfer, it being understood that such license is being retained by DOLE primarily for defensive purposes.

3.	TERM OF AGREEMENT

Term. This Agreement shall commence as of the date specified in the preamble and shall continue indefinitely unless terminated by mutual agreement of the parties.

4.	USE OF COPACKERS; STANDARDS

Each party, at its option, may have the products with which Trademarks licensed to such party are used grown, manufactured and packed for such party pursuant to contract manufacturing agreements with reputable and qualified copackers and will require that such copackers comply with the applicable product quality and compliance requirements set forth in this Agreement. Each party will be responsible for supervising and controlling its copackers to ensure that all obligations under this Agreement are met and such party shall be liable for all acts and omissions of such copackers as though performed by such party itself. Each party warrants and represents as follows with respect to the Products with which it uses Trademarks owned by or licensed to it, its operations and facilities, and with respect to the operations and facilities of each of its approved copackers:

(a) That each will comply with all applicable national, federal, state, and local laws and regulations.

(b) That no pesticide, herbicide or other chemical product will be applied to such Products, to ingredients thereof, or to any acreage where such Products and/or ingredients have been grown, that have been banned by the United States or by the European Union.

(c) That such Products shall not be adulterated or misbranded within the meaning of applicable law.

(d) That all packaging and packaging components used in connection with such Products will comply with the requirements of applicable toxics in packaging laws.

Each party further represents and warrants that the Products with which it uses Trademarks owned by or licensed to it and any and all packaging used in conjunction with such Products, shall comply with the Brand Equity Principles and meet applicable quality control standards and shall be wholesome, merchantable and fit for human consumption. In addition, each party must have documented and reasonable food safety and food security policies and procedures in place.

5.	PRODUCT STANDARDS

5.1 DAL Samples. Upon DOLE’s request, a DAL Party shall submit, at its sole expense (including without limitation, all expenses relating to freight, applicable duties and similar costs), a reasonable number of samples of products with which Trademarks licensed to such DAL Party are used and all packaging materials, including containers, cases, graphics, images, and all other items used or proposed to be used in the production, distribution and sale of such products.

5.2 DOLE Samples. Upon a DAL Party’s request, DOLE shall submit, at its sole expense (including without limitation, all expenses relating to freight, applicable duties and similar costs), a reasonable number of samples of products with which Trademarks licensed to DOLE are used and all packaging materials, including containers, cases, graphics, images, and all other items used or proposed to be used in the production, distribution and sale of such products.

6.	QUALITY STANDARDS AND CONTROL

6.1 Quality Standards. The parties acknowledge that the Trademarks represent the prestige that DOLE has earned for itself and are well recognized in the minds of the public, and that it is of great importance to each party that, in the production and sale of Products, the high standards, reputation and image established by DOLE be maintained at all times by the DAL Parties, with respect to its use of the Assigned Trademarks and the Overlapping Trademarks or Retained Trademarks licensed to each of them by DOLE, and by DOLE, with respect to the Assigned Trademarks licensed to it by the DAL Parties. Accordingly, all Products on which Trademarks licensed from the other party appear shall comply with the Brand Equity Principles (to the extent applicable to such Products) and shall be of such quality as will protect and enhance the relevant Trademarks, and in all cases the quality shall be at least as high as the quality of samples submitted to the party that owns or co-owns the relevant Trademarks. Each Licensed Product shall bear the relevant Trademarks substantially in the form consistent with DOLE’s historical practices except as the parties otherwise agree in writing. If either party reasonably determines that the other party’s Products (whether found in the marketplace, held by the other party’s customers, in storage or otherwise) are inconsistent in any material respect with the Brand Equity Principles (to the extent applicable to such Products) or constitute a significant health or safety risk, such party may at its option require that the other party (i) recall such Products at the other party’s sole expense; or (ii) promptly remove the Trademarks from such Products, in which event such Products may be sold provided they are in no way identified as a product originating from or authorized by the other party or otherwise identified with the other party or its Trademarks.

6.2 Quality Control.

(a) Each party shall cooperate fully in all ways with the other parties in enabling the other parties to ascertain that all Products with which Trademarks are used comply with the Brand Equity Principles (to the extent applicable to such Products).

(b) If a party reasonably believes that another party is not complying with the applicable quality standards imposed under Section 6.1, it and its agents shall have the right to inspect, during business hours and upon reasonable notice, such other party’s facilities for the sole purpose of determining compliance with such quality standards.

7.	FORCE MAJEURE

Neither DOLE nor either DAL Party shall be held responsible for any loss, damage or delay suffered by the other parties owing to any cause that is beyond the reasonable control of the defaulting party and cannot be attributed to negligence or willful nonperformance of its obligation. Such causes include, but are not limited to, wars, embargoes, riots, civil disturbances, fires, storms, floods, typhoons, earthquakes and other severe natural calamities, strikes and labor disputes, government acts and restrictions, and other causes that cannot be overcome or prevented by due diligence. Any party wishing to invoke this Section shall give written notice to the other parties, within five (5) days of the occurrence of such event, stating the relevant cause and the anticipated duration. The defaulting party shall promptly resume performance of its obligations the moment such cause or causes cease to operate.

8.	BREACH

The parties agree and acknowledge that no party shall have the right to terminate this Agreement by reason of the other parties’ material breach or for any other reason. In addition to any other rights or remedies that any party may have, upon another party’s breach of any material provision of this Agreement and failure to cure such breach within 30 days of notice from the non-breaching party, or if such breach cannot be cured within 30 days, failure to take material steps to cure the breach and complete such cure within 60 days, such non-breaching party may immediately take any or all of the following actions, all at its sole election:

(a) require the breaching party to cease any use of the Trademarks of such party that are the subject of the breach (“Affected Trademarks”), which use is not substantially in compliance with the terms of this Agreement; and

(b) terminate any exclusive rights the breaching party may have with respect to the Affected Trademarks; provided, however, that in no event shall DOLE have the right to terminate or otherwise rescind or cancel the assignment of any Trademarks to either of the DAL Parties effected under the Assignment Agreement or this Agreement.

The parties agree and acknowledge that any breach of this Agreement may give rise to immediate and irreparable injury, loss, or damage to the non-breaching party for which the granting of monetary damages would be an inadequate remedy and ineffectual. Each party therefore acknowledges and agrees that, notwithstanding anything to the contrary under the Acquisition Agreement or this Agreement, if it breaches any provision of this Agreement, the other party or parties will be entitled, in addition to all other available remedies, to seek preliminary, interim and permanent injunctions, temporary restraining orders, or other appropriate orders to restrain any continued breach without having to prove that actual injury, loss, or damage has been sustained by the non-breaching party or parties and without posting any type of bond or other security as a condition for seeking such relief.

9.	INDEMNIFICATION; REPRESENTATIONS AND WARRANTIES

9.1 Indemnification. The DAL Parties shall indemnify, protect, hold harmless and defend DOLE, and DOLE shall indemnify, protect, hold harmless and defend the DAL Parties, and the indemnified party’s officers, directors, Affiliates, agents and employees from and against any and all claims, suits, losses, liabilities, expenses and damages, including costs of suit and reasonable attorneys’ fees, arising out of or in any way connected with: (i) the growing, production, storage, handling, maintenance, sale, marketing, distribution, labeling or advertisement of any Product by or on behalf of the indemnifying party (including by any copacker); (ii) any alleged defect in or adulteration of a Product and/or product liability claim; and (iii) any breach of the warranties set forth in this Agreement.

9.2 Matters Involving Third Parties; Determination of Amounts Subject to Indemnification

(a) If any third party notifies any party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under Section 9.1, then the Indemnified Party shall as promptly as reasonably possible after receipt of notice of the Third Party Claim (but in no event later than ten (10) Business Days after receipt by the Indemnified Party of notice of the Third Party

Claim) notify each Indemnifying Party thereof in writing, and in reasonable detail, of the Third-Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

(b) Any Indemnifying Party will have the right to assume and control the defense of the Indemnified Party against the Third-Party Claim with counsel of his, her or its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third-Party Claim and (ii) the Third-Party Claim involves only money Damages and does not seek an injunction or other equitable relief.

(c) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 9.2(b) above, (i) the Indemnified Party may retain separate co-counsel at his, her or its sole cost and expense and participate in the defense of the Third-Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party and (iii) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

(d) In the event any of the conditions in Section 9.2(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner he, she or it may deem appropriate (and the Indemnified Party shall consult with, but shall not need to obtain any consent from, any Indemnifying Party prior to consenting to any judgment or the entry into any in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including attorneys’ fees and expenses) and (iii) the Indemnifying Parties will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third-Party Claim to the fullest extent provided in Section 9.1.

(e) All amounts to which an Indemnified Party is entitled pursuant to Section 9.1 shall be determined net of (a) any Tax benefits realized by any party seeking indemnification hereunder arising from such amounts and (b) any amounts recovered by the Indemnified Party under insurance policies, indemnities (other than pursuant to this Agreement) or other reimbursement arrangements with respect to such amounts. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable losses it may suffer.

9.3 Warranties. Each of the parties represents and warrants that it has the full right, power and authority to enter into this Agreement and to perform all of its respective obligations, that it is under no legal impediment which would prevent its entering into and performing fully its obligations under this Agreement, that it is financially capable of performing such obligations and that no consent of any other person or entity is required to be obtained by such party to grant the licenses granted by it under this Agreement. DOLE represents and warrants to the DAL Parties as of the date of this Agreement that: (i) the DAL Parties are entitled to use the trademarks licensed to them hereunder as expressly permitted in this Agreement; (ii) the DAL Parties’ exercise of their respective license rights under this Agreement, as permitted and contemplated by, and in accordance with the provisions of, this Agreement, shall not infringe in any material respect any third party intellectual property or other proprietary rights, except as disclosed in Exhibit J; (iii) DOLE has taken, or caused to be taken, and shall continue to take or cause to be taken (subject to Section 2.8), all steps reasonably required to maintain the registrations of any trademarks licensed to the DAL Parties hereunder; (iv) Exhibit K lists all license agreements under which DOLE has granted a license to use any of the Assigned Trademarks or Overlapping Trademarks and that are material to either the Asia Fresh Business or the Worldwide Packaged Food Business individually, or to the Business as a whole (it being acknowledged that non-material agreements entered into by DOLE in the ordinary course of business with producers, packers, suppliers, manufacturers, distributors, customers, advertisers, brokers, business partners and other third parties allowing such parties to use the Assigned Trademarks or Overlapping Trademarks in connection with the production, manufacture, distribution, sale, advertising and/or promotion of products of DOLE or any of its subsidiaries, are not listed in Exhibit K); and (v) excepting the licenses granted under the license agreements listed in Exhibit K, neither the rights of any third party licensees referred to in Recital F(8) above, nor any Third Party Rights, will, individually or in the aggregate, have a material adverse effect on Asia Fresh, Packaged Foods, or the Business as a whole. For the avoidance of doubt, a showing of any negligence or intent on the part of DOLE shall not be required in order to establish an inaccuracy or breach of any of DOLE’s representations and warranties under this Section 9.3. Furthermore, a DAL Party’s awareness or possible awareness, or ITOCHU’s awareness or possible awareness, of any inaccuracy or breach of any of DOLE’s representations and warranties hereunder shall not have any effect on the force and effect of such representations and warranties, of DOLE’s related indemnification obligations or of a DAL Party’s or ITOCHU’s remedies relating thereto.

9.4 Compliance With Laws. Each party shall take all actions required by any local, provincial, national, state or regional agency, government or commission to carry out the activities contemplated by this Agreement in compliance with all applicable laws. Neither party shall commit any acts or engage in any transactions that would reflect adversely upon the other party, the Trademarks or the Products of the other party.

10.	ENTITLEMENT TO COSTS

If any legal action or dispute arises under this Agreement, arises by reason of any asserted breach of it, or arises between the parties and is related in any way to the subject matter of the Agreement, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, investigative costs, reasonable accounting fees and charges for experts. The “prevailing party” shall be the party who obtains a provisional remedy such as a preliminary injunction or who is entitled to recover its reasonable costs of suit, whether or not the suit proceeds to final judgment; if there is no court action, the prevailing party shall be the party who wins any dispute. A party need not be awarded money damages or all relief sought in order to be considered the “prevailing party” by the arbitrator(s) or a court.

11	DEFINITIONS

Capitalized terms used herein without definition shall have the meanings assigned to them in the Acquisition Agreement.

11.1 “Asia Plus Australia/New Zealand” means the countries listed in Exhibit A hereto plus Australia and New Zealand.

11.2 “Asia Fresh Non-Asia Business” has the meaning set forth in the recitals. The Asia Fresh Non-Asia Business is more fully described on Exhibit C hereto.

11.3 “Assigned Ancillary IP Rights” means the following rights that were assigned to a DAL Party prior to the date hereof in connection with the Acquisition Agreement and pursuant to the Assignment Agreement: (i) any trade name rights in Asia Plus Australia/New Zealand with respect to the use of “Dole” as a trade name of the Asia Fresh business or anywhere in the world as a trade name for the Packaged Foods business, and (ii) any trade dress rights arising under the laws of any country in Asia Plus Australia/New Zealand with respect to Fresh Products or arising under the laws of any jurisdiction anywhere in the world with respect to any Packaged Products; in each case that are currently used in the Business, excluding the Assigned Trademarks.

11.4 “Assigned Trademarks” means the trademarks specified in Exhibit D hereto that were assigned, in whole or in part, to a DAL Party prior to the date hereof in connection with the Acquisition Agreement and pursuant to the Assignment Agreement, representing the entire right, title and interest in all of the trademarks formerly owned by DOLE (A) that arise under the laws of any country in Asia Plus Australia/New Zealand and that relate exclusively to Fresh Products or relate exclusively to Fresh Products and Packaged Products; and (B) that arise under the laws of any jurisdiction anywhere in the world and that relate exclusively to Packaged Products.

11.5 “Brand Equity Principles” means the DOLE established quality control standards monitored and enforced by DOLE and the guidelines set forth in DOLE’s Corporate Identity Guidelines as attached and described on Exhibit B.

11.6 “Business” has the meaning set forth in the recitals.

11.7 “DFC Asia Business” has the meaning set forth in the recitals. The DFC Asia Business is more fully described on Exhibit E hereto.

11.8 “DFC Packaged Business” has the meaning set forth in the recitals. The DFC Packaged Business is more fully described on Exhibit F hereto.

11.9 “Dole Competitors” has the meaning set forth in the recitals.

11.10 “Fresh Products” has the meaning set forth in the recitals.

11.11 “Licensed Fresh Products” means (i) Fresh Products in Asia Plus Australia/New Zealand on which a DAL Party is authorized to use the Overlapping Trademarks pursuant to Section 2.1(a), and (ii) Fresh Products in those countries outside of Asia Plus Australia/New Zealand (including the United Arab Emirates) on which a DAL Party is authorized to use the Retained Trademarks pursuant to Section 2.1(b).

11.12 “Licensed New Products” means any new fresh produce product in Asia Plus Australia/New Zealand or packaged product that is approved by DOLE pursuant to Section 2.4 as a new product on which a DAL Party is authorized to use the Assigned Trademarks or Overlapping Trademarks hereunder or DOLE is authorized to use the Assigned Trademarks or Overlapping Trademarks.

11.13 “Licensed Packaged Products” means Packaged Products on which a DAL Party is authorized to use the Overlapping Trademarks pursuant to Section 2.1(a).

11.14 “Licensed Products” means Licensed Fresh Products, Licensed Packaged Products, Non-Exclusive Licensed Packaged Products and, if and to the extent approved pursuant to Section 2.4, Licensed New Products, in each case, that meet the applicable Brand Equity Principles.

11.15 “Non-Exclusive Licensed Packaged Products” has the meaning set forth in the recitals.

11.16 “Overlapping Trademarks” has the meaning set forth in the recitals. The Overlapping Trademarks are listed in Exhibit G hereto.

11.17 “Packaged Products” has the meaning set forth in the recitals.

11.18 “Products” means Fresh Products with which the Assigned Trademarks are authorized to be used hereunder, Packaged Products with which the Assigned Trademarks are authorized to be used hereunder, products with which the Retained Trademarks or the Overlapping Trademarks are authorized to be used hereunder and Licensed Products.

11.19 “Retained Ancillary IP Rights” means the following rights of DOLE: (i) any trade name rights outside of Asia Plus Australia/New Zealand with respect to the use of “Dole” as a trade name for the Asia Fresh business; and (ii) any trade dress rights arising under the laws of any country outside of Asia Plus Australia/New Zealand with respect to Fresh Products or arising under the laws of any jurisdiction anywhere in the world with respect to any product not subsumed within the definition of Fresh Products or Packaged Products; in each case that are currently used in the Business, excluding the Retained Trademarks.

11.20 “Retained Trademarks” means the trademarks specified in Exhibit H hereto, representing all of the trademarks of DOLE (A) that arise under the laws of any country outside of Asia Plus Australia/New Zealand and that exclusively relate to Fresh Products; (B) that arise under the laws of any jurisdiction anywhere in the world and exclusively relate to Non-Exclusive Licensed Packaged Products; (C) that arise under the laws of any jurisdiction anywhere in the world and exclusively relate to other products not subsumed within the definition of Fresh Products or Packaged Products; or (D) that exclusively relate to any registration that includes any combination of clause (A), (B) or (C).

11.21 “Supplemental Applications” has the meaning set forth in Section 1.2.

11.22 “Territory” means (i) in the case of Licensed Fresh Products, Asia Plus Australia/New Zealand, and (ii) in the case of Licensed Packaged Products and Non-Exclusive Licensed Packaged Products, worldwide.

11.23 “Third Party Rights” has the meaning set forth in Section 2.1(a).

11.24 “Trademarks” means the Assigned Trademarks, the Overlapping Trademarks and the Retained Trademarks, and any and all references under this Agreement to “trademarks” shall be deemed to cover registered marks (for goods or services) and marks (for goods or services) that are the subject of pending applications.

12.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Japan without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

13.	ARBITRATION

All disputes, controversies and claims arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby (including the construction, existence, validity, enforceability, enforcement, breach or termination of this Agreement) that cannot be resolved amicably by the Parties shall be exclusively, finally and conclusively settled by arbitration administered by the International Chamber of Commerce (the “ICC”) and conducted in accordance with the ICC Rules of Arbitration (the “Rules”), subject to the following:

(a) there shall be a panel of three (3) arbitrators (collectively, the “Tribunal”), one appointed by the DAL Parties, another by DOLE and the third appointed in accordance with the Rules;

(b) the seat of arbitration shall be Tokyo, Japan;

(c) the arbitration shall be conducted in the English language, and all written and oral submissions and awards shall be prepared in English (or be accompanied by English translations);

(d) the Tribunal shall schedule all matters regarding the arbitration so that the arbitration progresses in a timely fashion;

(e) at the arbitration hearing, each Party may make written and oral presentations to the Tribunal, present testimony and written and oral evidence and examine witnesses;

(f) the Tribunal may not grant any award that is inconsistent with the terms of this Agreement and shall not have the authority to use the equitable powers provided by the Rules to modify any terms of this Agreement, nor shall the Tribunal have the power to award any punitive or exemplary damages;

(g) the Tribunal shall issue a written decision explaining the basis for its rulings and awards;

(h) all fees and expenses of the Tribunal and the ICC shall be shared equally between the Parties, provided that the Tribunal shall have the authority to award, as part of its decision, to the prevailing Party its costs and expenses of the arbitral proceedings, including reasonable fees of attorneys and experts; and

(i) any monetary award shall be made in US dollars and shall be payable free of any Tax, withholding or other deduction unless otherwise required by Legal Requirements.

Decisions rendered by the arbitral Tribunal shall be final, binding and enforceable in any court of competent jurisdiction. Except as necessary to enforce or effectuate the terms of this Section 13 or an arbitral decision or award, arbitration proceedings hereunder and any decision and award of the Tribunal shall be kept confidential by the Parties.

14.	SPECIFIC PERFORMANCE

Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that, notwithstanding any other provision herein to the contrary, a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically in any court of competent jurisdiction, this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Legal Requirement to post security as a prerequisite to obtaining equitable relief.

15.	Waiver of Jury Trial

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.	RELATIONSHIP OF PARTIES

This Agreement shall not be construed to place the parties in the relationship of legal representatives, partners, joint venturers or agents of or with each other. Under this Agreement, each DAL Party is an independent contractor and shall be solely responsible for the payment of all income tax withholding, payroll taxes, contributions and other obligations relating to a DAL Party’s employment and compensation of its employees and consultants. No party shall have any power to obligate or bind any other party in any manner whatsoever, except as specifically provided herein.

17.	ASSIGNABILITY AND SUBLICENSE RIGHTS

(a) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. A party may assign, in whole or in part, without the approval of the other party, any or all of its rights, duties or obligations under this Agreement as follows: (i) to any Affiliate; (ii) in connection with any sale of any trademarks owned by such party that are the subject of this Agreement; or (iii) in connection with the sale of a subsidiary, business segment, division, business unit, or product line or other divestment or sale or disposition of assets or any merger, stock purchase, or other acquisition of such party; provided in each such case that such party provides written notice of any such transaction to the other party within thirty (30) days after the consummation of such transaction and the assignee agrees in writing to be bound by all of the applicable provisions of this Agreement. The rights granted to any party hereunder are unique and personal in nature, and, except for an assignment of this Agreement permitted pursuant to the foregoing provisions of this Section 17(a) or any assignment, transfer, pledge, encumbrance or hypothecation pursuant to any financing transaction undertaken by a party (provided that the other party to such financing transaction acknowledges in writing that such assignment, transfer, pledge, encumbrance or hypothecation is subject to the terms and conditions of this Agreement), neither this Agreement nor the rights granted to hereunder (including without limitation, rights in and to the Products) may otherwise be assigned, transferred, pledged, encumbered or hypothecated by any party without the other parties’ prior written approval. Any attempt by a party to transfer any of its rights or obligations under this Agreement, whether by assignment, sublicense, except as permitted herein, without having received the prior written approval of the other parties, shall be null and void.

(b) Each DAL Party shall have the right to grant sublicenses under the license granted to it in Section 2.1 to sublicensees and to grant licenses under the Assigned Trademarks it owns, in each case, except to any Dole Competitor, subject to compliance with the Brand Equity Principles. DOLE shall have the right to grant sublicenses under the license granted under Section 2.2 to sublicensees, subject to compliance with the Brand Equity Principles. Each party granting a sublicense or, in the case of a DAL Party, a license pursuant to this Section 14(b) will require that such sublicensees or licensees, as the case may be, comply with the applicable product quality and legal compliance requirements as set forth in this Agreement, and all laws, including health, labor and safety standards applicable to such sublicensee or licensee.

(c) Each party is free to assign any of the Trademarks it owns hereunder; provided that such party shall not assign any Trademarks it owns to any person unless that person agrees in writing to be bound by the Brand Equity Principles and other provisions of this Agreement relating to use and protection of such Trademarks.

18.	RIGHTS IN THE EVENT OF BANKRUPTCY

The parties agree that, if any party becomes a debtor in a bankruptcy case under the United States Bankruptcy Code and such party (or its bankruptcy trustee) rejects this Agreement under Bankruptcy Code Section 365(a), the other parties shall nevertheless retain and be entitled to continue to exercise all of the licenses granted by such party under this Agreement, whether on the basis that rejection does not result in termination of such licenses, or that such licenses should be preserved on equitable grounds by the bankruptcy court before which such case is pending, or by virtue of the parties’ agreement hereunder.

19.	INTERPRETATION

This Agreement shall be interpreted to give DOLE maximum control of the Trademarks and Ancillary IP Rights and their usage. Any uncertainty or ambiguity with respect to any provision of this Agreement shall not be construed for or against any party based on attribution of drafting to either party. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In the event of any inconsistency between the terms and conditions of the Acquisition Agreement and the terms and conditions of this Agreement, including any inconsistencies in the definitions expressly set forth in each agreement, the terms and conditions of this Agreement shall control the subject matter of this Agreement.

20.	WAIVER AND INTEGRATION

The failure of a party to insist upon strict adherence to any term or provision of this Agreement, or to object to any failure to comply with any term or provision of this Agreement, shall not be a waiver of that term or provision, estop that party from enforcing that term or provision, or preclude that party from enforcing that term or provision by estoppel or by laches. The receipt by a party of any benefit from this Agreement shall neither constitute such party’s waiver nor effect an estoppel on the right of that party to enforce any provision hereof. None of the terms of this Agreement shall be deemed to be waived or modified, except by an express agreement in writing, signed by an authorized officer of the party against whom enforcement of the waiver or modification is sought, supported by new consideration.

21.	NOTICES AND COMMUNICATIONS

Any notice, communication or legal service of process required or permitted under this Agreement shall be effective when personally delivered in writing; or on the date when the notice, service or communication is transmitted by electronic facsimile (with a confirmation copy to be sent by mail) or the day after the notice, service or communication is sent by overnight air courier service; or five (5) days after the date of mailing. All notices shall be sent to the parties at the notice addresses listed below or to such other persons and notice addresses as may be designated in writing by the parties to each other. The date a notice shall be deemed to be transmitted, sent via overnight air courier or mailed shall be the date at the notifier’s place of business at the time of the transmission, sending or mailing.

TO DOLE:	DOLE FOOD COMPANY, INC.
One Dole Drive
Westlake Village, California 91362-7300
Attention: C. Michael Carter, Executive Vice-President and Corporate Secretary
Telephone: 818-879-6810
Facsimile: 818-879-6754

TO A DAL PARTY:

Attention:
Telephone:
Facsimile:

22.	SEVERABILITY

The provisions of this Agreement are severable, and if any provision shall be held invalid or unenforceable, in whole or in part, in any jurisdiction, then such invalidity or unenforceability shall affect only such provision, and shall not affect such provision in any other jurisdiction. To the extent legally permissible, a provision which reflects the original intent of the parties shall be substituted for such invalid or unenforceable provision.

23.	EXHIBITS

The Exhibits attached hereto and as revised by agreement of the parties from time to time are hereby incorporated by reference and form integral parts hereof.

24.	ENTIRE AGREEMENT

This Agreement, including all Exhibits, constitutes the entire agreement between the parties with respect to, and supersedes all prior negotiations, agreements and understandings between the parties concerning, the subject matter hereof. This writing is intended as the final, complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter hereof and may only be amended in writing.

25.	EXPENSES REGARDING RECORDATION OF ASSIGNMENTS

DOLE shall be solely responsible for all costs and expenses associated with the recordation of assignments, and any other costs and expenses related to the execution and effectuation of such assignments, of any and all Assigned Trademarks and the recording of licenses under this Agreement.

26.	NON-COMPETITION; NO SOLICITATION

On the terms and subject to the conditions of this Agreement, commencing upon the Closing Date, and for a period of twenty-four (24) months thereafter (the “Non-Competition Term”), DOLE shall not, directly or indirectly, (a) grow, ripen, procure, distribute or sell fresh pineapples or bananas in Asia Plus Australia/New Zealand or (b) process, distribute or sell processed pineapple worldwide (excluding single strength, non-shelf stable, pasteurized pineapple juice produced at DOLE’s Hawaiian operations and sold chilled and frozen without bearing any of the Trademarks); provided that the foregoing restrictions shall not prohibit DOLE from growing, ripening, procuring, distributing or selling fresh pineapples or banana in Asia solely in accordance with mutually agreed commercial arrangements between DOLE and DAL, or processing, distributing or selling processed pineapple worldwide solely in accordance with mutually agreed commercial arrangements between DOLE, on the one hand, and DAL or DPF, on the other hand. On the terms and subject to the conditions of this Agreement, commencing upon the Closing Date, and for a period of twenty-four (24) months thereafter (the “Non-Solicitation Term”), DOLE shall not, directly or indirectly, (a) solicit or otherwise discuss with or encourage any employee of any Acquired Entity (as defined in the Acquisition Agreement) to terminate his or her employment with any Acquired Entity (as defined in the Acquisition Agreement), or (b) hire any employee of any Acquired Entity (as defined in the Acquisition Agreement). Notwithstanding the foregoing, during the Non-Solicitation Term, DOLE may hire (i) any employee who responds to a general employment advertisement so long as the hiring party does not, directly or indirectly, encourage or prompt such employee to respond to such advertisement or (ii) any employee whose employment with any Acquired Entity was terminated by the Acquired Entity (as defined in the Acquisition Agreement). DOLE shall procure that each of its subsidiaries refrains from taking any action or engaging in any conduct which, if taken or engaged in by DOLEe, would constitute a breach of this Section 26.

IN WITNESS WHEREOF, the parties hereto have caused their duly-authorized representatives to execute this Agreement as of the date first-above written.

DOLE FOOD COMPANY, INC.	DOLE PACKAGED FOODS, LLC

By:	By:

Print Name:	Print Name:

Title:	Title:

By:	By:

Print Name:	Print Name:

Title:	Title:

DOLE ASIA HOLDINGS PTE. LTD.

By:

Print Name:

Title:

EXHIBIT A

ASIA

Afghanistan	Laos
Bangladesh	Macau
Bhutan	Malaysia
Brunei	Maldives
Burma	Mongolia
Cambodia	Nepal
China	Pakistan
East Timor	Philippines
Hong Kong	Singapore
India	Sri Lanka
Indonesia	Taiwan
Japan	Tajikistan
Kazakhstan	Thailand
Korea, North	Turkmenistan
Korea, South	Uzbekistan
Kyrgyzstan	Vietnam

EXHIBIT B

Brand Equity Principles

The DOLE Corporate Identity Guidelines (attached hereto) pertain to, and highlight, certain branding guidelines, strategy and principles of the Trademarks including, by way of example, emphasizing the following traits symbolizing the Trademarks:

•	Prestigious Brand - known globally for rejuvenating, natural, innovative and vital and contributing to a healthy lifestyle

•

Premium/first-tier products and a brand that is marketed and promoted in such a way as to cause the products and brand to be perceived by the consumer as representative of the highest quality within the respective categories and territories in which the products and brand are competing

•

Reputation / image for highest quality ingredients, nutrition content and profile and with product quality equal or superior to the quality standards, nutrition content and profile (including product formulations, ingredients and specifications), currently used by DOLE

•	No health / safety risk and compliance with Good Agricultural Practices and Good Manufacturing Practices

•	Unadulterated foods and healthy lifestyles

•

Healthy and nutritious product line, at least 95% of which must be comprised of products that are low in fat, trans fat and saturated fat, limited in amount of sodium and cholesterol and contain a meaningful percentage of recommended daily allowances of one or more vitamins

The DOLE Corporate Identity Guidelines also address the specifics of the use of the Trademarks, e.g., the acceptable size, color, variation, imagery, topographic style and unacceptable use of the Trademarks, including usage of the Trademarks by DOLE’s partners and third party packaging contractors.

EXHIBIT 4

OCCUPANCY AGREEMENT

This OCCUPANCY AGREEMENT (“Agreement”), dated [            ], 2012, by and between Lindero Headquarters Company, Inc., a California corporation (“Lindero”), and Dole Packaged Foods, LLC, a California limited liability company (“DPF”), establishes a licensor-licensee arrangement regarding DPF’s continued use of certain office space identified in Exhibit A (the “Area”) in the building owned by Lindero that is located at One Dole Drive, Westlake Village, California 91362 (the “Building”), on the following terms:

1. DPF will continue to use, and Lindero agrees to permit DPF to use, the Area as used prior to the date hereof for general office purposes and in compliance with all applicable laws, in a professional manner, and DPF and its employees and invitees shall not violate the rules and regulations of the Building reasonably promulgated by Lindero from time to time. DPF will obtain any permits and other business licenses necessary for the use of the Area. DPF will not modify the Area or hang any signage without Lindero’s prior approval.

2. This Agreement begins on the date hereof (the “Commencement Date”), and terminates on the second (2nd) anniversary of the Commencement Date, unless sooner terminated by Lindero for cause by giving thirty (30) days written notice to DPF, or, after the eighteen (18) month anniversary of the Commencement Date, if DPF shall have given written notice of termination not later than the first (1st) anniversary of the Commencement Date. If Lindero has not then terminated this Agreement for cause, and DPF has not then terminated this Agreement, DPF shall have the right at DPF’s election to extend its use of the Area for an additional six (6) month period on the same terms as set forth in this Agreement by giving written notice to Lindero not less than one hundred twenty (120) days prior to the second (2nd) anniversary of the Commencement Date. If DPF desires to use and occupy the Area for any period in addition to that permitted under this Agreement, DPF and Lindero shall negotiate in an attempt to agree upon the Price (as defined below) and other applicable terms for DPF’s continued use and occupancy of the Area.

3. During the term of this Agreement, DPF shall pay Lindero the same amount that DPF currently pays Dole and/or Lindero for occupancy of the Area, which amount is $295,000 per month (the “Price”), on the first day of each calendar month, with such amount prorated for any partial month of occupancy. The Price includes the occupancy of the Area, pro rata use of common facilities, and any pro rata portion of utilities, taxes, services (including general repairs, maintenance, janitorial and mailroom services) and all other incidentals currently provided by Lindero to DPF. The Price also includes DPF’s use of the same number of underground parking spaces underneath the Building as are currently occupied by employees of DPF [•], and employees of DPF who are not assigned underground parking spaces by DPF after the Closing shall have the same right to use above-ground parking spaces next to the Building as employees of DPF currently have to use such above-ground parking spaces. During the term of this Agreement, Lindero shall not change, or permit any other party to change, the Area or parking spaces (whether underground or above-ground) used by DPF or otherwise impose any restrictions with respect to DPF’s use or occupancy of the Area or parking spaces (whether underground or above-ground) used by DPF that adversely affect DPF’s use, occupancy and quiet enjoyment thereof, except for such changes or restrictions that occur as a result of repair, maintenance or improvements by or on behalf of Lindero.

4. Lindero makes no representations or warranties regarding the suitability or level of safety and security in the Building, and DPF is responsible for adequately protecting its own possessions, work product and files. Notwithstanding the foregoing, Lindero shall provide the same level of safety and security to DPF as Lindero provides to other tenants or occupants of the Building.

5. During the term of this Agreement, DPF shall maintain general liability insurance and all risk property insurance in connection with DPF’s use of the Area. DPF (for itself and its insureds) releases and waives any right of recovery which it might otherwise have against Lindero because of any loss or damage to the extent that the same is covered by DPF’s insurance or which would have been covered by DPF’s insurance had it complied with the first sentence of this paragraph. DPF shall indemnify Lindero, Dole Food Company, Inc., and their respective officers, directors, agents, employees, contractors, and related entities (collectively, “Lindero Related Parties”) from and against all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including reasonable attorneys’ fees, which may arise in any manner due to injury, death or property loss to any party caused by the acts of DPF or DPF’s members, officers, directors, agents, employees, contractors, and related entities (collectively, “DPF’s Related Parties”) in connection with this Agreement; provided, however, DPF shall have no obligation to defend or indemnify Lindero Related Parties from claims which are caused by the gross negligence or willful acts of any Lindero Related Parties.

6. This Agreement may be modified only in writing signed by each of DPF and Lindero. DPF’s right to occupy the Area is personal to DPF and may not be transferred or assigned. This Agreement is the only agreement between the parties regarding DPF’s use and occupancy of the Area. This Agreement shall be governed by the laws of the State of California. This Agreement shall not be strictly construed against the party preparing it, but shall be construed as if all parties prepared this Agreement jointly upon the advice of their respective legal counsel. If any provision in this Agreement is held by any court to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect. Any waiver by either party of any breach of any term, covenant or condition in this Agreement or otherwise shall be made in writing and will not be deemed a waiver of any subsequent breach of the same or any other term, covenant or condition. Time is of the essence of this Agreement and of every term, covenant and condition hereof. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which will be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

[Remainder of this page intentionally left blank]

2

Dole Packaged Foods, LLC

By:

Lindero Headquarters Company, Inc.

By:

By:

Signature Page to Occupancy Agreement

3

EXHIBIT 5

PATENT CROSS LICENSE AGREEMENT

AMONG

DOLE FOOD COMPANY, INC.,

AND

DOLE ASIA HOLDINGS PTE. LTD.

THIS PATENT CROSS LICENSE AGREEMENT (“Agreement”) is made and entered into as of                     , 2012, by and among DOLE FOOD COMPANY, INC., a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at One Dole Drive, Westlake Village, California 91362 U.S.A. (“DOLE”), and DOLE ASIA HOLDINGS PTE LTD, a company organized and existing under the laws of Singapore, with its principal place of business at                                          (“DAL”).

AGREEMENT BACKGROUND

A. DOLE and ITOCHU Corporation (“ITOCHU”) have entered into an Acquisition Agreement dated as of September 17, 2012 (the “Acquisition Agreement”) pursuant to which DOLE agreed to sell to ITOCHU, and ITOCHU agreed to purchase, Dole’s Asia Fresh (“Asia Fresh”) and Worldwide Packaged Foods (“Packaged Foods”) businesses, including all related assets, liabilities, rights and obligations (collectively, the “Business”), and to enter into a series of other agreements at the Closing (as defined in the Acquisition Agreement).

B. Between the signing of the Acquisition Agreement and the Closing, DOLE, pursuant to those certain Intercompany Agreements , as defined and contemplated under the Acquisition Agreement (the “Intercompany Agreements”), (i) transferred to DAL the businesses, assets, liabilities, rights and obligations of the Business in relation to all areas other than the United States, and transferred to Dole Packaged Foods, LLC (“DPF”), the business, assets, liabilities, rights and obligations of the Business in relation to the United States, and (ii) pursuant to that certain assignment agreement (being one of the Intercompany Agreements) dated                 , 2012 (the “Assignment Agreement”) transferred the patent rights of DOLE relating to the Business to DAL (such patents being the patents listed in Exhibit B hereto) and at the Closing ITOCHU is acquiring, directly or indirectly, the entire equity ownership interest in DAL and DPF, with the effect that, following the Closing, DAL and DPF will each become a direct or indirect wholly-owned subsidiary of ITOCHU that together will own, operate, develop and expand the Business.

C. DOLE, DPF and DAL have entered into the Trademark Rights Agreement dated as of the date hereof (the “Trademark Rights Agreement”) setting forth certain arrangements with respect to their respective trademarks;

D. As a result of the transactions contemplated by the Acquisition Agreement, the parties have agreed to grant cross licenses of their respective patent rights on the following terms and conditions.

In consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the execution hereof, the parties agree as follows.

1.	LICENSE GRANTS.

1.1 Grant by DOLE. Subject to the terms and conditions of this Agreement, DOLE hereby grants to DAL a fully paid, royalty-free, non-exclusive and non-transferable (except as otherwise provided in Section 11) right and license, with the right to grant sublicenses to the extent provided in Section 2, to make (including the right to use any apparatus and practice any method in making), have made, use, import, offer for sale, lease, sell and/or otherwise exploit products or use the methods under the patents set forth in Exhibit A hereto, solely in connection with the Asia Fresh Non-Asia Business (as defined in the Trademark Rights Agreement) conducted in Bahrain, the Russian Federation and United Arab Emirates.

1.2 Grant by DAL. Subject to the terms and conditions of this Agreement, DAL hereby grants to DOLE a fully paid, royalty-free, non-exclusive and non-transferable (except as otherwise provided in Section 11) right and license, with the right to grant sublicenses to the extent provided in Section 2, to make (including the right to use any apparatus and practice any method in making), have made, use, import, offer for sale, lease, sell and/or otherwise exploit products or use methods under the patents set forth in Exhibit B hereto .

1.3 No Other Rights. No other rights are granted hereunder, by implication, estoppel, statute or otherwise, except as expressly provided herein.

2.	SUBLICENSEES

Each party shall have the right to grant sublicenses under the license granted in Section 1 to such party to Affiliates (as defined in the Acquisition Agreement) or to manufacturers who are engaged by such party to assist in the manufacture of products for such party.

3.	TERM OF AGREEMENT

This Agreement shall commence as of the date specified in the preamble and shall continue until the expiration of the last-to-issue patent licensed under this Agreement, unless terminated by mutual agreement of the parties.

4.	WARRANTIES

4.1	Warranties.

Each of the parties represents and warrants that it has the right to grant the licenses granted by it in Section 1. Nothing contained in this Agreement shall be construed as:

(i) a warranty or representation by the a party granting a licensee under this Agreement (“Licensor”) as to the existence, validity, enforceability or scope of any class or type of any patent licensed by the Licensor;

(ii) a warranty or representation that any manufacture, sale, lease, use or other disposition of any methods or products hereunder will be free from infringement of any patents or other intellectual property of any third party; or

(iii) requiring the Licensor to defend any proceedings brought by a third party challenging or concerning the validity of any Licensed Patent licensed hereunder.

4.2 DISCLAIMER OF IMPLIED WARRANTIES. EACH LICENSOR HEREBY DISCLAIMS ANY IMPLIED WARRANTIES WITH RESPECT TO THE INTELLECTUAL PROPERTY LICENSED BY IT HEREUNDER, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE. THE EXERCISE BY LICENSEE OF THE RIGHTS GRANTED BY LICENSOR HEREUNDER WILL BE SOLELY AT LICENSEE’S RISK.

5.	ENTITLEMENT TO COSTS

If any legal action or dispute arises under this Agreement, arises by reason of any asserted breach of it, or arises between the parties and is related in any way to the subject matter of the Agreement, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, investigative costs, reasonable accounting fees and charges for experts. The “prevailing party” shall be the party who obtains a provisional remedy such as a preliminary injunction or who is entitled to recover its reasonable costs of suit, whether or not the suit proceeds to final judgment; if there is no court action, the prevailing party shall be the party who wins any dispute. A party need not be awarded money damages or all relief sought in order to be considered the “prevailing party” by the arbitrator(s) or a court.

6.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Japan without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

7.	DISPUTE RESOLUTION

All disputes, controversies and claims arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby (including the construction, existence, validity, enforceability, enforcement, breach or termination of this Agreement) that cannot be resolved amicably by the Parties shall be exclusively, finally and conclusively settled by arbitration administered by the International Chamber of Commerce (the “ICC”) and conducted in accordance with the ICC Rules of Arbitration (the “Rules”), subject to the following:

(a) there shall be a panel of three (3) arbitrators (collectively, the “Tribunal”), one appointed by the DAL Parties, another by DOLE and the third appointed in accordance with the Rules;

(b) the seat of arbitration shall be Tokyo, Japan;

(c) the arbitration shall be conducted in the English language, and all written and oral submissions and awards shall be prepared in English (or be accompanied by English translations);

(d) the Tribunal shall schedule all matters regarding the arbitration so that the arbitration progresses in a timely fashion;

(e) at the arbitration hearing, each party may make written and oral presentations to the Tribunal, present testimony and written and oral evidence and examine witnesses;

(f) the Tribunal may not grant any award that is inconsistent with the terms of this Agreement and shall not have the authority to use the equitable powers provided by the Rules to modify any terms of this Agreement, nor shall the Tribunal have the power to award any punitive or exemplary damages;

(g) the Tribunal shall issue a written decision explaining the basis for its rulings and awards;

(h) all fees and expenses of the Tribunal and the ICC shall be shared equally between the Parties, provided that the Tribunal shall have the authority to award, as part of its decision, to the prevailing party its costs and expenses of the arbitral proceedings, including reasonable fees of attorneys and experts;

(i) any monetary award shall be made in US$ and shall be payable free of any Tax, withholding or other deduction unless otherwise required by Legal Requirements;

(j) the parties shall be entitled to reasonable production of documents and persons with relevant knowledge for reasonable depositions, and the IBA Rules on the Taking of Evidence in International Commercial Arbitration shall be used as guidance.

Decisions rendered by the arbitral Tribunal shall be final, binding and enforceable in any court of competent jurisdiction. Except as necessary to enforce or effectuate the terms of this Section 132 or an arbitral decision or award arbitration proceedings hereunder and any decision and award of the Tribunal shall be kept confidential by the Parties.

8.	SPECIFIC PERFORMANCE

Each party acknowledges and agrees that the other parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that, notwithstanding any other provision herein to the contrary, a party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically in any court of competent jurisdiction, this Agreement and the terms and provisions hereof in addition to any other remedy to which such party may be entitled, at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Legal Requirement to post security as a prerequisite to obtaining equitable relief.

9.	WAIVER OF JURY TRIAL

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.	RELATIONSHIP OF PARTIES

This Agreement shall not be construed to place the parties in the relationship of legal representatives, partners, joint venturers or agents of or with each other. Under this Agreement, DAL is an independent contractor and shall be solely responsible for the payment of all income tax withholding, payroll taxes, contributions and other obligations relating to DAL’s employment and compensation of its employees and consultants. No party shall have any power to obligate or bind any other party in any manner whatsoever, except as specifically provided herein.

11.	ASSIGNABILITY

(a) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. A party may assign, in whole or in part, without the approval of the other party, any or all of its rights, duties or obligations under this Agreement as follows: (i) to any Affiliate; (ii) in connection with any sale of any patents owned by such party that are the subject of this Agreement; or (iii) in connection with the sale of a subsidiary, business segment, division, business unit, or product line or other divestment or sale or disposition of assets or any merger, stock purchase, or other acquisition of such party; provided in each such case that such party provides written notice of any such transaction to the other party within thirty (30) days after the consummation of such transaction and the assignee agrees in writing to be bound by all of the applicable provisions of this Agreement. The rights granted to any party hereunder are unique and personal in nature, and, except for an assignment of this Agreement permitted pursuant to the foregoing provisions of this Section 11(a) or any assignment, transfer, pledge, encumbrance or hypothecation pursuant to any financing transaction undertaken by a party, neither this Agreement nor the rights granted hereunder may otherwise be assigned, transferred, pledged, encumbered or hypothecated by any party without the other parties’ prior written approval. Any attempt by a party to transfer any of its rights or obligations under this Agreement, whether by assignment, sublicense, except as permitted herein, without having received the prior written approval of the other parties, shall be null and void.

12.	RIGHTS IN THE EVENT OF BANKRUPTCY

The parties agree that, if any party becomes a debtor in a bankruptcy case under the United States Bankruptcy Code and such party (or its bankruptcy trustee) rejects this

Agreement under Bankruptcy Code Section 365(a), the other parties shall nevertheless retain and be entitled to continue to exercise all of the licenses granted by such party under this Agreement, whether on the basis that rejection does not result in termination of such licenses, or that such licenses should be preserved on equitable grounds by the bankruptcy court before which such case is pending, or by virtue of the parties’ agreement hereunder.

13.	INTERPRETATION

Any uncertainty or ambiguity with respect to any provision of this Agreement shall not be construed for or against any party based on attribution of drafting to either party. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In the event of any inconsistency between the terms and conditions of the Acquisition Agreement and the terms and conditions of this Agreement, including any inconsistencies in the definitions expressly set forth in each agreement, the terms and conditions of this Agreement shall control the subject matter of this Agreement.

14.	WAIVER AND INTEGRATION

The failure of a party to insist upon strict adherence to any term or provision of this Agreement, or to object to any failure to comply with any term or provision of this Agreement, shall not be a waiver of that term or provision, estop that party from enforcing that term or provision, or preclude that party from enforcing that term or provision by estoppel or by laches. The receipt by a party of any benefit from this Agreement shall neither constitute such party’s waiver nor effect an estoppel on the right of that party to enforce any provision hereof. None of the terms of this Agreement shall be deemed to be waived or modified, except by an express agreement in writing, signed by an authorized officer of the party against whom enforcement of the waiver or modification is sought, supported by new consideration.

15.	NOTICES AND COMMUNICATIONS

Any notice, communication or legal service of process required or permitted under this Agreement shall be effective when personally delivered in writing; or on the date when the notice, service or communication is transmitted by electronic facsimile (with a confirmation copy to be sent by mail) or the day after the notice, service or communication is sent by overnight air courier service; or five (5) days after the date of mailing. All notices shall be sent to the parties at the notice addresses listed below or to such other persons and notice addresses as may be designated in writing by the parties to each other. The date a notice shall be deemed to be transmitted, sent via overnight air courier or mailed shall be the date at the notifier’s place of business at the time of the transmission, sending or mailing.

TO DOLE:	DOLE FOOD COMPANY, INC.
One Dole Drive
Westlake Village, California 91362-7300
Secretary Attention: C. Michael Carter, Executive Vice-President and Corporate
Telephone: 818-879-6810
Facsimile: 818-879-6754

TO DAL:

Attention:
Telephone:
Facsimile:

16.	SEVERABILITY

The provisions of this Agreement are severable, and if any provision shall be held invalid or unenforceable, in whole or in part, in any jurisdiction, then such invalidity or unenforceability shall affect only such provision, and shall not affect such provision in any other jurisdiction. To the extent legally permissible, a provision which reflects the original intent of the parties shall be substituted for such invalid or unenforceable provision.

17.	EXHIBITS

The Exhibits attached hereto and as revised by agreement of the parties from time to time are hereby incorporated by reference and form integral parts hereof.

18.	ENTIRE AGREEMENT

This Agreement, including all Exhibits, constitutes the entire agreement between the parties with respect to, and supersedes all prior negotiations, agreements and understandings between the parties concerning, the subject matter hereof. This writing is intended as the final, complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter hereof and may only be amended in writing.

IN WITNESS WHEREOF, the parties hereto have caused their duly-authorized representatives to execute this Agreement as of the date first-above written.

DOLE FOOD COMPANY, INC.	DOLE ASIA HOLDINGS PTE LTD

By:	By:
Print Name:	Print Name:
Title:	Title:

By:
Print Name:
Title:

EXHIBIT 6

LIST OF LIENS

NONE

EXHIBIT 7

SHIPS USAGE AGREEMENT

SHIPS USAGE AGREEMENT (this “SUA”) is entered into as of         , 2012 (“Effective Date”) by and between Dole Food Company, Inc., a Delaware corporation (“Dole”), and [Dole Asia Holdings Pte Ltd. (together with its affiliated entities “DAL”)] [need to confirm party entering into this Agreement]. Dole and [DAL] are referred to herein individually as a “Party” and collectively as the “Parties.”

A. Dole and ITOCHU Corporation, a Japanese kabushiki kaisha, are parties to the Acquisition Agreement, dated     , 2012 (the “Acquisition Agreement”), which has a Closing Date of             (“Closing Date”).

B. Dole’s subsidiary Ventura Trading Ltd., a Bermuda corporation (“Ventura”), owns the ships M/V “Tropical Star,” M/V “Tropical Sky,” and M/V “Tropical Mist” (collectively the “Ships”).

C. The Ships are currently under bareboat charter to Ventura’s subsidiary Transfrut Express Ltd., a Bermuda corporation (“Transfrut”), pursuant to agreements between Ventura and Transfrut dated January 1, 2010.

D. Ventura has also entered into an ship management agreement, dated January 1, 2011, with Dole subsidiary Reefership Marine Services Ltd., a Bermuda corporation (“RMS”), for the management of the Ships, including crew services.

E. Pursuant to an existing practice whereby Dole’s Asia Fresh Division (“Dole Asia Fresh”) pays specified management fees to RMS and reimburses all costs incurred by Dole or its subsidiaries to operate the Ships, Dole Asia Fresh currently operates and uses the Ships to carry Dole and third party fresh fruit (as well as sugar and nonfood items including but not limited to, resin, kitchen cabinets, tiles, cardboard and certain back haul cargo) between the Philippines, Japan, China, Korea, New Zealand, and the Middle East.

F. As of the Closing Date, [DAL] desires to continue and memorialize existing practices regarding Dole Asia Fresh’s operation and use of the Ships (the “Ship Usage”), and Dole similarly desires to allow continuation of the existing Ship Usage (as well as widening on the current trade under certain circumstances), on the terms and conditions as set forth in this SUA.

AGREEMENT

1.	TERMS AND CONDITIONS RELATING TO USAGE OF THE SHIPS

1.1 Continued Ship Usage Under Currently Existing Practice. During the Term as defined below in Section 3.1, Dole shall allow continued Ship Usage under the currently existing practice as follows:

(a) RMS shall continue its management of the Ships under the existing arrangement between RMS and Ventura, in exchange for payment of a Management Fee as described below in Section 2.1.

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(b) Transfrut shall continue to maintain the Ships consistent with its current practices in order to facilitate continued Ship Usage, and all costs, whether budgeted or unbudgeted, incurred by Dole or any of Dole’s subsidiaries (Ventura, Transfrut, or RMS) relating to the operation of the Ships (including but not limited to operational expenses, maintenance and repair expenses, insurance premiums, and foreign exchange risks relating to the purchase of services and/or equipment to service the Ships) shall be advanced and paid as described below in Section 2.2.

(c) As under current practice, Transfrut may permit the Ships to carry acceptable third party general cargo as well as back haul cargo (excluding, for avoidance of doubt, any automobiles not containerized) provided that Transfrut gives its advance written consent, which consent may be withheld by Transfrut in its reasonable discretion. No advance written approval is required for the following cargo (or substantially similar items), which have been carried in the past: kitchen cabinets, tile, cardboard, panels, resin, sugar, agrochemicals (but only to the extent that such agrochemicals are properly packaged and contained so that they pose no hazardous risks or contamination to the Ships’ hulls).

(d) [DAL] may only sub-charter the Ships during the Term with Transfrut’s advance written consent, which consent may be withheld by Transfrut in its sole discretion.

(e) While the current trade of the Ships is the Philippines, Japan, China, Korea, New Zealand, and the Middle East, Transfrut will agree to permit worldwide trading so long as such trade is via safe, ice free port(s)/berth(s) and excludes war/war risked countries and excludes countries which may result in blacklisting or sanctions by other countries and/or the United Nations. Any proposed expansion of trade shall require Transfrut’s advance written consent, which shall be provided if Transfrut deems such proposal is in accordance this paragraph (e). No advance written approval is required for the following routes and destinations: Japan, Korea, China, Russia, Taiwan, Hong Kong, Singapore, Malaysia, Indonesia, New Zealand, Sri Lanka, and the Middle East; provided, however, that if there is a change of circumstances such that any of the foregoing countries or geographical regions could be reasonably classified as a “war/war risked country” or a “countries which may result in blacklisting or sanctions by other countries and/or the United Nations,” then Transfrut must be advised of the proposed route in advance in order to provide or withhold consent.

1.2 Time Charter. Effective as of the Closing Date, Transfrut and [DAL] shall enter into a time charter agreements (“Time Charters”) whereby Transfrut shall charter the Ships to [DAL] for the Term described below in Section 3.1, in the forms attached as Appendix 1 for each Ship. Such Time Charters shall be fully consistent with the terms and conditions as provided in this Ships Usage Agreement, including for avoidance of doubt that costs of any kind relating to the Ships during the Term shall be borne by [DAL] and that the availability of Ship Usage, as well as the ongoing condition of the Ships is made without warranties or representations of any kind by Dole or its subsidiaries except as provided herein.

1.3 Consents. Dole and [DAL] will use their respective reasonable commercial efforts to obtain any consents, approvals, permits and other authorizations, if any, that Dole or [DAL] must obtain from any party in connection with the Ship Usage (collectively, “Consents”).

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2.	PAYMENT OF MANAGEMENT FEE AND COSTS RELATING TO THE SHIPS

2.1. Management Fee for RMS Management Services. In reimbursement of the management services provided to Ventura by RMS relating to the Ships, [DAL] shall pay Ventura a fixed fee (the “Management Fee”) of three hundred thousand dollars (U.S. $300,000.00) per year, payable in twelve (12) monthly installments of U.S. $25,000 in advance on the first business day of each month, until the SUA is terminated. Ventura shall issue monthly invoices to [DAL] relating to the installment of the fixed fee. Invoices shall be due and payable by [DAL] to Ventura no later than 30 days after receipt of such invoice. Dole will afford [DAL], upon reasonable notice, access to information, records and documents as may be reasonably requested in order to verify any invoiced amount under this SUA, and the Parties will work in good faith to resolve any disagreements or disputed inaccuracies.

2.2. Payments for Reimbursement of All Costs of Any Nature Relating to Usage of the Ships. [DAL] shall be directly responsible for procurement of all fuel necessary for the Ships and for any stevedoring labor necessary for the loading and unloading of the Ships. Dole and its relevant subsidiaries shall continue the existing practice of maintaining the Ships in order to facilitate Ship Usage, but all costs of any nature relating to the maintenance, repair, and operation of the Ships shall be fully passed on to [DAL] and shall be fully borne by [DAL] as provided herein. Such costs shall include Budgeted Costs and may include Unbudgeted Costs, as provided below:

(a) Budgeted Costs. Each year, Transfrut shall establish an annual budget of its anticipated costs to facilitate the Ship Usage. Such costs shall include anticipated costs necessary to facilitate the operation of the Ships, including but not limited to maintenance and repair expenses, insurance premiums, and foreign exchange risks relating to the purchase of services and/or equipment to service the Ships. Such costs shall be provided in as reasonable detail as feasible and by category, with any relevant assumptions described, at least 120 days prior to any Automatic Renewal Date. Transfrut also agrees to provide any additional documentation supporting the budget and budget assumptions, as reasonably requested. Such costs shall be allocated and charged on per cubic feet basis of each of the Ships (the “Budgeted Costs”). During the term, Transfrut shall invoice [DAL] monthly, in advance, for payment of the Budgeted Costs relating to the Ships for the next month. The existing 2012 Budgeted Costs and projected 2013 Budgeted Costs are attached hereto as Appendix 2. Invoices shall be due and payable by [DAL] to Transfrut no later than 30 days after receipt of such invoice. Dole shall ensure that Transfrut provides [DAL] with a full accounting of any excess or deficit relating to the Budgeted Costs pursuant to the quarterly accounting costs process described in Section 2.3.

(b) Unbudgeted Costs. In addition to the Budgeted Costs, [DAL] shall be responsible to pay for any and all costs, actual or anticipated, associated with the maintenance, repair, or continued operation of the Ships that were unbudgeted but become necessary in Dole’s good faith view for the continued operation of the Ships necessary to facilitate the Ship Usage (“Unbudgeted Costs.”) As soon as Transfrut is reasonably certain that Unbudgeted Costs in excess of U.S. $25,000 for any one item or occurrence are likely to be incurred, Transfrut shall provide advance notice as promptly as reasonably feasible to [DAL] so that Transfrut and [DAL] may discuss such costs (together with the supporting documentation for such cost assessment) and any potential way to mitigate such costs. Notwithstanding such good faith

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consultation and discussion, if such Unbudgeted Costs are necessary in Transfrut’s reasonable and good faith view in order to keep the Ships in class and operational during the Term, then [DAL] will be promptly invoiced for any Unbudgeted Costs and shall be provided the supporting detail, together with any relevant documentation, for such invoice. [DAL] shall pay the full amount of each invoice relating to Unbudgeted Costs no later than 30 days after receipt of such invoice. Dole shall ensure that Transfrut provides [DAL] with a full accounting of any Unbudgeted Costs and any amounts advanced in excess of the actual costs incurred shall be returned to [DAL] pursuant to the quarterly accounting costs process described in Section 2.3.

2.3. Quarterly Accounting of Costs. Each calendar quarter during the Term, Dole shall ensure Transfrut provides [DAL] with a full accounting of the actual costs incurred in relation to the Budgeted Costs and shall also provide [DAL] with a full accounting of any Unbudgeted Costs. Any amounts paid by [DAL] in excess of the Budgeted Costs for the preceding calendar quarter shall be returned to [DAL], provided no Unbudgeted Costs are foreseen in relation to the Ship Usage. If any Unbudgeted Costs have been incurred, or are expected to be incurred for subsequent calendar quarters during the applicable calendar year, then [DAL] shall advance the amounts specified by Dole or Transfrut within 30 days. Dole will ensure that [DAL] is provided with reasonable access to review all relevant books and records of Transfrut in connection with such accounting.

2.4. Fees and Costs upon Termination. [DAL] shall immediately pay all outstanding Management Fees or Budgeted and Unbudgeted Costs due, if any, upon termination of this SUA.

2.5. Taxes. The amounts payable by [DAL] for Ship Usage do not include state, local, federal or foreign sales, use, service, transfer, excise, tariffs, duties, export or import fees, personal property, business license or other similar taxes which may be levied or assessed in connection with this SUA and the Ship Usage (collectively, “Taxes”). [DAL] will be responsible for and will pay all Taxes (excluding any taxes on RMS’s Management Fee). In the event Dole or its subsidiaries pays any Taxes (such as tonnage tax for the Ships), [DAL] will reimburse such payment within 15 days after [DAL]’s receipt of invoice for the amount of the Tax paid accompanied by a copy.

3.	TERM AND TERMINATION

3.1. Term. The term of this SUA begins on the Closing Date and ends on the date that is 12 months after the Closing Date (“Term”), unless terminated earlier pursuant to Section 3.2. Subject to Section 3.2, on each one year anniversary of the Closing Date (each, an “Automatic Annual Renewal Date”), this SUA shall automatically be renewed and extended for an additional Term consisting of a one (1) year period.

3.2. Termination. [DAL] may terminate this SUA by providing Dole with no less than 90 days’ prior written notice prior to each Annual Automatic Renewal Date. Upon termination of the SUA, the Time Charters shall also terminate.

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4.	DRY-DOCKING OF SHIPS

4.1 [DAL] agrees and acknowledges that the Ships may require a period of dry-docking for routine maintenance and repair in order to facilitate the Ship Usage. Currently, M/V Tropical Mist is scheduled for a 2-3 week period of dry-docking during 2013, and M/V Tropical Star and M/V Tropical Sky are likely to be scheduled for dry-docking during 2014. To the extent feasible, Transfrut agrees to keep [DAL] fully apprised of any likely drydocking so that the parties may discuss and determine the dates for such drydocking, as well as whether other alternatives exist. Notwithstanding any such good faith discussions, [DAL] accepts the terms and conditions of Ship Usage, which expressly include any dry-docking periods that may be required to maintain the Ships, and acknowledges that any Ship subject to dry-docking will not be available during this period.

4.2 Subject to the terms in this SUA, any portion of the Management Fee and costs (whether Budgeted Costs or Unbudgeted Costs) that accrue during a dry-docking period shall continue to be charged to [DAL], and the costs for the dry-docking, once incurred, shall be amortized and invoiced to [DAL] in monthly pro-rata charges over the Term. Notwithstanding the foregoing, if [DAL] does not terminate this Ships Usage Agreement and it is therefore renewed for an additional Term or Terms, the costs for dry docking shall be spread over the collective Terms and the pro-rata charges re-calculated to a maximum payment period of 30 months.

As an example, drydocking is scheduled for the Tropical Mist during 2013. Should such drydocking occur in August 2013, and [DAL] chooses not to renew this SUA for an additional Term then all costs relating to such drydocking that have not yet been paid by [DAL] must be fully paid pursuant to Section 2.4. If [DAL] chooses to renew this SUA for an additional Term or Term(s), then all costs relating to such drydocking shall be spread over the collective Terms and the pro-rata charges re-calculated to a maximum payment period of 30 months.

Any past payments made by [DAL] in excess of a new pro-rata calculation shall be returned to [DAL] during the quarterly accounting costs process described in Section 2.3.

5.	NO PERIODS OF OFF-HIRE FOR REPAIRS OR OTHERWISE

5.1 In addition to any periods of dry-docking, [DAL] agrees and acknowledges that the Ships Usage may be impeded due to unanticipated or unexpected reasons or events. In such instance, [DAL] shall be solely responsible for obtaining substitute vessels to meet its needs, and any costs incurred therewith shall be for [[DAL]’s] sole account. Further, any portion of the Management Fee and costs (whether Budgeted Costs or Unbudgeted Costs) that accrue during such period shall continue to be charged to [DAL].

6.	DISCLAIMER; LIMITATION OF LIABILITY

6.1. DISCLAIMER. EXCEPT AS PROVIDED HEREIN, THE SHIPS ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND, DOLE AND ITS SUBSIDIARIES DO NOT GUARANTEE OR MAKE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE CONTINUED

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OPERATIONAL CONDITION OR SEAWORTHINESS OF THE SHIPS, THE QUALITY, TIMELINESS, COMPLETENESS, AVAILABILITY OR CONTINUED AVAILABILITY OF SHIP USAGE, OR THAT [[DAL]’S] SHIP USAGE WILL BE PROBLEM-FREE AND DOLE AND ITS SUBSIDIARIES FURTHER EXPLICITLY DISCLAIM, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON- INFRINGEMENT, AND ALL WARRANTIES ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING AND USAGE OF TRADE OR THEIR EQUIVALENTS UNDER THE LAWS OF ANY JURISDICTION.

6.2. Limitation of Liability. The liability of Dole under this SUA, or any of its subsidiaries including Ventura, Transfrut, and RMS, whether arising from contract, tort, warranty, negligence or otherwise with respect to the Ship Usage is limited to the Management Fee, Budgeted Costs, Unbudgeted Costs, and any applicable dry docking costs paid by [DAL]. Subject to the terms herein, under no circumstances will either Party or its subsidiaries be liable for indirect, incidental, special, consequential, punitive or exemplary damages in connection with this SUA, including lost time, lost money, lost profits or goodwill, regardless of the form of the action or the basis of the claim, even if a Party or its subsidiaries have been apprised of the possibilities of such damages, and whether or not such could have been foreseen or prevented.

7.	MISCELLANEOUS

7.1. Entire Agreement. This SUA (including the Time Charters referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral.

7.2. Succession and Assignment. This SUA will be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this SUA or any of its rights, interests or obligations hereunder without the prior written approval of [DAL] and Dole, which such consent may not be unreasonably withheld.

7.3. Counterparts. This SUA may be executed in one or more counterparts (including by means of facsimile), each of which will be deemed an original but all of which together will constitute one and the same instrument.

7.4. Headings. The section headings contained in this SUA are inserted for convenience only and will not affect in any way the meaning or interpretation of this SUA.

7.5. Governing Law. This SUA shall be governed by and construed in accordance with the laws of Japan without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

7.6. Arbitration. All disputes, controversies and claims arising out of, relating to or in connection with this SUA or the transactions contemplated hereby (including the construction, existence, validity, enforceability, enforcement, breach or termination of this SUA) that cannot be resolved amicably by the Parties shall be exclusively, finally and conclusively settled by arbitration administered by the International Chamber of Commerce (the “ICC”) and conducted in accordance with the ICC Rules of Arbitration (the “Rules”), subject to the following: (a) there shall be a panel of three (3) arbitrators (collectively, the “Tribunal”), one appointed by ITOCHU, another by Dole and the third appointed in accordance with the Rules; (b) the seat of arbitration shall be Tokyo, Japan; (c) the arbitration shall be conducted in the English language, and all written and oral submissions and awards shall be prepared in English (or be accompanied by English translations); (d) the Tribunal shall schedule all matters regarding the arbitration so that the arbitration progresses in a timely fashion; (e) at the arbitration hearing, each Party may make written and oral presentations to the Tribunal, present testimony and written and oral evidence and examine witnesses; (f) the Tribunal may not grant any award that is inconsistent with the terms of this SUA and shall not have the authority to use the equitable powers provided by the Rules to modify any terms of this SUA, nor shall the Tribunal have the power to award any punitive or exemplary damages; (g) the Tribunal shall issue a written decision explaining the basis for its rulings and awards; (h) all fees and expenses of the Tribunal and the ICC shall be shared equally between the Parties, provided that the Tribunal shall have the authority to award, as part of its decision, to the prevailing Party its costs and expenses of the arbitral proceedings, including reasonable fees of attorneys and experts; and (i) any monetary award shall be made in US$ and shall be payable free of any Tax, withholding or other deduction (unless otherwise required by legal requirements). Decisions rendered by the arbitral Tribunal shall be final, binding and enforceable in any court of competent jurisdiction. Except as necessary to enforce or effectuate the terms of this Section or an arbitral decision or award, arbitration proceedings hereunder and any decision and award of the Tribunal shall be kept confidential by the Parties. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this SUA is not performed in accordance with its specific terms or otherwise is breached, so that, notwithstanding any other provision herein to the contrary, a Party shall be entitled to injunctive relief to prevent breaches of this SUA and to enforce specifically in any court of competent jurisdiction, this SUA and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any legal requirement to post security as a prerequisite to obtaining equitable relief.

7.7. Amendments and Waivers. No amendment of any provision of this SUA will be valid unless the same will be in writing and signed by [DAL] and Dole. No waiver by any Party of any provision of this SUA or any default hereunder, whether intentional or not, will be valid unless the same will be in writing and signed by the Party making such waiver nor will such waiver be deemed to extend to any prior or subsequent default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default.

7.8. Severability. Any term or provision of this SUA that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

7.9. Confidentiality. The confidentiality provisions set forth in the Acquisition Agreement apply to this SUA as if fully set forth herein.

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7.10. Force Majeure. Dole and its subsidiaries will not be liable for a failure or delay in its performance under this SUA, or under any ancillary agreement such as the Time Charter Agreement, where such failure or delay is the result of fire, flood, earthquake or other natural disaster, general Internet or network outage, act of God, riot, labor dispute, unavailability of raw materials or supplies, war, embargo, armed hostilities or acts of terrorism, any declaration of war by Congress or any other national or international emergency, the intervention of any governmental authority, or any other cause beyond Dole’s reasonable control.

7.11. Relationship of the Parties. Dole, in performance of this SUA, is acting as an independent contractor to [DAL], and not as a partner, joint venturer or agent. The Parties do not intend to create by this SUA an employer-employee relationship. Each Party retains control over its personnel, and the employees of one Party will not be considered employees of the other Party. Neither Party will be bound by any representation, act or omission of the other Party. Neither Party has any right, power or authority to create any obligation, express or implied, on behalf of the other Party.

7.12. Subcontracting. Subject to the terms and conditions of this SUA, Dole may use contractors, subcontractors, vendors or other third parties to provide any services necessary to facilitate the Ship Usage as described herein.

IN WITNESS WHEREOF, the Parties hereto have executed this SUA as of the date first above written.

DOLE FOOD COMPANY, INC.	[DOLE ASIA HOLDINGS PTE LIMITED]

By:	By:

By:

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EXHIBIT 8

MUTUAL SUPPLY AGREEMENT

THIS MUTUAL SUPPLY AGREEMENT and the schedules referenced herein (collectively this “Agreement”) are entered into as of                     , 2012 (“Effective Date”) by and between Dole Food Company, Inc., a Delaware corporation (together with its affiliated entities, “Dole”), and Dole Asia Holdings Pte Ltd. (together with its affiliated entities, “DAL”). Dole and DAL are referred to herein individually as a “Party” and collectively as the “Parties.”

The purpose of this Agreement is to provide a mechanism by which Dole and DAL may purchase products and services from one another, and the terms related thereto.

1	TERM AND TERMINATION

1.1. Term. Unless terminated earlier pursuant to Section 1.2, the term of this Agreement begins on the Closing Date, as defined in the Acquisition Agreement between Dole and ITOCHU dated September 17, 2012 (“Closing Date”) and ends on December 31, 2015 (the “Term”), and will automatically renew for subsequent three-year terms unless either Party provides notice of an intent not to renew to the other Party at least 90 days before the date of automatic renewal.

1.2. Termination. Each Party will have the right to terminate this Agreement by written notice to the other if a Party has materially breached any obligation herein and such breach remains uncured for a period of 60 days after written notice of such breach is sent to the other Party.

2	PRODUCTS

2.1. Products. The products and services (collectively, “Products”) subject to this Agreement are set forth on Schedules 1 and 1A (Products that Dole will supply to DAL) and Schedule 2 (Products that DAL will supply to Dole), together with the specific terms under which the Products will be supplied and any additional attachments referenced therein. Schedules 1, 1A, and 2 may be amended from time to time as mutually agreed by the Parties.

2.2. Product Specifications. All Products sold, delivered and purchased by the Parties under this Agreement shall pass microbiological testing, chemical residue testing, quarantine testing, cold treatment testing, be of good shape, quality, state of maturity and condition, and meet other product specifications as mutually agreed by the Parties (the “Product Specifications”). A Party may refuse to accept delivery or reject all or any portion of the Products not in compliance with the Product Specifications, or in any way mis-designated or misrepresented (“Non-Conforming Products”). A Party may charge to the other Party all costs, freight and expenses paid or incurred by it in connection with the receipt, return, or disposal of any Non-Conforming Products, and such Non-Conforming Products shall not count towards any quantity and/or purchase requirements; provided, however, the Parties shall cooperate in good faith to resolve any disputes relating to Product Specifications and/or Non-Conforming Products.

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2.3. Title and Risk. Title and all risk of loss or damage to the Products shall pass from seller to buyer at times and places to be mutually agreed in accordance with customary trade or International Commercial Terms (Incoterms) in respect of each shipment.

3	PAYMENT

3.1. Payment and Invoices. Notwithstanding anything to the contrary contained in this Agreement, including but not limited to Section 5.4 hereof, all sales made under this Agreement of Products grown and delivered in the United States shall be subject to the United States Perishable Agricultural Commodities Act (“PACA”), and as such, payment of invoices from seller shall be made by buyer within ten (10) days of receipt of Product. Interest shall accrue on any past due account balance at a rate of 1.5% per month (18% per annum). The Perishable Agricultural Commodities listed on each invoice are sold subject to the statutory trust authorized by section 5(c) of PACA. The Parties will discuss before the Closing Date the following, all sales F.O.B., no grade contract, good delivery standards apply, excluding bruising, discoloration and/or discoloration following bruising, all claims must be substantiated by a U.S.D.A. inspection, discrepancies must be reported in writing within 24 hours of receipt of product.

For all other sales, the seller will invoice the buyer for the total price for the Products upon delivery at the specified delivery point. Buyer will pay each invoice no later than 30 days after the latter of receipt of such invoice or the delivery of the Products.

All prices are payable in U.S. dollars.

3.2. Taxes. Buyer shall be responsible for any customs, import or other duties charged in respect of the importation of Products into the market destination, delivery point, or country in which buyer is located, and Seller shall be responsible for any applicable taxes, fees, duties charged in respect of the sale and exportation of the Products in the country in which the seller is resident.

4	DISCLAIMER; LIMITATION OF LIABILITY

EXCEPT AS PROVIDED IN THIS AGREEMENT AND/OR ANY PURCHASE ORDER ENTERED INTO UNDER THIS AGREEMENT, THE PRODUCTS ARE PROVIDED “AS IS” AND “AS AVAILABLE” WITHOUT WARRANTY OF ANY KIND. NEITHER PARTY GUARANTEES NOR MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE QUALITY, ACCURACY, VALIDITY, TIMELINESS, COMPLETENESS, AVAILABILITY OR CONTINUED AVAILABILITY OF ANY PRODUCTS, AND THE PARTIES FURTHER EXPLICITLY DISCLAIM, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING AND USAGE OF TRADE OR THEIR EQUIVALENTS UNDER THE LAWS OF ANY JURISDICTION.

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5	MISCELLANEOUS

5.1. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior or contemporaneous understandings, agreements or representations by or among the Parties, written or oral.

5.2. Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, but which such consent cannot be unreasonably withheld.

5.3. Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which will be deemed an original but all of which together will constitute one and the same instrument.

5.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Japan without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods shall in no way apply to or govern this Agreement or any transactions hereunder.

5.5. Arbitration. All disputes, controversies and claims arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby (including the construction, existence, validity, enforceability, enforcement, breach or termination of this Agreement) that cannot be resolved amicably by the Parties shall be exclusively, finally and conclusively settled by arbitration administered by the International Chamber of Commerce (the “ICC”) and conducted in accordance with the ICC Rules of Arbitration (the “Rules”), subject to the following: (a) there shall be a panel of three (3) arbitrators (collectively, the “Tribunal”), one appointed by ITOCHU, another by Dole and the third appointed in accordance with the Rules; (b) the seat of arbitration shall be Tokyo, Japan; (c) the arbitration shall be conducted in the English language, and all written and oral submissions and awards shall be prepared in English (or be accompanied by English translations); (d) the Tribunal shall schedule all matters regarding the arbitration so that the arbitration progresses in a timely fashion; (e) at the arbitration hearing, each Party may make written and oral presentations to the Tribunal, present testimony and written and oral evidence and examine witnesses; (f) the Tribunal may not grant any award that is inconsistent with the terms of this Agreement and shall not have the authority to use the equitable powers provided by the Rules to modify any terms of this Agreement, nor shall the Tribunal have the power to award any punitive or exemplary damages; (g) the Tribunal shall issue a written decision explaining the basis for its rulings and awards; (h) all fees and expenses of the Tribunal and the ICC shall be shared equally between the Parties, provided that the Tribunal shall have the authority to award, as part of its decision, to the prevailing Party its costs and expenses of the arbitral proceedings, including reasonable fees of attorneys and experts; and (i) any monetary award shall be made in US$ and shall be payable free of any Tax, withholding or other deduction (unless otherwise required by legal requirements). Decisions rendered by the arbitral Tribunal shall be final, binding and enforceable in any court of competent jurisdiction.

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Except as necessary to enforce or effectuate the terms of this Section or an arbitral decision or award, arbitration proceedings hereunder and any decision and award of the Tribunal shall be kept confidential by the Parties. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that, notwithstanding any other provision herein to the contrary, a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically in any court of competent jurisdiction, this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any legal requirement to post security as a prerequisite to obtaining equitable relief.

5.6. Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by DAL and Dole. No waiver by any Party of any provision of this Agreement or any default hereunder, whether intentional or not, will be valid unless the same is in writing and signed by the Party making such waiver nor will such waiver be deemed to extend to any prior or subsequent default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default.

5.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

5.8. Force Majeure. Neither Party will be liable for a failure or delay in its performance under this Agreement where such failure or delay is the result of fire, flood, earthquake or other natural disaster, general Internet or network outage, act of God, riot, labor dispute, unavailability of raw materials or supplies, war, embargo, armed hostilities or acts of terrorism, any declaration of war by Congress or any other national or international emergency, the intervention of any governmental authority, or any other cause beyond the Party’s reasonable control.

5.9. Relationship of the Parties. The Parties, in performance of this Agreement, are acting as an independent contractors to each other, and not as partners, joint venturers or agents. The Parties do not intend to create by this Agreement an employer-employee relationship. Each Party retains control over its personnel, and the employees of one Party will not be considered employees of the other Party. Neither Party will be bound by any representation, act or omission of the other Party. Neither Party has any right, power or authority to create any obligation, express or implied, on behalf of the other Party.

5.10. Subcontracting. Subject to the terms and conditions of this Agreement, the Parties may use contractors, subcontractors, vendors or other third parties to provide the Products.

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5.11. Fair Labor Standards Act; Food and Drug Act. Seller guarantees that the Products subject to this Agreement supplied and sold hereunder, will be in compliance with all applicable laws including labor, environmental, health and safety laws.

Signatures Appear on Following Page

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

DOLE FOOD COMPANY, INC.	DOLE ASIA HOLDINGS PTE. LIMITED

By:	By:

By:

Signature Page to Mutual Supply Agreement

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EXHIBIT 9

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT and the Appendices referenced herein (this “TSA”) are entered into as of                     , 2012 (“Effective Date”) by and between Dole Food Company, Inc., a Delaware corporation (“Dole”), and Dole Asia Holdings Pte Limited (together with its affiliated entities, “DAL”). Dole and DAL are referred to herein individually as a “Party” and collectively as the “Parties.”

A. Dole and ITOCHU are Parties to the Acquisition Agreement, dated September 17, 2012 (the “Acquisition Agreement”), the Closing Date of which is defined therein (“Closing Date”).

B. DAL desires to procure certain services from Dole, and Dole is willing to provide such services to DAL for a transitional period, on the terms and conditions set forth in this TSA.

AGREEMENT

1.	PROVISION OF THE TRANSITION SERVICES

1.1 No Liability for Transition Services. Dole offers to provide the Transition Services described in this TSA solely to assist DAL after the Closing Date. Accordingly, except as provided in this TSA, DAL waives any and all rights to seek any claim for indemnity or reimbursement, or file any suit, action or legal proceeding of any kind or nature against Dole, arising out of or related to this TSA.

1.2 Provision of the Transition Services. For the Term described below, Dole agrees to provide the transition services as set forth in Appendix 1 (the “Transition Services”), provided, however, DAL may reasonably request Dole and its affiliates to provide additional Transition Services, or terminate certain Transition Services, and the Parties shall negotiate and agree in good faith on the change in scope of the Transition Services and adjustment in fees, amending Appendix 1 accordingly. Dole shall provide and shall cause its affiliates to provide the Transition Services in compliance with applicable law and with the same degree of care (which in no event shall be less than reasonable care), skill and diligence, and in substantially the same manner, as it does for its own business operations and consistent with the ordinary course of business.

1.3 Consents. Dole and DAL will use their respective reasonable commercial efforts to obtain any consents, approvals, permits and other authorizations, if any, that Dole or DAL must obtain from Governmental Authorities or third parties in connection with the Transition Services (collectively, “Consents”), including any Consents required to allow Dole or DAL to use any information technology systems, software, data, or third party services in connection with the Transition Services.

2.	FEES AND PAYMENT

2.1. Fixed Fee for Transition Services. For all of the Transition Services set forth in Appendix 1, DAL shall pay Dole a fixed fee per month, as set forth therein, until the TSA or

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applicable Transition Service is terminated. This fixed fee is in addition to any Third-Party Product Costs for the Transition Services. Dole shall issue monthly invoices to DAL relating to the fixed fee and documents supporting the Third-Party Product Costs. Invoices shall be due and payable by DAL to Dole no later than 30 days after receipt of such invoice.

2.2. Fees upon Termination. DAL shall immediately pay Dole all outstanding fees due, if any, upon termination if this TSA.

2.3. Third-Party Product Costs. In addition to the fixed fee for Transition Services, DAL shall pay Dole for relevant costs associated with providing the products in connection with the Transition Services described in Appendix 1 as invoiced to Dole by a third-party (“Third-Party Product Costs”).

2.4. Payment and Invoices for Third-Party Product Costs. Dole will promptly invoice DAL for any Third-Party Product Costs. DAL will pay Dole the full amount of each invoice relating to Third-Party Product Costs no later than Dole’s due date for payment of the Third-Party Product Costs per the supplier terms. Dole will afford DAL, upon reasonable notice, access to information, records and documents as may be reasonably requested in order to verify any invoiced amount under this Agreement, and the Parties will work in good faith to resolve any disagreements or disputed inaccuracies.

2.5. Taxes. The amounts payable by DAL to Dole under this TSA do not include any sales, value added, consumption, goods and services or similar taxes of any nature in any state, local, federal or foreign jurisdiction in connection with the Transition Services (collectively, “Taxes”). To the extent Dole pays certain Taxes in providing the Transition Services, DAL will be responsible for and will pay certain Taxes (excluding taxes on Dole’s income). In the event Dole pays any Taxes, DAL will reimburse Dole for such payment within 15 days after DAL’s receipt of Dole’s invoice for the amount of the Tax paid accompanied by relevant supporting documents.

3.	TERM AND TERMINATION

3.1. Term. The term of this TSA begins on the Closing Date and ends on the date that is ninety (90) days after the Closing Date (“Term”), unless terminated earlier pursuant to Section 3.2. Unless terminated by either Party, this TSA shall automatically be renewed and extended for consecutive 90 day periods up to a maximum of 12 months after Closing Date.

3.2. Termination. Either Party may terminate this TSA or a particular Transition Service for any or no reason by providing the other Party not less than 30 days prior written notice setting forth the termination date for this TSA or such Transition Service. The amounts that DAL is obligated to pay on a monthly basis pursuant to Article 2 will be prorated on a daily basis with respect to any Transition Services that are terminated.

4. DISCLAIMER; LIMITATION OF LIABILITY

4.1. DISCLAIMER. EXCEPT AS PROVIDED IN THIS TSA, THE TRANSITION SERVICES ARE PROVIDED “AS IS” AND “AS AVAILABLE” WITHOUT WARRANTY OF ANY KIND. DOLE DOES NOT GUARANTEE OR MAKE ANY REPRESENTATION

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OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE QUALITY, ACCURACY, VALIDITY, TIMELINESS, COMPLETENESS, AVAILABILITY OR CONTINUED AVAILABILITY OF ANY TRANSITION SERVICES, OR THAT THE TRANSITION SERVICES WILL BE ERROR-FREE. DOLE FURTHER EXPLICITLY DISCLAIMS, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON- INFRINGEMENT, AND ALL WARRANTIES ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING AND USAGE OF TRADE OR THEIR EQUIVALENTS UNDER THE LAWS OF ANY JURISDICTION.

4.2. Limitation of Liability. The liability of Dole and its Affiliates under this TSA, whether arising from contract, tort, warranty, negligence or otherwise with respect to any Transition Service is limited to the fees paid by DAL for such Transition Service except to the extent such liability(ies) resulted from gross negligence, willful misconduct or unlawful conduct of a Party or its Affiliates. Subject to the terms herein, under no circumstances will either Party or its Affiliates be liable for indirect, incidental, special, consequential, punitive or exemplary damages in connection with this TSA, including lost time, lost money, lost profits or goodwill, regardless of the form of the action or the basis of the claim, even if a Party or its Affiliate has been apprised of the possibilities of such damages, and whether or not such could have been foreseen or prevented.

5. MISCELLANEOUS

5.1. Entire Agreement. This TSA (including the documents referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral.

5.2. Succession and Assignment. This TSA will be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this TSA or any of its rights, interests or obligations hereunder without the prior written approval of DAL and Dole, which such consent may not be unreasonably withheld.

5.3. Counterparts. This TSA may be executed in one or more counterparts (including by means of facsimile), each of which will be deemed an original but all of which together will constitute one and the same instrument.

5.4. Headings. The section headings contained in this TSA are inserted for convenience only and will not affect in any way the meaning or interpretation of this TSA.

5.5. Governing Law. This TSA shall be governed by and construed in accordance with the laws of Japan without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

5.6. Arbitration. All disputes, controversies and claims arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby (including the

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construction, existence, validity, enforceability, enforcement, breach or termination of this Agreement) that cannot be resolved amicably by the Parties shall be exclusively, finally and conclusively settled by arbitration administered by the International Chamber of Commerce (the “ICC”) and conducted in accordance with the ICC Rules of Arbitration (the “Rules”), subject to the following: (a) there shall be a panel of three (3) arbitrators (collectively, the “Tribunal”), one appointed by ITOCHU, another by Dole and the third appointed in accordance with the Rules; (b) the seat of arbitration shall be Tokyo, Japan; (c) the arbitration shall be conducted in the English language, and all written and oral submissions and awards shall be prepared in English (or be accompanied by English translations); (d) the Tribunal shall schedule all matters regarding the arbitration so that the arbitration progresses in a timely fashion; (e) at the arbitration hearing, each Party may make written and oral presentations to the Tribunal, present testimony and written and oral evidence and examine witnesses; (f) the Tribunal may not grant any award that is inconsistent with the terms of this Agreement and shall not have the authority to use the equitable powers provided by the Rules to modify any terms of this Agreement, nor shall the Tribunal have the power to award any punitive or exemplary damages; (g) the Tribunal shall issue a written decision explaining the basis for its rulings and awards; (h) all fees and expenses of the Tribunal and the ICC shall be shared equally between the Parties, provided that the Tribunal shall have the authority to award, as part of its decision, to the prevailing Party its costs and expenses of the arbitral proceedings, including reasonable fees of attorneys and experts; and (i) any monetary award shall be made in US$ and shall be payable free of any Tax, withholding or other deduction (unless otherwise required by legal requirements). Decisions rendered by the arbitral Tribunal shall be final, binding and enforceable in any court of competent jurisdiction. Except as necessary to enforce or effectuate the terms of this Section or an arbitral decision or award, arbitration proceedings hereunder and any decision and award of the Tribunal shall be kept confidential by the Parties. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that, notwithstanding any other provision herein to the contrary, a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically in any court of competent jurisdiction, this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any legal requirement to post security as a prerequisite to obtaining equitable relief.

5.7. Amendments and Waivers. No amendment of any provision of this TSA will be valid unless the same will be in writing and signed by DAL and Dole. No waiver by any Party of any provision of this TSA or any default hereunder, whether intentional or not, will be valid unless the same will be in writing and signed by the Party making such waiver nor will such waiver be deemed to extend to any prior or subsequent default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default.

5.8. Severability. Any term or provision of this TSA that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

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5.9. Confidentiality. The confidentiality provisions set forth in the Acquisition Agreement apply to this TSA as if fully set forth herein.

5.10. Force Majeure. Dole will not be liable for a failure or delay in its performance under this TSA where such failure or delay is the result of fire, flood, earthquake or other natural disaster, general Internet or network outage, act of God, riot, labor dispute, unavailability of raw materials or supplies, war, embargo, armed hostilities or acts of terrorism, any declaration of war by Congress or any other national or international emergency, the intervention of any Governmental Authority, or any other cause beyond Dole’s reasonable control.

5.11. Relationship of the Parties. Dole, in performance of this TSA, is acting as an independent contractor to DAL, and not as a partner, joint venturer or agent. The Parties do not intend to create by this TSA an employer-employee relationship. Each Party retains control over its personnel, and the employees of one Party will not be considered employees of the other Party. Neither Party will be bound by any representation, act or omission of the other Party. Neither Party has any right, power or authority to create any obligation, express or implied, on behalf of the other Party.

5.12. Subcontracting. Subject to the terms and conditions of this TSA, Dole may use contractors, subcontractors, vendors or other third parties to provide the Transition Services.

Signatures Appear on Following Page

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IN WITNESS WHEREOF, the Parties hereto have executed this TSA as of the date first above written.

DOLE FOOD COMPANY, INC.	DOLE ASIA HOLDINGS PTE LIMITED

By:	By:

By:

Signature Page to Transition Services Agreement

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EXHIBIT 10

WORLDWIDE PACKAGED FOOD ENTITIES

Benvue International, Inc.*

DA System Solutions, Inc.

Dole Holdings 2010 (Thailand) Limited

Dole Holdings (Thailand) Ltd.

Dole Packaged Foods, LLC \

Dole Packaged Foods Asia, Ltd.

Dole Packaged Foods Europe SAS

Dole Packaged Foods (Hong Kong), Ltd.

Dole Philippines, Inc.*

Dole Thailand Limited

Khao Ang Kaew Company, Ltd.

Mrs. May’s Naturals, Inc.

Sarangani Resources Corporation

T.A.I.C., Ltd.

Thai-American Food Co., Ltd.

* = is also an Asia Fresh entity.